EXECUTION VERSION

Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 18, 2014

among

MDW PAN LLP
as the Borrower

COMMONWEALTH BANK OF AUSTRALIA,
as Administrative Agent, Collateral Agent,

Technical Agent and Initial Lender

and

THE OTHER LENDERS NAMED HEREIN

Commonwealth Bank of Australia,
as Mandated Lead Arranger

NYDOCS02/1023777.17 Midway Gold – Pan Gold Project – Credit Agreement

TABLE OF CONTENTS

Section	Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II
THE COMMITMENTS AND THE BORROWINGS

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

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ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING DATE,  MAKING OF LOANS
AND OCCURRENCE OF MECHANICAL COMPLETION AND ECONOMIC COMPLETION

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01	Representations and Warranties of the Loan Parties	82

ARTICLE VI
AFFIRMATIVE COVENANTS

Section 6.01	Affirmative Covenants of the Borrower	95

ARTICLE VII
NEGATIVE COVENANTS

Section 7.01	Negative Covenants of the Borrower	101

ARTICLE VIII
FINANCIAL COVENANTS

Section 8.01	Financial Covenants	106

ARTICLE IX
REPORTING, NOTICE AND CALCULATION REQUIREMENTS

Section 9.01	Reporting Requirements	107
Section 9.02	Preparation of Environmental Reports	115

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ARTICLE X
INSURANCE

ARTICLE XI
RESTRICTED PAYMENTS

Section 11.01	Restricted Payments	119

ARTICLE XII
EVENTS OF DEFAULT, REMEDIES AND CERTAIN INTERCREDITOR MATTERS

Section 12.01	Events of Default	120
Section 12.02	Remedies upon Event of Default	125
Section 12.03	Enforcement Action	125
Section 12.04	Right of Setoff	126

ARTICLE XIII
AGENTS

2

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ARTICLE XIV
DEPOSITORY ACCOUNTS

ARTICLE XV
MISCELLANEOUS

SIGNATURES	S‑1

3

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 18, 2014, among MDW Pan LLP,  a limited liability partnership formed in the state of Delaware (the “Borrower”), each of the banks, financial institutions and other lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), and Commonwealth Bank of Australia (“CBA”), as Administrative Agent, Collateral Agent and Technical Agent.

PRELIMINARY STATEMENTS

The Borrower has undertaken to design, engineer, procure, construct, commission, finance, operate, maintain and attend to the closure of an open‑pit heap leach gold mine, including the construction or arrangement of related on‑site and off‑site infrastructure (the “Mine”) to enable the production of Refined Gold for transport and sale, located in White Pine County, Nevada, approximately 50 miles west of the town of Ely, Nevada (collectively, the “Project”).

In order to finance the Project, the Borrower has requested that (a) the Lenders establish senior secured non‑revolving term credit facilities in favor of the Borrower in the aggregate amount of U.S.$55,000,000, consisting of a U.S.$45,000,000 project finance facility (the “Project Finance Facility”) and a U.S.$10,000,000 cost overrun facility (the ”Cost Overrun Facility”, and together with the Project Finance Facility, the “Debt Facilities”, and each individually, a “Debt Facility”), and (b) the Approved Hedge Counterparties enter into certain hedging arrangements with the Borrower in order to limit the Borrower’s exposure to price fluctuations in respect of Saleable Product and potentially diesel price fluctuations and certain interest rate fluctuations.  Each of the Lenders and the Approved Hedge Counterparties have indicated their willingness to provide such financing and enter into such hedging arrangements, respectively, on the terms and conditions of this Agreement and the other Loan Documents.

The Borrower and the other Loan Parties have authorized the execution and delivery of each document to which it is a party or is to be a party, including, as the case may be, this Agreement and the Collateral Documents to undertake specified obligations to induce the Lenders to provide the Debt Facilities and the Approved Hedge Counterparties to enter into the Secured Hedge Agreements.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
Section 1.01. Defined Terms

     As used in this Agreement, the following terms shall have the meanings set forth below:

“Acknowledgment Agreement” means the Acknowledgment executed and delivered by and among each Series A Preferred Shareholder as of the date hereof, the Sponsor and the Collateral Agent, in form and substance satisfactory to the Administrative Agent and the Lenders.

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“Additional Equity” means cash (in excess of the Base Equity) constituting equity contributed to the Borrower by the Sponsor or any other Guarantor concurrently with or following the contribution of the Base Equity to the Borrower required to satisfy the Cost to Complete Test.

“Additional Project Agreement” means each contract, agreement or other arrangement entered into by, or on behalf of, any Loan Party and any other Person after the date hereof relating to the development, construction, operation or maintenance of the Project and the production, transportation, processing and sale of Saleable Product and either (a) involving aggregate consideration payable to or by any Loan Party of U.S.$2,000,000 or more in any year or (b) otherwise material to the development, construction, operation or maintenance of the Project and the production, transportation, processing and sale of Saleable Product, including (to the extent falling into either such category) any (i) construction contracts, construction management contracts and equipment supply contracts; (ii) Project Approvals;  (iii) contract mining agreements; (iv) power purchase agreements, water supply contracts, fuel supply contracts and cyanide supply contracts;  (v) contracts relating to the refining of gold ore, concentrates or other products, extracted from the Project; (vi) transportation contracts relating to the transport of Saleable Product; (vii)  surety bonding contracts other than the Closing Surety Bonding Contracts; (viii) contracts between the Borrower and ServiceCo related to the operation or maintenance of the Project and (ix) such other agreements as are entered into by the Borrower in connection with the Project and which are designated by the Borrower and the Majority Lenders as Additional Project Agreements, but excluding any Secured Hedge Agreement.

“Administrative Agent” means CBA in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to Article XIII.
“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with The Bank of New York Mellon at: _______
or such other account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A-2 or any other form approved by the Administrative Agent.

“Affected Property” means, with respect to any Casualty Event, the property of the Borrower which has been lost, destroyed, damaged, condemned, taken or otherwise adversely affected as a result of such Casualty Event.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Contracts” has the meaning specified in Section 5.01(r).

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“Affiliate Subordination Agreement” means a subordination agreement executed and delivered by and among the Borrower and one or more Affiliates of the Borrower, substantially in the form of Exhibit P hereto.

“Agent Parties” has the meaning specified in Section 15.02(c).
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Technical Agent, and each individually, an “Agent”.

“Agreed Test Protocols” means the test protocols, measurements and other parameters agreed between the Borrower, the Independent Engineer and the Lenders and set forth in Part I of Schedule IV that govern the execution and oversight of the Economic Completion Test.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Approvals” has the meaning specified in Section 5.01(e)(i).

“AML Legislation” has the meaning specified in Section 15.16(a).

“Annual Budget and Operating Plan” has the meaning specified in Section 9.01(c).

“Anti‑Terrorism Laws” means (a) the Patriot Act, (b) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (c) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (d) Executive Order No. 13, 224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), and (e) and any other Applicable Laws relating to terrorism or money laundering.

“Anticipated Economic Completion Date” means August 31, 2015 or such other date upon which the Borrower reasonably expects to achieve Economic Completion as indicated in any Construction Progress Report.

“Anticipated Mechanical Completion Date” means March 31, 2015 or such other date upon which the Borrower reasonably expects to achieve Mechanical Completion as indicated in any Construction Progress Report.

“Applicable Currency Equivalent” means, with respect to any amount denominated in a currency other than Dollars, as of any date of determination, the equivalent in Dollars of such amount determined at the rate quoted by CBA in New York, New York, United States of America at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York, United States of America, for the spot purchase in the New York foreign exchange market for such amount in Dollars with such other currency.

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“Applicable Laws” means, with respect to any Person or the Project, collectively, all international, foreign, federal, state, provincial and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person or the Project.

“Applicable Margin” means (i) with respect to the Project Finance Facility, (A) for the period extending from and including the Closing Date until (and excluding) the Economic Completion Date, 3.75% and (B) for the period extending from (and including) and after the Economic Completion Date, 3.50%, and (ii) with respect to the Cost Overrun Facility, the Applicable Margin of the Project Finance Facility on any date of determination plus 2.00%.

“Approved Fund” means any (i) Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (ii) that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Hedge Counterparty” means each Lender or Affiliate of a Lender (or any former Lender or Affiliate of a former Lender that was a Lender or an Affiliate of a Lender at the time it became party to any Secured Hedge Agreement) that is party to any Secured Hedge Agreement from time to time and at the time it became a party thereto it had outstanding unguaranteed and unsecured long‑term senior indebtedness which was rated “A‑” or higher by S&P and “A3” or higher by Moody’s (or an equivalent rating by another internationally‑recognized statistical rating organization of similar standing if neither such corporation is in the business of rating unsecured bank indebtedness).

“Arranger” means CBA in its capacity as mandated lead arranger in respect of the Debt Facilities.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses, disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all expenses and disbursements of internal legal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant

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lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Availability Period” means (a) in respect of the Project Finance Facility, the period from and including the Initial Funding Date to the earliest to occur of (i) Economic Completion, (ii) the Economic Completion Longstop Date, (iii) the date on which the Project Finance Facility is drawn in full and (iv) termination of the PFF Commitments in full pursuant to Section 2.04 or Section 12.02, and in respect of the Cost Overrun Facility, the period from and including the date on which the Project Finance Facility is drawn in full to the earliest to occur of (i) Economic Completion, (ii) the Economic Completion Longstop Date, (iii) the date on which the Cost Overrun Facility is drawn in full and (iv) termination of the COF Commitments in full pursuant to Section 2.04 or Section 12.02.

 “Bankruptcy and Insolvency Law of Canada” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any other Canadian federal or provincial law now or hereafter in effect relating to bankruptcy, winding‑up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors,  at common law or in equity.

“Bankruptcy Code of the United States” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Base Equity” has the meaning specified in Section 4.01(d).

“Base Rate”  means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” means materials and other information provided by or on behalf of the Borrower hereunder.
“Borrowing” means a borrowing consisting of simultaneous Loans under the same Debt Facility having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Borrowing Date” means the date on which a Borrowing is made.
“Bullion Account” has the meaning specified in Section 14.02.

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“Business” has the meaning specified in Section 5.01(u)(vi).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York, United States of America or Englewood, Colorado, United States of America and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to the partial or complete interruption of the operation of the Mine.

“Calculation Date” means each Quarterly Date on or after (a) the Economic Completion Date or (b) if the Economic Completion Date has not occurred, the Anticipated Economic Completion Date.

“Capex Reserve Account” has the meaning specified in Section 14.01.
“Capex Reserve Amount” means the greater of (a) U.S.$3,500,000 and (b) one hundred percent (100%) of First Leach Pad Expansion Costs.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Collateral Documents):

readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (A) (I) is a Lender or (II) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (B) issues (or the parent of which issues) commercial paper rated as described in clause (iii) of this definition and (C) has combined capital and surplus of at least U.S.$1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

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commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime‑1” (or the then‑equivalent grade) by Moody’s or at least “A‑1” (or the then‑equivalent grade) by S&P, in each case with maturities of not more than one hundred and eighty (180) days from the date of acquisition thereof; and

Investments in money market investment programs registered under the Investment Company Act, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (i) and (iii) of this definition.

“Cash Flow Available for Debt Service” means, for any period, (i) Project Revenues for such period less (ii) the sum of (A) Operating Costs, (B) Sustaining Capital Expenditures and (C) payments of Taxes, in each case actually received or paid, as appropriate during such period (or, in the case of any future period, projected, in accordance with the Financial Model (as modified from time to time), to be paid or received, as appropriate, during such period); provided that, with respect to the calculation of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, “Cash Flow Available for Debt Service” shall be increased by the amount of any release from the Capex Reserve Account during such period.

“Cash Flow Waterfall” means the “cash flow waterfall” described in Section 14.04(d).

“Cash Sweep Amount” means the aggregate amount required to be prepaid pursuant to Section 14.04(d)(xi) and (xii).

“Casualty Event” means an event that causes any portion of the Mine or any other property of the Borrower intended to be incorporated therein to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“CBA” has the meaning specified in the introductory paragraph hereto.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Change of Control” means the occurrence of any of the following, in each case without the consent of all Lenders:

(i) a merger, consolidation or other business combination by the Sponsor with any other Person, or a spin-off or other agreement by the Sponsor to Dispose of the Project or the Borrower, is publicly announced;

(ii) any Person shall at any time (A) legally and beneficially own, directly or indirectly, more than fifty percent (50%) of all issued and outstanding Equity Interests or fifty percent (50%) of all issued and outstanding Voting Interests of the Sponsor or (B) otherwise possess, directly or indirectly, the power to direct or cause the direction of the management decisions and policies of the Sponsor (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) or to appoint more than half of the members of the board of directors (or equivalent body) of the Sponsor;

(iii) the Sponsor directly or indirectly sells, transfers, licenses, leases or otherwise Disposes of any of its Equity Interests in the Borrower or (except as permitted under the Loan Documents and provided that associated net proceeds are applied as contemplated in the Loan Documents) any Guarantor; or

(iv) except as permitted under Section 7.01(f), the Borrower sells, transfers, licenses, leases or otherwise Disposes of any of its interests in the Project.
“Closing Corporate Budget” has the meaning specified in Section 4.01(a)(xxix).
“Closing Date” has the meaning specified in Section 4.01.
“Closing Surety Bonding Contracts” means each of the following:
(i)General Agreement of Indemnity, dated as of May 14, 2013, between Surety and Sponsor, as amended by Rider to General Agreement of Indemnity between Surety and Midway Gold US Inc.;
(ii)Collateralized Surety Bond Program Master Pledge and Security Agreement, dated as of December 2013, between Midway Gold US Inc., as pledgor, and Surety, as secured party;
(iii)Custody Agreement, dated as of December 11, 2013, between U.S. Bank National Association, as custodian, and Midway Gold US Inc., as customer; and
(iv)Control Agreement, dated as of December 17, 2013, among U.S. Bank National Association, as securities intermediary, Surety, as secured party, and Midway Gold US Inc., as pledgor.

“COF Commitment” means, as to each Lender, its obligation to make Loans to the Borrower under the Cost Overrun Facility pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the

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caption “COF Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the date of this Agreement, the aggregate COF Commitments of all Lenders equals U.S.$10,000,000.

“COF Excess Cash Flow Amount” means the aggregate amount required to be prepaid pursuant to Section 14.04(d)(x).
“COF Lender” means any Lender that has a COF Commitment.
“COF Loan” has the meaning specified in Section 2.01(b).

“COF Note” means a promissory note issued by the Borrower payable to the order of any COF Lender, in substantially the form of Exhibit H-2 hereto, evidencing the aggregate indebtedness of the Borrower to such COF Lender resulting from Loans made by such COF Lender under the Cost Overrun Facility pursuant to Section 2.01.

“Code” means the Internal Revenue Code of 1986 as amended from time to time, and the regulations promulgated and rulings issued thereunder, or Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supplement), as applicable.

“Collateral” means all of the property (whether tangible or intangible) and assets of the Guarantor Equity Pledgors, the Equity Pledgors and the other Loan Parties that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means CBA in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed pursuant to Article XIII.

“Collateral Documents” means, collectively, the Security Agreement, the Depositary Agreement, the Pledge Agreements, the Mortgages and any other similar agreements, instruments or documents delivered to any Agent or other Secured Party pursuant to the terms of this Agreement or any other Loan Document that creates or purports to create a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Commitment” means a COF Commitment or a PFF Commitment.  As of the date of this Agreement, the aggregate Commitments of all Lenders equals U.S.$55,000,000,  consisting of U.S.$10,000,000 of COF Commitments and U.S.$45,000,000 of PFF Commitments.

“Commitment Letter” means that commitment letter dated as of May 22, 2014 by and among the Borrower, the Sponsor and CBA.
“Compensation Account” has the meaning specified in Section 14.01.

“Completion Test Period” means a period of no less than ninety (90) consecutive days (i) commencing on a date specified by the Borrower that is on or after the

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Mechanical Completion Date and (ii) concluding no later than the Economic Completion Longstop Date; provided that the Completion Test Period cannot commence until:
(A) at least five (5) months after the first application of solution to the Project’s leach pad(s); and
(B) at least 5,700,000 tons of gold ore have been delivered and placed onto the Project’s leach pad(s).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B demonstrating the Borrower’s compliance with the covenants set forth in Section 8.01 and attaching all supporting calculations based on the effective Financial Model and its most recent financial statements.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes in lieu of net income Taxes or branch profits Taxes.

“Consent and Agreement” means with respect to each Material Project Agreement (other than the Closing Surety Bonding Contracts and the documents described in clause (vii) of the definition of “Project Agreements”), a consent and agreement from each Material Project Party party thereto, in substantially the form attached hereto as Exhibit C, with such changes as may be reasonably acceptable to the Administrative Agent or in such other form as may be reasonably acceptable to the Administrative Agent.

“Constituent Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Construction Contractor” means Jacobs Field Services North America, Inc. as contractor under the Construction Management Contract, or any permitted successor or assignee.

“Construction Management Contract” means that certain Pan Project Agreement for Engineering, Procurement, Construction, and Management Services dated as of October 1, 2013 between the Borrower and the Construction Contractor.

“Construction Progress Report” has the meaning specified in Section 9.01(a).

“Consultant” means any of the Independent Engineer, the Insurance Consultant, the Model Tax Reviewer or any Replacement Consultant.

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“Contained Gold Ounces” means ounces of gold contained in ore mined from the Project and delivered and placed onto the Project’s leach pad(s),  calculated in accordance with Schedule IV hereto.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied:  (i) such Person has posted a bond or other security or has established adequate reserves with respect to the contested items, in either case acceptable to the Majority Lenders; (ii) during the period of such contest, the enforcement of any contested item is effectively stayed; (iii) neither such Person nor any of its officers, directors or employees nor any Secured Party or its respective officers, directors or employees is, or could reasonably be expected to become, subject to any criminal liability or sanction in connection with such contested items; and (iv) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and could not reasonably be expected to, result in a Material Adverse Effect or, in the reasonable opinion of the Majority Lenders, involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral.

“Continuance” or “Continuing” means with respect to a Prospective Event of Default or an Event of Default, that the event or condition that constitutes such Prospective Event of Default or Event of Default has occurred and is continuing and that such Prospective Event of Default or Event of Default that has occurred or would, with the giving of notice or passage of time, or both, occur, has not been waived.

“Contract Mining Agreement” means that certain Contract Mining Agreement dated May 15, 2014 between the Borrower and the Mining Contractor.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power (i) to vote 20% or more of the Voting Interests of a Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost Overrun” means as of any date of determination, with respect to any Project Cost, the amount by which expenditures incurred by or on behalf of the Borrower in respect of such Project Cost as of such date of determination (after giving effect to the amount of such Project Cost to be made on such date of determination) exceeds the aggregate amount of the relevant Project Cost set forth in the Development Plan, which Project Costs are necessary in order to achieve Economic Completion.

“Cost Overrun Facility” has the meaning specified in the preliminary statements to this Agreement.
“Cost to Complete” means, as of any date of determination, the projected Project Costs required to achieve Economic Completion.

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“Cost to Complete Funding Available” means, as of any date of determination, Total Funding Available, but excluding the undrawn COF Commitments of all Lenders; provided that (i) any undrawn portion of the COF Commitments up to a maximum amount of U.S.$5,000,000 may be included in the calculation of Cost to Complete Funding Available in connection with each Borrowing made following the initial Borrowing and on or prior to October 31, 2014 and (ii) any undrawn portion of the COF Commitments may be included in the calculation of Cost to Complete Funding Available in connection with each Borrowing made after October 31, 2014.

“Cost to Complete Test” means, as of any date of determination, the Cost to Complete Funding Available being equal to or exceeding the Cost to Complete, as certified by the Independent Engineer.

“Cumulative Recovery Ratio”  means, as of any date of determination, the ratio of (i) the actual cumulative Refined Gold produced by the Project from the commencement date of Project operations until such date of determination to (ii) the cumulative Contained Gold Ounces during such period, calculated in accordance with Schedule IV hereto.

“Debarment Regulations” means each of the following:
(i) the Government‑wide Debarment and Suspension (Non‑procurement) regulations (Common Rule), 53 Fed. Reg. 19204 (May 26, 1988);
(ii) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 ‑ 9.409; and
(iii) the revised Government‑wide Debarment and Suspension (Non‑procurement) regulations (Common Rule), 60 Fed. Reg. 33037 (June 26, 1995).
“Debt Facility” and “Debt Facilities” have the meanings specified in the preliminary statements to this Agreement.

“Debt Service” means, for any period, the sum of any payments due in respect of the Loans and other Permitted Indebtedness (excluding Permitted Affiliate Debt), whether for principal, interest or fees or otherwise during such period; provided that, with respect to the calculation of the Historical Debt Service Coverage Ratio, the Prospective Debt Service Coverage Ratio, the Loan Life Coverage Ratio or the Project Life Coverage Ratio, “Debt Service” shall be determined taking into account the effect of any payments received by the Borrower or payable by the Borrower under Secured Interest Rate Hedge Agreements for the relevant period.

“Debt Service Reserve Account” has the meaning specified in Section 14.01.

“Debt Service Reserve Requirement” means as of each Calculation Date, an amount equal to the highest remaining Projected Debt Service due in respect of the Debt Facilities for any six (6) month period immediately following such Calculation Date up to the Maturity Date; provided that the Debt Service Reserve Requirement shall be no greater than U.S.$10,000,000 at any time.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Law of Canada and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means at any time when used with respect to any Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus  2.0%  and, when used with respect to any other Secured Obligation, an interest rate equal to the average of interest rates then applicable to all Loans (including any Applicable Margin) plus 2.0%.

“Defaulting Lender” means, subject to Section 2.13, any Lender that (i) has failed to (A) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (B) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or the Administrative Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States  or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13) as of the date established therefor by the Administrative Agent in a written notice of such determination, which

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shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Start‑up Insurance” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to delay in the start‑up of the operations of the Project.

“Depositary Accounts” means the depositary accounts specified in Section 14.01 (which accounts shall be reasonably satisfactory to the Administrative Agent).

“Depositary Agent” means Wells Fargo Bank, N.A., as depositary bank under the Depositary Agreement, or any successor depositary agent appointed pursuant to the Depositary Agreement or otherwise approved in writing by the Agents and the Lenders.

“Depositary Agreement” means the Depositary Agreement to be entered into by and among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary Agent, in form and substance satisfactory to the Agents and the Lenders.

“Development Plan” means a life of mine development, engineering, design, procurement, construction, commissioning, management, operating and closure plan for the Project which shall (i) detail the technical engineering specifications of the Mine, (ii) include (A) a budget for the construction and operation of the Mine in accordance with the technical specifications set forth in clause (i) above, including projections based on the assumptions forming the basis of the Financial Model with respect to monthly Project Costs, Project Revenues, Operating Costs and Debt Service on an individual line item basis and the projected timetable, sequencing, critical path schedule and milestones applicable to the development, construction and operation of the Mine, (iii) include the Proposed Loan Disbursement Schedule, (iv) set forth the expected economic life of the Mine, (v) estimate the expected production of Saleable Product of the Mine through the expected economic life of the Mine, (v) set forth the schedule for production, pit development and processing, (vi) demonstrate the Project’s ability to comply with the requirements of the Transaction Documents, Agreement Approvals, Project Approvals and Applicable Law and (vii) address any other matters associated with the Project as any Lender, the Independent Engineer, the Insurance Consultant or the Technical Agent may request,  as updated by the Borrower from time to time in accordance with Section 9.01(d) with the verification of the Independent Engineer and the approval of the Majority Lenders.

“Discount Rate” means, as of any date of determination, the greater of (i) 6.50% per annum and (ii) (A) the greater of the Eurodollar Rate and 2.00% plus (B) the Applicable Margin per annum, each as in effect on such date of determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution Account” has the meaning specified in Section 14.02.

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“Dollar” or “U.S.$” means lawful currency of the United States.
“Economic Completion” has the meaning specified in Section 4.05(a).
“Economic Completion Date” means the date on which Economic Completion occurs.
“Economic Completion Longstop Date” means September 30, 2015.
“Economic Completion Tests” has the meaning specified in Section 4.05(a)(i).
“Electric Power Supply Agreement” means that certain Electric Power Supply Agreement dated as of June 25, 2014 between the Borrower and Mt. Wheeler Power, Inc.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (subject, in each case, to such consents, if any, as may be required under Section 15.06(b)(iii)), other than, in each case, (A) a natural person, (B) the Borrower, the Sponsor or any Affiliates or Subsidiaries thereof (in each case, unless otherwise approved in writing by all Lenders and Approved Hedge Counterparties) or (C) any Defaulting Lender.

“Enforcement Action” means (i) the application of funds in the Depositary Accounts to the payment of the Secured Obligations; (ii) the charging, exercise of setoff rights or other application of all or any part of the Secured Obligations against any funds held in the Depositary Accounts or any other deposit account of the Borrower or any other Loan Party; or (iii) the exercise of any rights or remedies granted to the Secured Parties in respect of the Collateral under any Collateral Document or Applicable Law as a result of the occurrence of any Event of Default, including those rights and remedies contemplated by the Security Agreement or each Pledge Agreement.

“Environmental Laws”  means any federal, state, provincial, local or foreign statutes, laws, ordinances, rules, regulations, codes, orders, writs, judgments, injunctions, decrees, permits, concessions, grants, franchises, licenses, agreements, requirements or governmental restrictions, including the common law,  relating to pollution and the protection, quality, use and conservation of the environment, natural resources, wildlife, fisheries or public health or the deposit, emission, discharge or release of any materials or substances into the environment, including those relating to hazardous, deleterious or toxic materials or substances or wastes, air emissions, and discharges to waste or public systems, in each case to the extent applicable to the Project or the Borrower.

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“Environmental Liability”  means any obligation or liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (i) a requirement or violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment, management, or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the deposit, emission, discharge or release or threatened deposit, emission, discharge or release of any Hazardous Materials into the environment, or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Management Plan” has the meaning specified in Section 4.01(a)(xxii).
“Environmental Permit” means any permit, certificate, approval, identification number, license, registration or other authorization required under any Environmental Law.

“Equator Principles” means those principles so entitled and described in  “The ‘Equator Principles’ – A financial industry benchmark for determining, assessing and managing social and environmental risk in project financing”  (June 2013) and available at http://www.equator‑principles.com/, as in effect on the date hereof.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, partnership, limited partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Pledgors” means the Sponsor and any other Person holding Equity Interests, either directly or indirectly, in the Borrower from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a Reportable Event with respect to a Pension Plan or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Pension Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Pension Plan within the following thirty (30) days; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer”

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as defined in Section 4001(a)(2) of ERISA; (c)  the  cessation of operations at a facility of the Borrower, any other Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (e) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or is in Reorganization or Insolvent; (f) the filing of a notice of intent to terminate a Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (i) the determination that any Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA ; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the any Loan Party or any ERISA Affiliate; (k) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (l) the application for a minimum funding waiver with respect to a Pension Plan; or (m) conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Eurodollar Rate” means, for any Interest Period with respect to a Loan, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

“Event of Default” has the meaning specified in Section 12.01.

“Excluded Taxes”  means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes in lieu of net income taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (c) Taxes imposed pursuant to FATCA.

“Expropriation Compensation” means any insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief received by the Borrower in respect of any Expropriatory Event or any other condemnation or other taking of the Mine or any property, assets or Equity Interests relating to the Project.

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“Expropriatory Event” means any action, series of actions, omissions or series of omissions by any Governmental Authority (i) to appropriate, confiscate, condemn, expropriate, nationalize, seize or otherwise take all or a substantial portion of the Mine or the property or assets of any Loan Party or of any Equity Interests in the Borrower, (ii) to assume custody or control of the property or other assets or business operations of any Loan Party or any Equity Interests in the Borrower, (iii) that results in the dissolution or disestablishment of any Loan Party, (iv) that prevents any Loan Party from carrying on the business or operations of the Mine or a substantial portion thereof, or (v) that deprives or impairs the exercise by the Secured Parties of any right granted under or by the Collateral Documents or otherwise in respect of the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof, and any current or future regulations or official interpretations thereof, as well as any amendments or a successor statute to Section 1471 through 1474 of the Code.

“Feasibility Study” means the Feasibility Study Update Report for the Pan Gold Project, White Pine County, Nevada, dated August 2, 2013.

“Federal Book Entry Regulations” means (i) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book‑entry securities consisting of U.S. Treasury bills,  notes and bonds and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.15 and § 357.40 through § 357.45 and (ii) to the extent substantially identical to the federal regulations referred to in clause (i) above (as in effect from time to time), the federal regulations governing other book‑entry securities.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it (rounded upward, if necessary, to a whole multiple of 1/100 of 1%).

“Fee Letter” means that certain fee letter, dated as of the date hereof, between CBA, as Administrative Agent, Collateral Agent and Technical Agent, and the Borrower, and any other letter or agreement reflecting the fees contemplated in Section 2.07.

“Financial Model” means the pro forma financial statements and projections of revenue and expenses and cash flows with respect to the Project and the Borrower, including agreed corporate overheads and financing costs (derived from the Feasibility Study and the Development Plan), in form and substance satisfactory to the Lenders, as amended or modified

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from time to time pursuant to any updated Financial Model delivered and approved by the Majority Lenders in accordance with Section 9.01(d) from time to time.

“First Leach Pad Expansion” means the first expansion of the leach pad at the Project, as further described in the Development Plan and in accordance with the Development Plan and the Financial Model.

“First Leach Pad Expansion Costs” means, as of any date of determination, the most recent estimate of the costs (inclusive of contingency) required for the First Leach Pad Expansion.

“Fiscal Year” means (a) the fiscal year of the Borrower and each Guarantor commencing on January 1 of any calendar year and ending on December 31 of such calendar year or (b) such other fiscal year as the Borrower or any Guarantor may hereafter adopt with prior written consent of the Majority Lenders.

“Force Majeure” means an act of God, labor dispute and industrial action of any kind (including a strike, interruption, slowdown and other similar action on the part of organized labor), a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, acts of eminent domain, laws, rules, regulations or orders of governmental authority, volcanic explosion, explosion, breakage or accident to machinery or equipment or pipe or transmission line or other facility, embargo, inability to obtain or delay in obtaining equipment, materials or transport, or any event whether similar to the foregoing or not, in each case which is not within the reasonable control of the Borrower.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.01(x)(ii).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” has the meaning specified in Section 5.01(x)(ii).
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Gold Price Protection Program” has the meaning given to such term in Schedule III hereto.

“Gold Rock Project” means a gold exploration project located in the eastern Pancake Range in western White Pine County, Nevada, approximately 8 kilometers southeast of

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the Project and approximately 104 kilometers from Ely, Nevada, the exploration of which is being undertaken at least in part by the Sponsor’s Affiliate as of the date hereof.

“Golden Eagle Project” means a gold exploration project located in the Eureka (Republic) mining district in Ferry County, Washington, two miles northwest of the town of Republic, Washington, the exploration of which is being undertaken at least in part by the Sponsor’s Affiliate as of the date hereof.

“Goshute Challenge” means the administrative appeal filed by the Confederated Tribes of the Goshute Reservation with the United States Department of Interior Office of Hearings and Appeals Interior Board of Land Appeals with respect to the Project (Confederated Tribes of the Goshute Reservation v. Bureau of Land Management, IBLA No. 2014‑0081) and any other administrative or judicial action instituted in connection therewith.

“Goshute Challenge Resolution Date” means the date when the Goshute Challenge has been finally resolved in a manner favorable to the Borrower and the Project, which could not reasonably be expected to have an adverse effect on the Borrower or the Project, by the Interior Board of Land Appeals and no further judicial, administrative or other challenge has been commenced in connection therewith for a period of six (6) months after such final resolution or, if a further judicial, administrative or other challenge has been commenced, the date when such challenge has been resolved by a final and non-appealable order in a manner favorable to the Borrower and the Project, which could not reasonably be expected to have an adverse effect on the Borrower or the Project (in each case, as determined by the Administrative Agent acting reasonably).

“Governmental Authority” means the government of Canada, the United States, or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision, or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee” means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee

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in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Equity Pledgor” means the Sponsor and any other Person holding Equity Interests, either directly or indirectly, in any Guarantor (other than the Sponsor) from time to time.

 “Guarantors” means, until the later to occur of the Economic Completion Date and the Goshute Challenge Resolution Date, the Persons listed on Schedule II hereto and each other Person that shall be required to execute and deliver a joinder to the Guaranty pursuant to Section 5.01(j) or Section 6.01(c) of the Guaranty, and on and after the later to occur of the Economic Completion Date and the Goshute Challenge Resolution Date, ServiceCo and the Sponsor.

 “Guaranty” means the Guaranty executed and delivered as of the Closing Date by and among the Administrative Agent, the Collateral Agent and the Guarantors, in form and substance satisfactory to the Administrative Agent and the Lenders.

“Hazardous Materials” means all contaminants, pollutants, residual materials, hazardous, deleterious or toxic substances, materials, wastes or other pollutants, as such terms are defined under Environmental Law, including explosive or radioactive substances or wastes, sodium cyanide, petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Hedge Agreement Termination Payment” has the meaning set forth in Section 2.11.

“Hedge Agreement Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (i) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark‑to‑market value(s) for such Hedge Agreements, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Historical Debt Service Coverage Ratio” means, as of any Quarterly Date, the actual ratio of (i) Cash Flow Available for Debt Service received by the Borrower to (ii) Debt Service scheduled to be paid by the Borrower, in each case for the twelve (12) months ending on such Quarterly Date (or, if shorter than twelve (12) months, the period commencing on the date that is three (3) months prior to the initial Principal Repayment Date and ending on such Quarterly Date) as determined by reference to the financial statements of the Borrower.

“Historical Financial Statements” means, as of the Closing Date, (i) the unaudited annual financial statements of the Borrower and the audited annual financial statements of the Sponsor (on a consolidated basis) for the Fiscal Year ended December 31, 2013 and (ii) the unaudited quarterly financial statements of the Borrower and the Sponsor (on a consolidated basis) for the fiscal quarter ended March 31, 2014, each prepared in accordance with GAAP.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii) obligations of such Person under any Hedge Agreement;

(iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than thirty (30) days after the date on which such trade account payable was created);

(v) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title

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retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(vi) Capitalized Leases and Synthetic Lease Obligations;

(vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(viii) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Agreement Termination Value thereof as of such date.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 15.04(b).

“Independent Auditor” means KPMG LLP or, if such entity is replaced by the Borrower, an independent certified public accountant of recognized international standing having no affiliation with the Borrower or any of the Borrower’s Affiliates and acceptable to the Majority Lenders.

“Independent Engineer” means Roscoe Postle Associates Inc. or any other engineering consultant firm selected by the Lenders to advise the Lenders in connection with the Project from time to time.

“Infill Drilling Program” means a program of infill and/or step-out drilling and associated geological, geophysical and/or metallurgical testing and evaluation undertaken on the Properties that is intended to better delineate and/or increase the mineral resources and/or Mining Reserves of the Project.

“Information” has the meaning specified in Section 15.07(a).

“Initial Funding Date” means the date on which the conditions precedent set forth in Section 4.01,  Section 4.02 and Section 4.03 are satisfied and initial disbursement of Loans under the Project Finance Facility shall occur.

“Initial Lender” has the meaning specified in the introductory paragraph hereto.

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“Insolvency Proceeding” with respect to any Person, means (i) entry by any competent Governmental Authority of any jurisdiction or a court having jurisdiction in the premises of (A) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Debtor Relief Law or (B) an involuntary or contested decree or order adjudging such Person as bankrupt or insolvent, or approving as properly filed a petition seeking suspension of payment, reorganization, arrangement, adjustment or composition of or in respect of such Person under any applicable Debtor Relief Law, or appointing a custodian, receiver, monitor, liquidator, assignee, trustee, sequestrator, or other similar official of such Person or of any substantial part of the property of such Person, or ordering the dissolution, winding up or liquidation of the affairs of such Person and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or (ii) commencement by such Person of a voluntary case or proceeding under any applicable Debtor Relief Law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Debtor Relief Law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking arrangement, reorganization or relief under any applicable Debtor Relief Law, or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, monitor, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or the commitment by such Person of an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or the making by such Person of an assignment for the benefit of creditors, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by or on behalf of such Person in furtherance of any such action.

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Insurance Broker’s Certificate” a certificate from the Borrower’s insurance broker(s), substantially in the form of Exhibit F (or such other form as may be reasonably acceptable to the Administrative Agent).

“Insurance Consultant” means Moore‐McNeil, LLC or any other insurance consultant firm selected by the Lenders to advise the Lenders in connection with insurance matters relating to the Project from time to time.

“Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to any Casualty Event other than Business Interruption Insurance Proceeds and Delayed Start‑up Insurance.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under Canada, United States, multinational or foreign laws or otherwise, including without limitation, copyrights, copyright

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licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know‑how and processes, and any other confidential or proprietary information, all registrations and applications thereof, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent and the other Secured Parties party thereto, substantially in the form of Exhibit D.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period”  means as to each Loan, the period commencing on the date such Loan is disbursed and ending on the date one month thereafter, and each subsequent period commencing on the last day of the previous period and ending (a) if such period commences during the Availability Period applicable to the Debt Facility of such Loan, the date one month thereafter or (b) if such period commences after the Availability Period applicable to the Debt Facility of such Loan, the date three months thereafter; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of capital stock or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act” means the United States Investment Company Act of 1940.

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“LBMA” means the London Bullion Market Association, the international trade association representing the London market for gold and silver bullion, and any successor association.

“Lender” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 15.06 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

 “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, contractual right of set off, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any netting, defeasance or reciprocal fee arrangement, any purchase or call option, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01(b).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Guaranty, (iii) the Notes, (iv) the Consents and Agreements, (v) the Collateral Documents, (vi) the Secured Hedge Agreements, (vii) the Fee Letter, (viii) the Acknowledgment Agreement, (ix) the Intercreditor Agreement and (x) all ancillary documents and all certificates delivered under or in connection with the documents referred to in clauses (i) through (ix).

“Loan Life Coverage Ratio” means, as of any date of determination, the ratio of (i) Net Present Value of Future Cash Flow for the period commencing with the Calculation Date on or after such date of determination and ending on the Maturity Date to (ii) the aggregate amount of Indebtedness outstanding or forecast to be outstanding under the Debt Facilities (calculated as of such date of determination using the Financial Model as then in effect) less the balances standing or forecast to be standing in the Capex Reserve Account and the Debt Service Reserve Account at each Calculation Date from the date of determination until the Maturity Date.

“Loan Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit G.
“Loan Parties” means, collectively, the Borrower, the Guarantors and the Equity Pledgors.

“London Good Delivery” means the standards and specifications for gold and silver bullion that is accepted for trading on the London bullion market as established and published from time to time by the LBMA.

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“Majority Lenders” means (i) Lenders having more than 66.67% of the sum of (A) the Outstanding Amount, plus (B) the aggregate unused Commitments or (ii) with respect to any Debt Facility, Lenders having more than 66.67% of the sum of (A) the Outstanding Amount under such Debt Facility, plus (B) the aggregate unused Commitments under such Debt Facility; provided,  in each case, that the Outstanding Amount and the unused Commitments of any Defaulting Lender shall be disregarded in determining the Majority Lenders at any time.

“Master Agreement” has the meaning set forth in the definition of “Hedge Agreement”.

“Material Adverse Effect” means a material adverse change, in the judgment of the Lenders, acting reasonably, in or upon:

(i)the business, properties, assets, operations, performance, condition (financial or otherwise) or prospects of the Borrower or, until the later to occur of Economic Completion and the Goshute Challenge Resolution Date, any Guarantor (whether caused by changes in the conditions that affect the industries in which the Borrower  or any Guarantor conducts its business, changes in the regulations applicable to the conduct of the Borrower’s or any Guarantor’s business, price fluctuations of gold or other commodities or otherwise);

(ii)the ability of Borrower to (A) achieve Mechanical Completion by the Mechanical Completion Longstop Date and Economic Completion by the Economic Completion Longstop Date, (B) construct the Project in a manner to achieve Mechanical Completion and Economic Completion, (C) operate the Project as contemplated and required by the Material Project Agreements and the Loan Documents, or (D) perform when due its material obligations under Project Agreements and its obligations under the Loan Documents;

(iii)the proceedings relating to the Goshute Challenge, including any resolution of, or any development in connection to, the Goshute Challenge that is materially adverse to the Borrower or the Project;

(iv)the ability of any Guarantor to perform when due its material obligations under the Material Project Agreements to which it is a party and its obligations under the Loan Documents to which it is a party;

(v)the validity or enforceability of any Loan Document, including the perfection of any security interest created or purported to be created by the Loan Documents; or

(vi)the rights or remedies of any Agent or any other Secured Party granted or purported to be granted under any Loan Document or to realize on the Collateral.

“Material Project Agreement” means each Project Agreement, each Replacement Project Agreement and each Additional Project Agreement.

“Material Project Party” means any Person (other than a Loan Party) party to a Material Project Agreement from time to time.

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“Maturity Date” means March 31, 2017 (or, if earlier, the last scheduled Principal Repayment Date);  provided,  however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 15.09.

“MDW Mine” means MDW Mine ULC, a British Columbia unlimited liability corporation incorporated under the laws of the Province of British Columbia, Canada.

“MDW Pan Holding” means MDW Pan Holding Corp., a corporation incorporated under the laws of the State of Nevada.

“Mechanical Completion” has the meaning specified in Section 4.04(a).
“Mechanical Completion Date” means the date on which Mechanical Completion occurs.
“Mechanical Completion Longstop Date” means May 31, 2015.
“Mine” has the meaning specified in the preliminary statements to this Agreement.

“Mining Concession” means each of the mineral licenses, mining leases, mill licenses, surface rights, surface leases, Rights of Way and licenses or permits to occupy held by any Loan Party in respect of the Project.

“Mining Contractor” means Ledcor CMI Inc., as contractor under the Contract Mining Agreement, or any permitted successor or assignee.

“Mining Financial Assurances” shall mean performance bonds for reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayment made with respect to, or certificates of deposit or other sums or assets required to be posted by any Loan Party under Applicable Law for reclamation or otherwise.

“Mining Reserves” means, as of any date of determination, the proven and probable recoverable ounces of gold ore, as stated in the most recent NI 43-101 and accepted by the Independent Engineer, which are forecast to be recovered from, and produced over the life of, the Project.

“Model Tax Reviewer” means EKS&H LLLP.
“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such Person in the business of rating securities.
“Mortgaged Property” or “Mortgaged Properties” means all property of the Borrower and of the Guarantor which is subject to a Lien pursuant to a Mortgage.

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“Mortgages” means any deed of trust, mortgage, leasehold mortgage, fixture filing, assignment of rents or other document creating a Lien on real property or any interest in real property, in form and substance satisfactory to the Administrative Agent and the Lenders.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Party and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Hedge Payment” means, for any period, the net amount of the Primary Hedge Obligations paid with respect to such period under any Secured Hedge Agreement but excluding any payments in respect of any Hedge Agreement Termination Payment, any “Settlement Amount” in respect of any “Early Termination Date” (as those terms are defined in such Secured Hedge Agreement) and any other payment in respect of any termination of such Secured Hedge Agreement.

“Net Present Value of Future Cash Flow” means, on any date of determination and for any period, the net present value of all Cash Flow Available for Debt Service for such period, calculated as of such date of determination using the Financial Model as then in effect and the then‑applicable Discount Rate.

“Nominated Refinery” means the refinery identified under the Refining Agreement.
“Non‑Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a COF Note or a PFF Note.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“Operating Costs” means, for any period, the sum, computed without duplication, of all costs and expenses paid by the Borrower during such period (or, in the case of any future period, projected, in accordance with the Financial Model (as modified from time to time), to be paid during such period) in connection with the operation and maintenance of the Mine, including, without limiting the generality of the foregoing, (i) costs of operating and administering the Mine and of maintaining the Mine in good repair and operating condition, including payments to Material Project Parties under Material Project Agreements to which the

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Borrower is a party in accordance with the terms thereof and payments to suppliers, (ii) Royalty Payments, (iii) legal, accounting and other professional fees attendant to any of the foregoing (including payments to any Consultant) and (iv) costs resulting from any Net Hedge Payments solely to the extent arising under any Secured Hedge Agreement permitted under clause (C) of the definition of “Risk Management Plan”; provided that all of the foregoing costs and expenses shall be determined on a cash basis and shall not include depreciation, amortization and other non‑cash items; provided further that “Operating Costs” shall not include (A) Restricted Payments, (B) Sustaining Capital Expenditures, (C) Taxes paid by the Borrower and Taxes payable by the Sponsor based on the income of the Borrower or (D) amounts payable by the Borrower under the Loan Documents.

“Operating Reserve Account” has the meaning specified in Section 14.01.
“Operating Reserve Requirement” means U.S.$7,500,000.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, excise, property or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means, on any date of determination, the aggregate outstanding principal amount of the Loans after giving effect to any Borrowings and prepayments or repayments of the Loans occurring on such date of determination.

“Partnership Agreement” means that certain Amended and Restated Partnership Agreement of MDW Pan LLP, dated as of June 13, 2013, by and among the Sponsor, MDW Mine and MDW Pan Holding, as amended by that certain First Amendment to Amended and Restated Partnership Agreement of MDW Pan LLP, dated as of July 15, 2014.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)).
“Participant” has the meaning specified in Section 15.06(d).
“Participant Register” has the meaning specified in Section 15.06(d)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Pension Act” means the Pension Protection Act of 2006.

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“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Performance Damages” means all performance liquidated damages (including the proceeds of any drawings under a performance bond in respect of any performance liquidated damages) payable under any Material Project Agreement.

“Permitted Affiliate Debt” means Indebtedness of the Borrower to an Affiliate of the Borrower or the Sponsor under loans made to the Borrower and subject to an Affiliate Subordination Agreement, which is (a) pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or any Pledge Agreement, (b) applied to pay Project Costs contemplated by the Development Plan or Operating Costs and (c) repayable solely from monies released from the Distribution Account.

“Permitted Indebtedness” has the meaning specified in Section 7.01(b).

“Permitted Liens” means each of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (i) Liens for taxes, not yet due or which are being Contested; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are subject to Contest and, in either case, individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate and do not exceed U.S.$5,000,000 in the aggregate; (iii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) Liens securing Indebtedness permitted under Section 7.01(b)(iv)(B), provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness; (v) zoning restrictions, easements, rights of way, survey exceptions, encroachments, restrictions on use and other similar encumbrances affecting real property which do not in the aggregate materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower; (vi) the paramount title of the United States as to any unpatented mining claims and millsite claims and any rights of third parties to the lands within such unpatented mining claims and millsite claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955, (vii) any Lien created or assumed by such Person in favor of a public utility or Governmental Authority when required by the public utility or Governmental Authority in connection with the operations of such Person in the ordinary course; (viii) any right reserved to or vested in any Governmental Authority by the terms of any Project Approval or by any statutory provision, to terminate the Project Approval or to require annual or other periodic payments as a condition to the continuance thereof; (ix) Liens securing judgments for the

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payment of money not constituting an Event of Default under Section 12.01(h) or securing appeal or other surety bonds related to such judgments, provided in the aggregate they do not exceed U.S.$2,000,000; (x) the existing royalty interests described in Schedule 5.01(m); (xi) any Liens created in favor of any of the Secured Parties under or pursuant to the Loan Documents (provided that, with respect to any Liens created under a Secured Hedge Agreement, any Approved Hedge Counterparty party to any Secured Hedge Agreement shall have become a party to the Intercreditor Agreement (if required thereunder as, and shall have the obligations of, a “Secured Party” thereunder); (xii) Liens securing Indebtedness permitted under Section 7.01(b)(iii) and Section 7.01(b)(iv)(A) and (xiii) Liens disclosed in the Title Report.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PFF Commitment” means, as to each Lender, its obligation to make Loans to the Borrower under the Project Finance Facility pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “PFF Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the date of this Agreement, the aggregate PFF Commitments of all Lenders equals U.S.$45,000,000.

“PFF Lender” means any Lender that has a PFF Commitment.
“PFF Loan” has the meaning specified in Section 2.01(a).

“PFF Note” means a promissory note issued by the Borrower payable to the order of any PFF Lender, in substantially the form of Exhibit H-1 hereto, evidencing the aggregate indebtedness of the Borrower to such PFF Lender resulting from Loans made by such PFF Lender under the Project Finance Facility pursuant to Section 2.01.

“Pinyon Project” means a gold exploration project located in White Pine County, Nevada approximately 20 miles southeast of Eureka, Nevada, the exploration of which is being undertaken at least in part by the Sponsor’s Affiliate as of the date hereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” means Debt Domain, Intralinks, Syndtrak or other similar electronic system.

“Pledge Agreements” mean, collectively, the Pledge Agreement executed and delivered by each Equity Pledgor and each Guarantor Equity Pledgor on the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders.

“Pledged Collateral” has the meaning specified in each Pledge Agreement.

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“Pledged Debt” has the meaning specified in each Pledge Agreement.

“Pledged Equity Interests” has the meaning specified in each Pledge Agreement.

“Primary Hedge Obligations” means any Indebtedness payable by any Person party to any Secured Hedge Agreement, including any “Settlement Amount” owed in connection with the occurrence of any “Early Termination Event” under such Secured Hedge Agreement or any amounts payable pursuant to any “Confirmation” related to such Secured Hedge Agreement, but excluding any amounts owed in respect of (i) “Indemnifiable Taxes” under such Secured Hedge Agreement; (ii) expenses under the terms of Section 11 of such Secured Hedge Agreement; (iii) any Hedge Agreement Termination Payment payable in respect of such Secured Hedge Agreement; and (d) other amounts owed in respect of indemnification obligations of the Borrower under any such Secured Hedge Agreement (the terms “Settlement Amount”, “Early Termination Date”, “Confirmation” and “Indemnifiable Taxes” having the meanings specified in the relevant Secured Hedge Agreement).

“Principal Repayment Date” means each Quarterly Date commencing on September 30, 2015.

“Pro Rata Share” means, (i) with respect to any PFF Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the PFF Commitment of such PFF Lender at such time and the denominator of which is the amount of the aggregate PFF Commitments of all PFF Lenders at such time, (ii) with respect to any COF Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the COF Commitment of such COF Lender at such time and the denominator of which is the amount of the aggregate COF Commitments of all COF Lenders at such time and (iii) with respect to all Lenders at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total amount of the Commitments of such Lender at such time and the denominator of which is the total amount of the Commitments of all Lenders at such time; provided, in each case, that if the Commitment of each Lender to make Loans under a Debt Facility has been terminated pursuant to Section 2.04 or Section 12.02, or if the Availability Period has expired for such Debt Facility, then the Pro Rata Share of each Lender for such Debt Facility shall be determined as a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the outstanding principal amount of the Loans of such Lender at such time with respect to such Debt Facility and the denominator of which is the Outstanding Amount with respect to such Debt Facility; provided further, that if the Loans have been repaid in full, then such Lender’s Pro Rata Share shall be the Pro Rata Share of such Lender immediately prior to such repayment.  The initial Pro Rata Share of each Lender (for each Debt Facility and for the Debt Facilities combined) is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Proceeds Account” has the meaning specified in Section 14.01.

“Prohibited Person” means any person or entity that is:

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(i)        named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 CFR chapter V) as published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/, or at any replacement website or other replacement official publication of such list;

(ii)        named, identified or described on any other blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State;

(iii) debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;

(iv)       debarred, suspended, proposed for debarment with a final determination still pending, declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with any U.S. federal government department or any agency or instrumentality thereof or otherwise participating in procurement or nonprocurement transactions with any U.S. federal government department or agency pursuant to any of the Debarment Regulations;

(v) indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;
(vi) subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates;

(vii)        owned or controlled by, or acting on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions in which the U.S. participates; or

(viii) an Affiliate of a Person listed above.
“Project” has the meaning specified in the preliminary statements to this Agreement.

“Project Agreements” means (i) the Construction Management Contract, (ii) the Contract Mining Agreement, (iii) the Electric Power Supply Agreement, (iv) the Refining Agreement, (v) the Water Lease, (vi) the Closing Surety Bonding Contracts and (vii) each other contract, agreement or other arrangement in effect as of the date hereof that would qualify as an Additional Project Agreement if such contract, agreement or arrangement had been entered into after the date hereof.

“Project Approvals” has the meaning specified in Section 5.01(c)(i).

“Project Costs”  means the following costs and expenses incurred by the Borrower or the Sponsor prior to Economic Completion to finance and complete the Project and achieve

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Economic Completion in accordance with the Development Plan:  (i) all costs and expenses incurred to design, develop, engineer, procure equipment, construct, obtain permits, licenses and authorizations, complete, test, commission, operate, maintain, manage and insure the Mine and all on‑site and off‑site infrastructure related to the Mine, (ii) interest and fees under the Debt Facilities and other Indebtedness permitted under Section 7.01(b) and other costs and expenses associated therewith, including the costs and expenses of third party advisors and consultants, including attorneys, of the Lenders and the Agents, (iii) funding of the initial Debt Service Reserve Requirement, (iv) Operating Costs incurred prior to Economic Completion and (v) reimbursement of the Sponsor for any amounts paid by it in respect of the items described in clauses (i) through (iv) prior to the Initial Funding Date; provided that in no event shall First Leach Pad Expansion Costs constitute Project Costs.

“Project Finance Facility” has the meaning specified in the preliminary statements to this Agreement.

“Project Life Coverage Ratio” means, as of any date of determination, the ratio of (i) Net Present Value of Future Cash Flow for the period commencing with the Calculation Date on or after such date of determination and ending on the ending date of the Development Plan (as in effect on such date of determination) to (ii) the aggregate amount of Indebtedness outstanding or forecast to be outstanding under the Debt Facilities (calculated as of such date of determination using the Financial Model as then in effect) less the balances standing or forecast to be standing in the Capex Reserve Account and the Debt Service Reserve Account at each Calculation Date from the date of determination until the Maturity Date.

“Project Revenues” means, for any period, the sum, computed without duplication, of all cash revenues received by the Borrower during such period (or, in the case of any future period, projected to be received by the Borrower in accordance with the Financial Model during such period) from (i) cash flow generated by the Mine in the ordinary course of business; (ii) amounts received under any Project Agreement, including from the sale of any Saleable Product; (iii) Business Interruption Insurance Proceeds or any other amounts received in respect of any loss of profit or delay in startup insurance and other payments received in respect of interruption of operations; (iv) investment earnings on Cash Equivalents held in the Depositary Accounts (excluding the Distribution Account); (v) refunds of deposits and Tax refunds; (vi) Net Hedge Payments solely to the extent arising under any Secured Hedge Agreement permitted under clause (B) of the definition of “Risk Management Plan”; and (vii) all other income, proceeds or receipts howsoever earned or received by the Borrower from or in connection with the Project; provided,  however, that notwithstanding the foregoing, “Project Revenues” shall not include (A) proceeds of Loans or any other Indebtedness (including Permitted Affiliate Debt); (B) Insurance Proceeds; or (C) any equity contributions made by the Sponsor, any Equity Pledgor or other Affiliate of the Borrower to the Borrower.  For any future period or any period for which the Saleable Product sales price is not known at the time of calculation, Project Revenues shall be calculated using a gold price forecast equal to the lesser of (x) U.S.$1,000 per ounce and (y) the 30-day trailing average London Bullion Market Association p.m. fix price for gold less U.S.$100 per ounce.

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“Projected Debt Service” means, on any date of determination and for any period, the amount of Debt Service projected to be payable by the Borrower during such period calculated as of such date of determination using the Financial Model as then in effect.

“Properties” has the meaning specified in Section 5.01(u)(i).

“Proposed Loan Disbursement Schedule” means a schedule of the proposed Borrowings under the Debt Facilities, including the Borrower’s best estimate of the date and amount of each such Borrowing based on the Development Plan, as amended or modified from time to time pursuant to any updated Proposed Loan Disbursement Schedule delivered and approved by the Majority Lenders in accordance with Section 9.01(d) from time to time.

“Prospective Debt Service Coverage Ratio” means, as of any Calculation Date, the forecasted ratio of (i) Cash Flow Available for Debt Service received by the Borrower to (ii) Debt Service scheduled to be paid by the Borrower, in each case for the twelve (12) months ending on each future Calculation Date (or, if shorter than twelve (12) months, the period commencing on the date that is three (3) months prior to the initial Principal Repayment Date and ending on such future Calculation Date) as determined by reference to the Financial Model as in effect on the date of determination.

“Prospective Event of Default” means any event or condition that, with the giving of notice (whether or not notice is actually given), lapse of time, fulfillment or non‐fulfillment of any condition or any combination of the above, would be reasonably likely to become an Event of Default.

“Prudent Industry Practices” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (i) are generally accepted in the mining industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of mining facilities, and (ii) conform in all material respects to the manufacturer’s operation and maintenance guidelines, in each case as applicable to the equipment in question, taking into account such equipment’s size, service and type.  “Prudent Industry Practices” are not limited to the optimum practice or method to the exclusion of others, but rather refer to commonly used and reasonable practices and methods.

“Public Lender” means a Lender with personnel who do not wish to receive material non‑public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing.

“Quarterly Date” means March 31st, June 30th, September 30th and December 31st of each calendar year.

“Quarterly Period” means the full fiscal quarter of the Borrower ending on a Quarterly Date following the Initial Funding Date.

 “Real Estate Rights Agreement” means, collectively, any agreement, document or instrument relating to any Right of Way granted in favor of any Loan Party in connection with the Project, including the Mining Concessions.

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“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refined Gold” means gold bullion refined at the Nominated Refinery to the London Good Delivery standard pursuant to the Refining Agreement, from gold doré and any other gold products produced at the Mine.

“Refiner” means Metalor USA Refining Corporation, as refiner under the Refining Agreement, or any permitted successor or assignee.
“Refining Agreement” means that certain Refining Agreement to be entered into with the Refiner in form and substance satisfactory to the Administrative Agent.
“Register” has the meaning specified in Section 15.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 13.07(b).

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 or ERISA.

“Replacement Consultant” has the meaning specified in Section 15.14(a).

“Replacement Project Agreement” shall mean one or more contracts or agreements which (a) are entered into by the Borrower in substitution of any Material Project Agreement that has been terminated in accordance with its terms or otherwise, (b) have economic and other terms which, taken as a whole, are not materially less favorable to the Borrower as the Material Project Agreement being replaced and (c) are with one or more counterparties (or guarantors of such counterparties’ obligations) having substantially similar or better creditworthiness (or are otherwise credit supported so that the credit risk of such counterparty is not materially less favorable to the Borrower than the existing counterparty) as the counterparty to the Material Project Agreement being replaced, in the case of each of clauses (b) and (c) above, as certified to the Administrative Agent by a Responsible Officer of the Borrower.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Insurance” has the meaning specified in Section 10.02(a).

“Reserve Tail” means, with reference to the Development Plan and the Financial Model, the amount of Mining Reserves remaining to be produced as of the Maturity Date expressed as a percentage of the sum of (i) the Mining Reserves already produced at the Project and (ii) the Mining Reserves to be produced as of the relevant date of determination.

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“Resignation Effective Date” has the meaning specified in Section 13.07(a).

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Article IV, the secretary or any assistant secretary of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment Date” has the meaning set forth in Section 11.01(a)(iii).

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any capital stock or other Equity Interest of the Borrower, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; (ii) repayment of any Permitted Affiliate Debt; or (iii) any other payment of any nature or any transfer of funds from any Depositary Account to any Equity Pledgor or any other Affiliate of the Borrower other than (A) reimbursements to ServiceCo for Operating Costs incurred by ServiceCo relating solely to the Project or the Borrower, provided such costs are passed through at cost with no markup applied, (B) out of amounts standing to the credit of the Distribution Account, (C) payments to the Sponsor for any Theoretical Income Tax in accordance with Section 14.04(b) and (D) payments otherwise expressly consented to by the Majority Lenders.

“Right of Way” means any leasehold, easement, right of way, license, concession or other real property or occupancy right created on a parcel of land owned by one Person for the benefit of another Person.

“Risk Management Program” means (as further described in Schedule III) a program of mandatory and discretionary derivative transactions, which program (i) shall include the Gold Price Protection Program and (ii) may include:

(A) interest rate Hedge Agreements entered into with any Approved Hedge Counterparty to protect the Borrower against increases in interest rates; provided that (1) the aggregate notional amount of all such Hedge Agreements at the time any are executed does not exceed 75% of the projected Outstanding Amount for any Quarterly Period determined by reference to the most recently approved Development Plan and Financial Model and (2) such Hedge Agreements shall not mature after the Maturity Date;

(B) Hedge Agreements entered into with any Approved Hedge Counterparty which are designed to protect the Borrower against the risk of price

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fluctuations in Refined Gold, including as part of the Gold Price Protection Program; provided that such Hedge Agreements shall not (1) provide for any obligation of the Borrower to deliver, contingently or otherwise, notional quantities of Refined Gold exceeding 75% of the Borrower’s scheduled production of Refined Gold in any month determined by reference to the most recently approved Development Plan and Financial Model or (2) mature after the Maturity Date; and

(C) Hedge Agreements entered into with any Approved Hedge Counterparty which are designed to protect the Borrower against the risk of price fluctuations in diesel and other consumables approved by Lenders from time to time; provided that such Hedge Agreements shall not (1) provide for any obligation of the Borrower to deliver, contingently or otherwise, notional quantities of diesel and other approved consumables exceeding 75% of the Borrower’s projected diesel and other approved consumables consumption in any month determined by reference to the most recently approved Development Plan and Financial Model or (2) mature after the Maturity Date.

“Royalty Payments” means any amounts payable from time to time by the Borrower in connection with the existing royalty interests described in Schedule 5.01(m).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw‑Hill Companies, Inc., or any successor or assignee of the business of such Person in the business of rating securities.

“Saleable Product” means Refined Gold and all other metals, metal concentrates and other products produced from the Project.

“Secured Hedge Agreement” means any Hedge Agreement that the Borrower is permitted to enter into pursuant to the definition of “Risk Management Plan” that is entered into by and between the Borrower and any Approved Hedge Counterparty.

“Secured Interest Rate Hedge Agreement” means an interest rate Hedge Agreement entered into by and between the Borrower and any Approved Hedge Counterparty that the Borrower is permitted to enter into pursuant to clause (A) of the definition of “Risk Management Plan”.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that notwithstanding the foregoing, “Secured Obligations” shall not include any obligations, covenants or duties of the Borrower owed to any Loan Party or any other Affiliate of the Borrower.

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 “Secured Parties” means, collectively, each Agent, Lender, Approved Hedge Counterparty, co‑agent or sub‑agent appointed by any Agent from time to time pursuant to Section 13.05 and any other Person holding Secured Obligations which are or are purported to be secured by the Collateral under the terms of the Collateral Documents and the Intercreditor Agreement.

“Security Agreement” means the Security Agreement executed and delivered as of the Closing Date by and among the Borrower, the Guarantors, the Administrative Agent and the Collateral Agent, in form and substance satisfactory to the Agents and the Lenders.

“Series A Preferred Shareholder” means the holder of any Series A Preferred Shares.
“Series A Preferred Shares” has the meaning specified in Part 26 of the Articles of Incorporation of the Sponsor.

“ServiceCo” means Midway Services Company, a corporation incorporated under the laws of the State of Nevada.

“Site” means the land where the Mine is located, easements, rights of way and any other real estate or real property rights which are necessary for the Project and any and all improvements thereon.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Midway Gold Corp., a corporation incorporated under the laws of the Province of British Columbia, Canada.

“Spring Valley Project” means a gold exploration project located in the Spring Valley Mining District, Pershing County, Nevada, approximately 20 miles northeast of the town of Lovelock, Nevada, the exploration of which is being undertaken at least in part by the Sponsor’s Affiliate as of the date hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a

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contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Support Instrument” means any guarantee, letter of credit, surety, payment or performance bond or other agreement or instrument relating to the performance by any Person of its obligations under any Transaction Document to which it is a party.

“Surety” means Aspen American Insurance Company.

“Sustaining Capital Expenditures” means Capital Expenditures that are incurred in connection with sustaining the Project in a manner consistent with the Development Plan and included in any Annual Budget and Operating Plan, in each case, as in effect on the date of incurrence of such Capital Expenditures.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so‑called synthetic, off‑balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Technical Agent” means CBA in its capacity as technical agent under any of the Loan Documents or any successor technical agent appointed pursuant to Article XIII.

“Termination Payments” means any amount paid to the Borrower by or on behalf of a Material Project Party as a result of the early termination of any Material Project Agreement.

“Theoretical Income Tax” means, prior to the Economic Completion Date, the lesser of (a) Taxes estimated to be payable by the Borrower for the preceding fiscal quarter, as calculated in accordance with Section 1.05 and set forth in the Financial Model and (b) Taxes forecast to be payable by the Borrower for the relevant fiscal quarter, as calculated in accordance with Section 1.05 and set forth in the Financial Model at the Closing Date.

“Time to Complete Test” means, as of any date of determination, (i) the Anticipated Economic Completion Date being not later than the Economic Completion Longstop Date and (ii) the Anticipated Mechanical Completion Date being not later than the Mechanical Completion Longstop Date.

“Title Report” has the meaning specified in Section 4.01(a)(xx).

“Tonopah Project” means a gold exploration project located in Nye County, Nevada, approximately 15 miles northeast of the town of Tonopah, Nevada, the exploration of which is being undertaken at least in part by the Sponsor’s Affiliate as of the date hereof.

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“Total Funding Available” means, as of any date of determination, the total amount of funds actually available to the Borrower on such date of determination for the payment of Project Costs, including funds deposited in or credited to the Proceeds Account, all committed and available but undrawn funds under the Debt Facilities and any Project Revenues received (or expected to be received) prior to the Anticipated Economic Completion Date.

“Total Loss” means, in relation to any Affected Property that constitutes all or substantially all of the Mine, any of the following: (a) the complete destruction of such Affected Property; (b) the destruction of such Affected Property irretrievably beyond repair; or (c) the destruction of such Affected Property such that the insured may claim the whole amount of any insurance policy covering such Affected Property upon abandoning such Affected Property to the insurance underwriters therefor.

“Transaction Document” means each of the Loan Documents, the Material Project Agreements and the Real Estate Rights Agreements.

“Transfer Certificate” means a certificate substantially in the form Exhibit E.
“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York or any other applicable jurisdiction.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Updated Corporate Budget” has the meaning specified in Section 4.04(a)(xi).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Water Lease” means that certain Lease of Water Allotment Agreement dated as of December 21, 2010 and amended on January 13, 2012 between Midway Gold US Inc. and Barrick Gold U.S. Inc.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

(a) Unless otherwise defined in this Agreement, terms defined in Article 8 or 9 of the UCC and/or in the Federal Book Entry Regulations are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations.

Section 1.02. Other Interpretive Provisions

 With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

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(a) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(b) Article, section, clause, schedule, exhibit, annex and appendix references are to the Loan Document in which such reference appears.
(c) The term “including” is by way of example and not limitation.
(d) The word “or” is not exclusive.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(g) The table of contents and headings set forth herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) References to any Constituent Document, any Agreement Approval, any Project Approval, any Environmental Permit, any agreement (including any Loan Document or any other Transaction Document) and any other contractual instrument shall be deemed to include (i) all schedules, exhibits, annexes, appendices or other attachments thereto and (ii) all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

(i) References to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(j) References to any Person shall include such Person’s successors and permitted assigns (and in the case of any Governmental Authority, any Person succeeding to such Governmental Authority’s functions and capacities).

(k) References to “days” shall mean calendar days, unless the term “Business Days” shall be used.  References to a time of day shall mean such time in New York City, New York, unless otherwise specified.

(l) With respect to any term that is defined by reference to any Transaction Document, such term shall continue to have the original definition of such term in such Transaction Document notwithstanding any termination, expiration or modification of such Transaction Document except to the extent the Majority Lenders and the Borrower may otherwise agree (including by way of consenting to any amendment or other modification of such Transaction Document).

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Section 1.03 Accounting Terms

(m) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Loan Document shall be prepared in conformity with, GAAP on a consistent basis, as in effect from time to time.

(n) Changes in GAAP.  If at any time any change in GAAP, as the case may be, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Currency Equivalents Generally

.  Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the Applicable Currency Equivalent thereof in any currency other than Dollars.

Section 1.05 Tax Calculations

 Any Taxes projected to be due and payable by the Borrower under this Agreement shall be calculated on the basis that the Borrower is a standalone corporate taxpayer and in accordance with assumptions acceptable to the Model Tax Reviewer.

ARTICLE II THE COMMITMENTS AND THE BORROWINGS
Section 2.01 The Loans

(a) Subject to the terms and conditions set forth herein (including those set forth in Article IV), each Lender severally agrees to make loans to the Borrower from time to time, on any Business Day during the Availability Period for the Project Finance Facility, in Dollars in an aggregate amount not to exceed the amount of such Lender’s PFF Commitment (each such loan, a “PFF Loan”).

(b) Subject to the terms and conditions set forth herein (including those set forth in Article IV), each Lender severally agrees to make loans to the Borrower from time to time, on any Business Day during the Availability Period for the Cost Overrun Facility, in Dollars in an aggregate amount not to exceed the amount of such Lender’s COF Commitment (each such loan, a “COF Loan”, and collectively with the PFF Loans, the “Loans”).

(c) Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

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Section 2.02 Borrowings of Loans

(d) Borrower Notices.  Each Borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, provided that the Borrower shall not be entitled to request a Borrowing more than once in any calendar month.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. eight (8) Business Days prior to the requested date of any Borrowing of Loans.  Each notice by the Borrower pursuant to this Section 2.02(a) must be given by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of Loans shall be in a principal amount of (x) with respect to the Project Finance Facility, U.S.$2,000,000 or a whole multiple of U.S.$500,000 in excess thereof or (y) with respect to the Cost Overrun Facility, U.S.$1,000,000 or a whole multiple of U.S.$500,000 in excess thereof; provided that such limits shall not apply to the final Borrowing under a Debt Facility and such final Borrowing may be in an aggregate amount equal to the unused Commitments under such Debt Facility at such time.  Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the Debt Facility under which the Borrowing will be made, (iii) the principal amount of Loans to be borrowed (and the appropriate allocation of such amount among the Borrower, the  Construction Contractor and the Mining Contractor) and (iv) the uses of the proceeds of any Loans to be borrowed, which shall be to pay invoices then due and payable with respect to Project Costs contemplated by the Development Plan and incurred by the Borrower on or prior to the requested date of the Borrowing or to pay Project Costs contemplated by the Development Plan as such Project Costs become due and payable within thirty (30) days of the requested date of the Borrowing.

(e) Administrative Agent Notice and Funding.  Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender under the applicable Debt Facility of its Pro Rata Share of the requested Loans.  Each such Lender shall make its Pro Rata Share of the requested Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Account not later than 1:00 p.m. on the requested date of Borrowing.  Upon satisfaction of the applicable conditions set forth in Sections 4.02 and 4.03, as applicable, the Administrative Agent shall make all funds so received available to the Borrower (or (i) with respect to amounts payable under the Construction Management Contract, to the Construction Contractor (on behalf of the Borrower) and (ii) with respect to amounts payable under the Contract Mining Agreement, to the Mining Contractor (on behalf of the Borrower)) in like funds as received by the Administrative Agent by causing such funds to be credited to, or deposited into, the Proceeds Account (or (i) with respect to amounts payable under the Construction Management Contract, the account of the Construction Contractor identified in the Loan Notice and reasonably acceptable to the Administrative Agent and (ii) with respect to amounts payable under the Contract Mining Agreement, the account of the Mining Contractor identified in the Loan Notice and reasonably acceptable to the Administrative Agent).  If the principal amount of Loans requested to be borrowed in any Loan Notice exceeds the available amount, the Administrative Agent will make funds available (x) first, to the Construction Contractor, (y) second, to the Mining Contractor and (z) thereafter, to the Proceeds Account.

(f) Interest Rate Notice.    The Administrative Agent shall promptly notify the Borrower and the Lenders under the applicable Debt Facility of the interest rate applicable to the

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initial Interest Period for the Loans upon determination of such interest rate pursuant to Section 2.06(a).
Section 2.03 Prepayments

(g) Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to any date of prepayment of Loans and (ii) any prepayment shall be in a principal amount of (x) with respect to the Project Finance Facility, U.S.$3,000,000 or a whole multiple of U.S.$500,000 in excess thereof or (y) with respect to the Cost Overrun Facility, U.S.$1,000,000 or a whole multiple of U.S.$500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Interest Period(s) applicable to such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(h) Mandatory. The Borrower shall prepay the outstanding Loans as follows to the extent amounts are available for application to the Lenders pursuant to the Intercreditor Agreement:

(i) Upon receipt of any Insurance Proceeds, the Borrower shall prepay an aggregate principal amount of the Loans in the amount of funds deposited in or credited to the Compensation Account and not otherwise transferred to the Proceeds Account in accordance with Section 14.09(b).

(ii) Upon receipt of any Expropriation Compensation, the Borrower shall prepay an aggregate principal amount of the Loans in the amount of funds deposited in or credited to the Compensation Account and not otherwise transferred to the Proceeds Account in accordance with Section 14.09(b).

(iii) Upon receipt of any Performance Damages under any Material Project Agreement, the Borrower shall prepay an aggregate principal amount of the Loans in the amount of funds deposited in or credited to the Compensation Account and not otherwise transferred to the Proceeds Account in accordance with Section 14.09(b).

(iv) Upon the receipt of any Termination Payments under any Material Project Agreement, the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to such Termination Payments.

(v) Upon the receipt of any payments under any Secured Hedge Agreement as a result of any “Early Termination Date” (as defined in such Secured Hedge Agreement) thereunder, the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to such payments.

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(vi) On each of the Principal Repayment Dates, (A) first an aggregate principal amount of the Loans under the Cost Overrun Facility (if any such Loans are outstanding)  in an amount equal to the COF Excess Cash Flow Amount applicable to such Principal Repayment Date and (B) second an aggregate principal amount of the Loans in an amount equal to the Cash Sweep Amount applicable to such Principal Repayment Date, in each case in accordance with the terms of the Cash Flow Waterfall.

(vii) Immediately upon receipt by the Sponsor of any redemption notice with respect to the Series A Preferred Shares (delivered pursuant to Section 26.7 of the Articles of Incorporation of the Sponsor or otherwise), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to the sum of (A) the then‑current balance in each of (1) the Capex Reserve Account and (2) the Debt Service Reserve Account and (B) any amount in excess of U.S.$3,000,000 standing to the credit of the Operating Reserve Account.  Thereafter, so long as such redemption notice shall not have been withdrawn, on each Principal Repayment Date, the Borrower shall prepay the Loans in the amount contemplated by Section 14.04(d)(xii).

(i) Prepayments Generally.  (i) Each prepayment of Loans pursuant to Section 2.03 shall be applied (A) first to all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05, (B) second to repay to the Administrative Agent for the ratable account of the Lenders the principal amount of all Loans outstanding under the Cost Overrun Facility and (C) then ratably to the principal repayment installments set forth in Section 2.05(a) in inverse order of maturity and any Hedge Agreement Termination Payment required to be paid pursuant to Section 2.11, and (ii) subject to Section 2.13, each prepayment of Loans pursuant to Section 2.03(a) or Section 2.03(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares; provided that this clause (c) shall be subject to the terms of the Intercreditor Agreement if in effect.

Section 2.04 Termination or Reduction of Commitments; Suspension of Commitments

(j) Optional.   The Borrower may, at any time prior to the Initial Funding Date, upon notice to the Administrative Agent, terminate the Commitments in full; provided that any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of such termination.

(ii) Except as provided in Section 2.04(a)(i), the Borrower may, at any time, upon notice to the Administrative Agent, terminate the unused portions of the Commitments in full or part, or from time to time permanently reduce the unused portions of the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of (x) with respect to the Project Finance Facility, U.S.$3,000,000 or a whole multiple of U.S.$500,000 in excess thereof or (y) with respect to the Cost Overrun Facility, U.S.$1,000,000 or a whole multiple of U.S.$500,000 in excess thereof; (iii) such termination or reduction shall not cause a Prospective Event of Default, Event of Default or any other breach or default under any Transaction Document; (iv) with respect to any

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partial reduction, the Borrower shall have delivered to the each of the Administrative Agent, the Technical Agent and the Independent Engineer, a certificate from a Responsible Officer of the Borrower (A) identifying all Project Costs required to be incurred in order to achieve Economic Completion by the Anticipated Economic Completion Date and certifying that, after giving effect to such termination or reduction of the Commitments, the Borrower will have Total Funding Available in an amount sufficient to complete, test and operate the Project in full compliance with the Transaction Documents and the Development Plan, (B) attaching evidence satisfactory to the Independent Engineer and the Technical Agent in support of such certification and (C) stating that, after giving effect to such termination or reduction of the Commitments, no Prospective Event of Default, Event of Default or any breach or default under any Transaction Document shall have occurred as a result of such termination or reduction; and (v) the Administrative Agent and the Technical Agent shall have received from the Independent Engineer a certificate verifying the matters set forth in clause (iv) above.

Mandatory
(k) The Commitments of the applicable Debt Facility shall be automatically and permanently reduced on the date of each Borrowing after giving effect to each Borrowing by the amount of such Borrowing.

(i) For any Debt Facility, any unused Commitments shall be automatically and permanently reduced to zero on the last day of the Availability Period applicable to such Debt Facility (after giving effect to any Loans to be made on such day).

(ii) During the Availability Period of a Debt Facility, in lieu of prepaying Loans, the Commitments of such Debt Facility shall be automatically and permanently reduced on each date on which the prepayment of Loans under such Debt Facility is required to be made pursuant to Section 2.03(b) by an amount equal to the amount of the applicable prepayment; provided that at the time of the applicable prepayment, there are unused Commitments in an aggregate amount at least equal to the amount of such prepayment.

(iii) If the Closing Date has not occurred on or prior to July 31, 2014, the Commitments shall be automatically and permanently reduced to zero.

(l) Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Commitments under this Section 2.04.  Each reduction of the unused portion of the Commitments pursuant to Section 2.04(a) or 2.04(b) shall be applied first to permanently reduce the COF Commitments to zero and then to the principal repayment installments of the PFF Commitments in inverse order of maturity.  Upon any reduction of unused Commitments under any Debt Facility, the Commitment of each Lender thereunder shall be reduced by such Lender’s Pro Rata Share of the amount by which such Debt Facility is reduced.  All fees accrued until the effective date of any termination or reduction of the Commitments pursuant to Section 2.07(a) in respect of any Commitment being terminated or reduced pursuant to this Section 2.04 shall be paid on the effective date of such termination or reduction.

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Section 2.05 Repayment of Loans

(m) Project Finance Facility.  On each of the Principal Repayment Dates, the Borrower shall repay to the Administrative Agent for the ratable account of the PFF Lenders the principal amount of all Loans outstanding under the Project Finance Facility set forth opposite such dates below (which amounts shall be reduced as a result of the application of prepayments or Commitment reductions in accordance with the order of priority set forth in Section 2.03(c) or 2.04(b), as applicable):

Principal Repayment Date	Repayment Amount (in U.S.$ millions)
September 30, 2015	10.9
December 31, 2015	10.8
March 31, 2016	10.5
June 30, 2016	3.9
September 30, 2016	0.0
December 31, 2016	0.9
March 31, 2017	8.0

provided,  however, that the final principal repayment installment of the Loans under the Project Finance Facility shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding under the Project Finance Facility on such date.

(n) Cost Overrun Facility. The aggregate principal amount of all Loans outstanding under the Cost Overrun Facility on the Maturity Date shall be repaid on such date.
Section 2.06 Interest

(o) Interest Rate.  Subject to the provisions of Section 2.06(b), each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin.

(p) Default Interest.  While any Event of Default under Section 12.01(f) is Continuing, the Borrower shall pay interest on the Outstanding Amount and all other amounts then due under the Loan Documents at a fluctuating interest rate per annum at all times equal to the Default Rate.

(i) Upon the request of the Majority Lenders, while any Event of Default is Continuing (other than as set forth in clause (b)(i) above), the Borrower shall pay interest on the principal amount of all Outstanding Amounts and all other amounts then due under the Loan Documents at a fluctuating interest rate per annum at all times equal to the Default Rate.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) and any interest at the Default Rate shall be due and payable upon demand.

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(q) Interest Due Dates.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Fees

(r) Commitment Fee.  With respect to each Debt Facility, the Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee payable in arrears on  each Quarterly Date after the date of this Agreement and prior to the last day of the Availability Period for such Debt Facility and the last day of the Availability Period for such Debt Facility, in each case at a rate of (A) 1.50% per annum with respect to the Project Finance Facility or (B) 2.30% per annum with respect to the Cost Overrun Facility, in each case, of the average daily unused portion of such Lender’s Commitment under such Debt Facility, subject to adjustment as provided in Section 2.13.  The commitment fee for each Debt Facility shall accrue at all times from the Closing Date until the end of the Availability Period for such Debt Facility, including at any time during which one or more of the conditions in Article IV is not met and, in the case of the Cost Overrun Facility, including for the period prior to the disbursement of the PFF Commitment in full.  The commitment fee shall be calculated quarterly in arrears.

(s) Other Fees.  The Borrower shall pay to the Arranger and each Agent for their own respective accounts fees in the amounts and at the times specified in the Commitment Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.08 Computation of Interest and Fees

 All computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09 Evidence of Indebtedness

(t) Accounts and Records.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Secured Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the

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accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(u) Notes.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to each Lender in the aggregate principal amount of such Lender’s Commitment under any Debt Facility.  Each Lender may attach schedules to any of its Notes and endorse thereon the date, amount and Interest Periods of its Loans and payments with respect thereto.

Section 2.10 Payments Generally; Administrative Agent’s Clawback

(v) General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Account in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (except if the next following Business Day occurs in the next following calendar month, in which case payment shall be made on the next preceding Business Day), and such extension or reduction of time shall be reflected in computing interest or fees, as the case may be.

(w) Funding by Lenders; Payments by Borrower; Presumption by Administrative Agent.   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, (I) if the total period is equal to or less than five (5) Business Days, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (II) if the total period is more than (5) Business Days, a rate equal to the Eurodollar Rate for such period plus the Applicable

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Margin for such period, and (B) in the case of a payment to be made by the Borrower, the rate of interest pursuant to Section 2.06 for the respective Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at (A) if the total period is equal to or less than five (5) Business Days, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if the total period is more than (5) Business Days, a rate equal to the Eurodollar Rate for such period plus the Applicable Margin for such period.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(x) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(y) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 15.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make payments pursuant to Section 15.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or make payments pursuant to Section 15.04(c).

(z) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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Section 2.11 Termination of Secured Hedge Agreements

 If, following any prepayment under Section 2.03 or repayment under Section 2.05, the aggregate notional amount of all outstanding Secured Interest Rate Hedge Agreements is greater than 105% of the Outstanding Amount, the Borrower shall in connection with such prepayment or repayment, as applicable, terminate ratably an aggregate notional amount under each of the Secured Interest Rate Hedge Agreements equal to the amount by which the notional amount under all such Secured Interest Rate Hedge Agreements exceeds 105% of the Outstanding Amount immediately after giving effect to such prepayment or repayment, as applicable.  The amount of any swap breakage or termination payments due in respect of any Secured Interest Rate Hedge Agreements or portion thereof terminated in accordance with the immediately foregoing sentence (each, a “Hedge Agreement Termination Payment”) shall be (a) in the case of any prepayment pursuant to Section 2.03(a) or any repayment under Section 2.05 and if payable by the Borrower, made by the Borrower from funds other than the amounts being applied as a voluntary prepayment of the Loans or a repayment of the Loans, as applicable, and (b) in the case of any prepayment pursuant to Section 2.03(b) and if payable by the Borrower, made by the Borrower from amounts available with which to make such prepayment.

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Section 2.12 Sharing of Payments by Lenders

  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Secured Obligations in respect of any Debt Facility due and payable to such Lender hereunder and under the other Loan Documents in excess of its ratable share (according to the proportion of (i) the amount of such Secured Obligations due and payable to such Lender in respect of such Debt Facility at such time to (ii) the aggregate amount of the Secured Obligations in respect of such Debt Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Secured Obligations in respect of such Debt Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all such Lenders at such time or (b) Secured Obligations in respect of any Debt Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Secured Obligations owing (but not due and payable) to such Lender in respect of such Debt Facility at such time to (ii) the aggregate amount of the Secured Obligations in respect of such Debt Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Secured Obligations in respect of such Debt Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then, in each such case, the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders in such Debt Facility (provided for greater certainty that notwithstanding Section 15.06(d), a Lender purchasing participations in accordance with this Section 2.12 shall enjoy the full benefits of Section 3.01 and Section 3.04 in respect of the full amount of any such participations to no lesser extent that such sections apply to such Lender’s ratable share of such Debt Facility determined without reference to such purchase of participations) or make such other adjustments in respect of such Debt Facility as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in respect of such Debt Facility ratably in accordance with the aggregate amount of Secured Obligations in respect of such Debt Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(aa) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(bb) the provisions of this Section 2.12 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

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Section 2.13 Defaulting Lenders
(cc)

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders” and Section 15.01.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 15.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Prospective Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Prospective Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

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(dd) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01 Taxes

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e) below.

(ii) If any Loan Party or the Administrative Agent withholds or deducts any Taxes from any payment, then (A) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (B) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from

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a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, and shall make payment in respect thereof within ten (10) days after demand therefor, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify the Administrative Agent for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below, and shall make payment in respect thereof within ten (10) days after demand therefor.

(ii) Each Lender shall, and does hereby, severally indemnify the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), and shall make payment in respect thereof within ten (10) days after demand therefor, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments.  Upon request by the Administrative Agent, after any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01,  such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law and reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)   Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI; or

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E;

(A) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

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(iii)   If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iv)   Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds.  Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after‑Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Secured Obligations.

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Section 3.02 Illegality

   If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Loans of such Lender either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

Section 3.03 Inability to Determine Rates

   If, in connection with any request for a Loan, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Loan, or (b) the Majority Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Loans shall be suspended (to the extent of the affected Loans or Interest Periods) and (y) to the extent any affected Loans are outstanding, the interest rate accruing on such outstanding Loans shall be based on the Base Rate instead of the Eurodollar Rate (with the utilization of the Eurodollar Rate component in determining the Base Rate suspended), in each case until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of Loans (to the extent of the affected Loans or Interest Periods).

Section 3.04 Increased Costs; Reserves on Loans

(h) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) or clause (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(i) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(j) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 3.04(a) or Section 3.04(b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(k) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(l) Reserves on Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten

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(10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

Section 3.05 Compensation for Losses

 Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(m) any payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(n) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower;
(o) any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 15.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders

(p) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(q) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 15.13.

Section 3.07 Survival

 All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Secured Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV CONDITIONS PRECEDENT TO CLOSING DATE, MAKING OF LOANS AND OCCURRENCE OF MECHANICAL COMPLETION AND ECONOMIC COMPLETION
Section 4.01 Conditions Precedent to Closing Date

 This Agreement shall become effective on the first Business Day (the “Closing Date”) on which the following conditions precedent, as determined by each Lender, have been satisfied or waived in accordance with Section 15.01:

(a) Delivery of Certain Documents, Certificates, Etc.  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “pdf” or similar electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or Material Project Party, as the case may be, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date acceptable to the Administrative Agent) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, the Collateral Agent, each Lender and the Loan Parties;
(ii) a Note executed by the Borrower in favor of each Lender requesting such Note;
(iii) the Pledge Agreements, duly executed by each Equity Pledgor and Guarantor Equity Pledgor, together with:
(A) to the extent certificated, certificates representing the Pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank;
(B) instruments evidencing the Pledged Debt referred to therein, if any, indorsed in blank;

(C) acknowledgment copies of proper financing statements, duly filed on or before the Closing Date of all jurisdictions that the Administrative

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Agent or the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Pledge Agreements, covering the Pledged Collateral described in the Pledge Agreements;

(D) certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, and other completed requests for information, each dated on or recently before the Closing Date, listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Equity Pledgor or Guarantor Equity Pledgor as debtor and that are filed in those state and county jurisdictions in which any Equity Pledgor or Guarantor Equity Pledgor is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, together with copies of such other financing statements and evidence of termination of any such effective financing statements which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than the financing statements with respect to any Permitted Liens); and

(E) evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge Agreements, including the receipt of any necessary approvals of any Governmental Authority, that the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby;

(iv) the Security Agreement, duly executed by the Borrower and each Guarantor, together with:

(A) acknowledgment copies of proper financing statements, duly filed on or before the Closing Date of all jurisdictions that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement;

(B) certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, and other completed requests for information, each dated on or recently before the Closing Date, listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, together with copies of such other financing statements and evidence of termination of any such effective financing statements which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than the financing statements with respect to any Permitted Liens); and

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(C) evidence of the completion of all other actions, registrations, recordings and filings of or with respect to the Security Agreement, the Depositary Agreement and the Mortgages that the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby including any necessary Project Approvals or Agreement Approvals required to pledge the Loan Parties’ interests in the Mining Concessions;

(v) Mortgages in respect of the Mining Concessions, duly executed by the applicable Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid; and

(B) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken (subject to Permitted Liens);

(vi) (A) the Guaranty, duly executed by the Guarantors, and (B) the Acknowledgment Agreement, duly executed by the Sponsor and each Series A Preferred Shareholder as of the date hereof;
(vii) the Fee Letter, duly executed by the Borrower;

(viii) an Officer’s Certificate (which Officer’s Certificate shall be accompanied by copies of all documents referred to in such Officer’s Certificate, in each case as in effect as of the Closing Date), of each Loan Party in respect of (A) copies of Constituent Documents (including, in respect of the Borrower, the Partnership Agreement and evidence of the ownership and control of the Borrower) certified by (x) a Responsible Officer of such Loan Party as being true, correct and complete and (y) the applicable Governmental Authority (if any), (B) its address and other information that will allow the Lenders to identify it in accordance with Applicable Law, (C) the actions of its Equity Interest holders, shareholders meeting, board of directors or other similar corporate supervisory body taken to authorize the execution, delivery and performance of this Agreement and each other Transaction Document to which it is or is to be a party (including the borrowings to be made by the Borrower under the Debt Facilities and the granting of the security interests by each Loan Party under the Collateral Documents) and (D) such documents and certifications as the Administrative Agent may reasonably require to evidence that such Loan Party is duly organized or formed, and that such Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdictions in which it does business and is required to be so qualified;

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(ix) a certificate of each Loan Party in respect of the identity, authority, capacity, incumbency and true signature of each Person who has signed or will sign this Agreement and each other Transaction Document on behalf of such Loan Party for the purposes of signing documents in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby;

(x) copies of each Project Agreement and Support Instrument related thereto, including any amendments or supplements thereto (in each case properly executed, stamped, registered and filed, as applicable), accompanied by an Officer’s Certificate of the Borrower (it being agreed that copies of Project Agreements and Support Instruments may be provided electronically and referenced in, but not physically attached to, the applicable Officer’s Certificate), certifying that (A) the copies of the Project Agreements and Support Instruments delivered pursuant to this Section 4.01(a)(x) are true, correct and complete copies of such Project Agreement or Support Instrument (and setting forth a true, correct and complete list of all Project Agreements described in clause (vii) of the definition of “Project Agreements”), (B) no term or condition of any Project Agreement or Support Instrument has been amended from the form thereof delivered pursuant to this Section 4.01(a)(x) (other than in connection with any such amendments or supplements so delivered), (C) each Project Agreement and Support Instrument delivered pursuant to this Section 4.01(a)(x) is in full force and effect, enforceable against each Person party thereto in accordance with its terms, (D) neither the Borrower nor, to the best knowledge of the Borrower, any other Person party to any Project Agreement or Support Instrument delivered pursuant to this Section 4.01(a)(x) is in default thereunder and (E) the Borrower and each other Person party to each Project Agreement and Support Instrument delivered pursuant to this Section 4.01(a)(x) has complied with all conditions precedent to its obligations under such Project Agreement or Support Instrument, as the case may be, required to be performed or complied with by any such Person on or before the Closing Date; provided that, to the extent the Refining Agreement has not been entered into on the date on which all other conditions set forth in this Section 4.01 have been satisfied or waived, the conditions set forth in this clause (x) solely to the extent relating to the Refining Agreement shall be deemed waived for purposes of the Closing Date and the Borrower shall instead be required to satisfy such conditions no later than August 15, 2014 and, in any event, prior to the Initial Funding Date;

(xi) copies of each Real Estate Rights Agreement in effect on the Closing Date, including any amendments or supplements thereto, accompanied by an Officer’s Certificate of each Loan Party (it being agreed that copies of each Real Estate Rights Agreement may be provided electronically and referenced in, but not physically attached to, the applicable Officer’s Certificate), certifying that (A) the copies of the Real Estate Rights Agreements delivered pursuant to this Section 4.01(a)(xi) are true, correct and complete copies of such Real Estate Rights Agreement, as the case may be, (B) no term or condition of any Real Estate Rights Agreement has been amended from the form thereof delivered pursuant to this Section 4.01(a)(xi) (other than in connection with any such amendments or supplements so delivered), (C) each Real Estate Rights Agreement delivered pursuant to this Section 4.01(a)(xi) is in full force and effect, enforceable against each Person party thereto in accordance with its terms, (D) neither such Loan

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Party nor, to the best knowledge of such Loan Party, any other Person party to any Real Estate Rights Agreement delivered pursuant to this Section 4.01(a)(xi) is in default thereunder, (E) each of the Real Estate Rights Agreements delivered pursuant to this Section 4.01(a)(xi) has been filed for registration in the relevant public registry in which such filing is necessary or appropriate in order to render such Real Estate Rights Agreement enforceable against any third party in interest in respect of the Rights of Way conveyed to such Loan Party under such Real Estate Rights Agreement and (F) such Loan Party and each other Person party to each Real Estate Rights Agreement delivered pursuant to this Section 4.01(a)(xi) has complied with all conditions precedent to its obligations under such Real Estate Rights Agreement required to be performed or complied with by any such Person on or before the Closing Date;

(xii) copies of each Project Approval listed on Part I of Schedule 5.01(c) and each Agreement Approval necessary or required under the terms of the Transaction Documents, Applicable Law or the Development Plan to be obtained as of the Closing Date, including any amendments and supplements thereto, accompanied by an Officer’s Certificate of each Loan Party certifying that (A) the copies of each of the Project Approvals and Agreement Approvals delivered pursuant to this Section 4.01(a)(xii) are true, correct and complete copies of such Project Approval or Agreement Approval, as the case may be, (B) no term or condition of any such Project Approval or Agreement Approval has been amended from the form thereof delivered pursuant to this Section 4.01(a)(xii), (C) each Project Approval and Agreement Approval delivered pursuant to this Section 4.01(a)(xii) is final and non‑appealable, is in full force and effect and is free from conditions or requirements required to be satisfied as of the Closing Date that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof and (D) the applicable waiting periods and judicial review periods prescribed by statute (if any) in connection with any Mining Concession have expired without any action having been taken or threatened by any Person that, in the opinion of the Majority Lenders, acting reasonably, could reasonably be expected to result in the suspension, cancellation, revocation or loss thereof or any material and adverse change thereto, and there is no other challenge, outstanding or threatened, to any such items that, in the opinion of the Majority Lenders, acting reasonably, could reasonably be expected to result in the suspension, cancellation, revocation or loss thereof or any material and adverse change thereto and as such the Mining Concessions are final and non‑appealable;

(xiii) a Consent and Agreement for each Material Project Agreement (other than (A) the Electric Power Supply Agreement, (B) the Closing Surety Bonding Contracts, (C) the documents described in clause (vii) of the definition of “Project Agreements” and (D) to the extent not delivered pursuant to the proviso set forth in clause (x) above, the Refining Agreement) in effect as of the Closing Date;

(xiv) evidence of the delivery of all notices and approvals set forth on Schedule 5.01(e) hereto and otherwise required in connection with the granting of the security interests by each Loan Party under the Collateral Documents;

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(xv) the following legal opinions (with sufficient copies thereof for each addressee):
(A) the opinion of Dorsey & Whitney LLP, New York counsel to the Loan Parties, addressed to each Lender, Approved Hedge Counterparty and Agent, substantially in the form of Exhibit I‑1;
(B) the opinion of Lionel Sawyer & Collins, Nevada counsel to the Loan Parties, addressed to each Lender, Approved Hedge Counterparty and Agent, substantially in the form of Exhibit I‑2; and
(C) the opinion of Miller Thomson LLP, British Columbia counsel to the Loan Parties, addressed to each Lender, Approved Hedge Counterparty and Agent, substantially in the form of Exhibit I‑3.

(xvi) a copy of the Development Plan, accompanied by an Officer’s Certificate of the Borrower stating that the Development Plan (including the Proposed Loan Disbursement Schedule)  (1) was prepared in good faith by the Borrower, (2) is based upon assumptions that are consistent with the requirements of the Transaction Documents, the Agreement Approvals, the Project Approvals and Applicable Law and that the Borrower considers to be reasonable in light of the conditions existing as of the Closing Date, and (3) represents the Borrower’s best estimate of the information set forth therein as of the Closing Date;

(xvii) a copy of the Financial Model, which shall (A) include the Borrower’s reasonable estimates of all Capital Expenditures and Operating Costs pre‑construction, during construction and post construction, (B) include Capital Expenditure schedules and the Proposed Loan Disbursement Schedule, (C) be consistent with the Development Plan and the Feasibility Study, (D) demonstrate compliance with the Transaction Documents, (E) demonstrate for each Calculation Date through to the Maturity Date a Prospective Debt Service Coverage Ratio of at least 1.70:1.00, (F) demonstrate for each Calculation Date through to the Maturity Date a Loan Life Coverage Ratio of at least 2.00:1.00, (G) demonstrate for each Calculation Date through to the Maturity Date a Project Life Coverage Ratio of at least 2.50:1.00, (H) demonstrate a Reserve Tail of not less than 40%, (I) be based on (1) a gold price forecast based on the assumptions set forth in the definition of “Project Revenues”, (2) a projected Eurodollar Rate equal to the greater of three (3) month LIBOR at the time of calculation and 2.00%, and (3) a projected diesel price of U.S.$3.20 per gallon (or such other price as may be reasonably agreed between the Borrower and the Technical Agent) and (J) otherwise be in form and substance satisfactory to the Lenders and the Independent Engineer; accompanied by (x) a favorable report of the Model Tax Reviewer, upon which each Lender shall be entitled to rely, addressing the Tax assumptions and calculations in the Financial Model and (y) an Officer’s Certificate of the Borrower stating that the Financial Model and its underlying models and assumptions (I) were prepared in good faith by the Borrower, (II) are based on assumptions that are consistent with the requirements of the Development Plan, the Transaction Documents, the Agreement Approvals, the Project Approvals and Applicable Law and that the Borrower considers to be reasonable in light

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of the conditions existing as of the Closing Date and (III) represent the Borrower’s best estimate of the information set forth therein as of the Closing Date;

(xviii) a favorable report of the Independent Engineer, upon which each Lender shall be entitled to rely, addressing (A) the reliability of the minable reserve estimate, mining plans and metallurgy as well as the reasonableness, integrity and feasibility of all engineering, design, capacity, construction and operating specifications and arrangements, schedules, performance tests, and Project Revenues, Project Costs and Operating Costs contemplated by the Development Plan,  (B) the reasonableness of the assumptions set forth in the Financial Model and (C) such other matters with respect to the Project as any Lender may reasonably request;

(xix) copies of all policies, endorsements and other documents required under Article X to be in effect as of the Closing Date, accompanied by:  (A) an Officer’s Certificate of the Borrower certifying that the copies of each of the policies, endorsements and other documents delivered pursuant to this Section 4.01(a)(xix) are true, correct and complete copies thereof and (B) an Insurance Broker’s Certificate and customary insurance certificates confirming that the Borrower has obtained the Required Insurance, and (C) a report from the Insurance Consultant in form and substance reasonably satisfactory to the Lenders, upon which each Lender shall be entitled to rely, confirming the adequacy and completeness of the Required Insurance and that the Required Insurance is in full force and effect in accordance with the terms of this Agreement;

(xx) a mineral title report, dated April 11, 2014, prepared by Parr Brown Gee & Loveless, P.C. (as supplemented on June 30, 2014, the “Title Report”), upon which each Lender shall be entitled to rely, addressing the validity of title to the Mining Concessions held by any Loan Party and such other related matters with respect to the Project as any Lender may reasonably request;

(xxi) [Reserved]

(xxii) a copy of a social and environmental management plan in compliance with all applicable Environmental Laws,  Environmental Permits and the Equator Principles and verified by the Independent Engineer covering the Mine’s environmental, health and safety policies, procedures, performance indicators, responsibilities, training and periodic audits and inspections (the “Environmental Management Plan”);

(xxiii) [Reserved]

(xxiv) a report from the Independent Engineer, upon which each Lender shall be entitled to rely, addressing environmental and social matters with respect to the Project including the Borrower’s compliance with all applicable environmental and social requirements including the Equator Principles (assuming that the United States is and will remain a “Designated Country” as defined in the Equator Principles) and such other

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environmental and social matters with respect to the Project as any Lender may reasonably request;
(xxv) evidence that appropriate arrangements have been made for any Mining Financial Assurances, if any, in respect of the Project;
(xxvi) a report of legal counsel to the Lenders, addressing the legal risks related to the Project;

(xxvii) copies of the Historical Financial Statements accompanied by an Officer’s Certificate of each of the Borrower and the Sponsor, certifying that the copies of such financial statements fairly present the financial condition of such Person and its Subsidiaries (to the extent applicable) as of the date of such Historical Financial Statements and the results of operations of such Person and its Subsidiaries (to the extent applicable) for the period indicated in such Historical Financial Statements, all in accordance with GAAP;

(xxviii) a letter from the Borrower to the Independent Auditors authorizing the Independent Auditors to discuss all accounting matters pertaining to the Borrower with the Secured Parties;

(xxix) a  corporate budget for the Guarantors setting forth all planned expenditures for the period from the Closing Date until the Economic Completion Longstop Date and demonstrating that such expenditures are fully funded from the Guarantors’ unrestricted cash on hand (excluding any amounts in the Depositary Accounts) (the “Closing Corporate Budget”);

(xxx) the Depositary Agreement, duly executed by the Borrower and the Depositary Agent, together with written notice from the Depositary Agent that all of the Depositary Accounts required to be established under this Agreement and the Depositary Agreement have been established, together with the account numbers for each such Depositary Account; provided that if the conditions set forth in this clause (xxx) have not been satisfied on the date on which all other conditions set forth in this Section 4.01 have been satisfied or waived, the conditions set forth in this clause (xxx) shall be deemed waived for purposes of the Closing Date and the Borrower shall instead be required to satisfy such condition no later than August 15, 2014 and, in any event, prior to the Initial Funding Date.

(xxxi) a Solvency certificate substantially in the form of Exhibit J of signed by a Responsible Officer of each Loan Party confirming that each Loan Party is Solvent;

(xxxii)  an Officer’s Certificate of the Borrower substantially in the form of Exhibit K‑1, which certificate shall, among other things, confirm compliance with the conditions set forth in Section 4.01(b),  (d),  (e),  (f),  (g), (h) and (j) and provide evidence reasonably acceptable to the Lenders of the contribution of the Base Equity by the Sponsor and/or any other Guarantor to the Borrower;

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(xxxiii) an Officer’s Certificate of each Guarantor substantially in the form of Exhibit K‑2 confirming compliance with the condition set forth in Section 4.01(b) and Section 4.01(e) (as it relates to such Guarantor); and

(xxxiv) evidence that the Series A Preferred Shareholders of the Sponsor have (A) agreed that the granting of the security interests by each Loan Party in connection with the Debt Facilities will not constitute a “Liquidation Event” or similar term under the Sponsor’s Constituent Documents and (B) subordinated any liquidation preference rights or redemption rights they may have under the Sponsor’s Constituent Documents or otherwise to the Secured Obligations pursuant to the Acknowledgment Agreement.

(b) Taxes, Etc.  All Taxes and Other Taxes due and payable on or prior to the Closing Date (i) in connection with the execution, delivery, filing, recording or admissibility in evidence of any Transaction Document or to ensure the legality, validity, enforceability, perfection or admissibility in evidence of the Transaction Documents, and (ii) in connection with the consummation of the transactions contemplated by, and the performance of, the Transaction Documents, shall have been duly paid in full or an appropriate exemption therefrom shall have been obtained.

(c) Site Visit; Due Diligence.  Each of the Lenders (to the extent each such Lender elects to participate) and the Independent Engineer shall have completed to their reasonable satisfaction a Site visit not more than thirty (30) days prior to the Closing Date and otherwise completed a due diligence investigation of the Loan Parties, the Sponsors and the Project in scope, and with results, satisfactory to each Lender, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe (i) that any information provided to the Lenders in connection with the Project or any aspect of the Development Plan, taken as a whole, has become misleading, incorrect or incomplete in any material respect, (ii) that a Loan Party will not have good record title to all material properties and assets relating to the Mine, and (iii) that any event shall have occurred which has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Required Equity Contribution.  Evidence satisfactory to the Lenders (after consultation with the Independent Engineer) that the Sponsor and/or any other Guarantor has contributed cash constituting equity to the Borrower in an amount not less than U.S.$30,300,000 in the aggregate (the “Base Equity”), and that the Base Equity has been transferred to the Proceeds Account.

(e) Representations and Warranties.  The representations and warranties of each Loan Party contained in any Transaction Document or, which are contained in any document furnished at any time under it pursuant to any Transaction Document shall be true and correct in all material respects (except for representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty expressly relates to an earlier date, such representation or warranty shall have been true and correct in all material respects (except for representations and warranties qualified with

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respect to materiality, which shall have been true and correct in all respects) on and as of such earlier date).
(f) Absence of Defaults. No Prospective Event of Default or Event of Default shall have occurred and be Continuing.

(g) Material Adverse Effect.  Since March 31, 2014, there shall not have occurred any event which has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h) Certain Fees and Expenses.  The Borrower shall have paid all reasonable, documented and accrued expenses of the Arranger, the Agents and the Lenders (including all reasonable and documented fees and expenses of the Consultants, advisors and, subject to Section 15.04(a)(i), counsel to the Arranger, the Agents and the Lenders) and any fees due to the Arranger, the Agents and the Lenders as of the Closing Date.

(i) Repayment of Indebtedness.  Evidence satisfactory to the Lenders that all Indebtedness of the Borrower (other than Permitted Indebtedness) has been indefeasibly repaid or discharged in full and no other Indebtedness of the Borrower (other than Permitted Indebtedness) remains outstanding as of the Closing Date.

(j) No Material Litigation or Administrative Proceedings.  No material dispute, litigation, investigation, proceeding or suspension relating to the Project is ongoing as of the Closing Date (other than the Goshute Challenge).

(k) “Know Your Customer” Documentation.  The Lenders shall have received, on or before the date which is five (5) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the Patriot Act.

Section 4.02 Conditions Precedent to Initial Funding Date

   The obligation of each Lender to make its initial Loan under the Project Finance Facility shall be subject to the fulfillment of the following conditions precedent (each in form and substance satisfactory to the Lenders) prior to the Initial Funding Date:

(l) Closing Date. The Closing Date shall have occurred.

(m) Implementation of the Risk Management Program.  The Risk Management Program (including the Gold Price Protection Program) shall have been fully implemented, and the required hedge economic outcomes contained therein satisfied.

(n) Delivery of Certain Documents, Certificates, Etc.  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or “pdf” or similar electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or Material Project Party, as the case may be, each certificate dated the Initial Funding Date (or, in the case of certificates of governmental officials, a recent date before the Initial Funding Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

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(i) (A) an Officer’s Certificate of the Borrower providing (I) evidence reasonably acceptable to the Lenders (in consultation with the Independent Engineer) that the Base Equity has been fully applied by the Borrower to pay Project Costs contemplated by the Development Plan, (II) a reasonably detailed breakdown of Project Costs incurred by or on behalf of the Borrower on or prior to the Initial Funding Date and paid for with the proceeds of the Base Equity, and (III) invoices (or other evidence reasonably acceptable to the Administrative Agent) in respect of any Project Cost in excess of U.S.$50,000 (including any invoices in excess of U.S.$50,000 attached to any invoice issued by the Construction Contractor) paid for with the proceeds of the Base Equity, and (B) a certificate of the Independent Engineer confirming that all costs set forth in the invoices (or other evidence) referred to in clause (A)(III) of this Section 4.02(c)(i) constitute Project Costs contemplated by the Development Plan;

(ii) copies of each Hedge Agreement in effect as of the Initial Funding Date, including each Hedge Agreement required to be in effect on the Initial Funding Date in accordance with the Risk Management Program, including any amendments or supplements thereto (in each case properly executed), accompanied by an Officer’s Certificate of the Borrower certifying that (A) the copies of the Hedge Agreements delivered pursuant to this Section 4.02(c)(ii) are true, correct and complete copies of such Hedge Agreements and (B) each Hedge Agreement delivered pursuant to this Section 4.02(c)(ii) is in full force and effect, enforceable against each Person party thereto in accordance with its terms, (C) neither the Borrower nor, to the best knowledge of the Borrower, any other Person party to any Hedge Agreement delivered pursuant to this Section 4.02(c)(ii) is in default thereunder;

(iii) copies of each Material Project Agreement (including the Refining Agreement) and Support Instrument related thereto required to be in effect on the Initial Funding Date in accordance with the Development Plan, including any amendments or supplements thereto, not previously delivered to the Administrative Agent (in each case properly executed, stamped, registered and filed, as applicable), accompanied by an Officer’s Certificate of the Borrower certifying that (A) the copies of the Material Project Agreements and Support Instruments delivered pursuant to this Section 4.02(c)(iii) are true, correct and complete copies of such Material Project Agreements, (B) no term or condition of any Material Project Agreement or Support Instrument has been amended from the form thereof delivered pursuant to this Section 4.02(c)(iii) or from the form thereof, if any, previously delivered to the Administrative Agent or the Arranger (other than in connection with any such amendments or supplements so delivered), (C) each Material Project Agreement and Support Instrument delivered pursuant to Section 4.01(a)(x) or this Section 4.02(c)(iii) is in full force and effect, enforceable against each Person party thereto in accordance with its terms, (D) neither the Borrower nor, to the best knowledge of the Borrower, any other Person party to any Material Project Agreement or Support Instrument delivered pursuant to Section 4.01(a)(x) or this Section 4.02(c)(iii) is in default thereunder, and (E) the Borrower and each other Person party to each Material Project Agreement and Support Instrument delivered pursuant to Section 4.01(a)(x) or this Section 4.02(c)(iii) has complied with all conditions precedent to its obligations under such Material Project

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Agreement or Support Instrument, as the case may be, required to be performed or complied with by any such Person on or before the Initial Funding Date;

(iv) copies of each Real Estate Rights Agreement in effect on the Initial Funding Date, including any amendments or supplements thereto, not previously delivered to the Administrative Agent, accompanied by an Officer’s Certificate of each Loan Party certifying that (A) the copies of the Real Estate Rights Agreements delivered pursuant to this Section 4.02(c)(iv) are true, correct and complete copies of such Real Estate Rights Agreement, as the case may be, (B) no term or condition of any Real Estate Rights Agreement has been amended from the form thereof delivered pursuant to this Section 4.02(c)(iv) or the form thereof, if any, previously delivered to the Administrative Agent or the Arranger (other than in connection with any such amendments or supplements so delivered), (C) each Real Estate Rights Agreement delivered pursuant to this Section 4.02(c)(iv) is in full force and effect, enforceable against each Person party thereto in accordance with its terms, (D) neither such Loan Party nor, to the best knowledge of such Loan Party, any other Person party to Real Estate Rights Agreement delivered pursuant to this Section 4.02(c)(iv) is in default thereunder, (E) each of the Real Estate Rights Agreements delivered pursuant to this Section 4.02(c)(iv) has been filed for registration in the relevant public registry in which such filing is necessary or appropriate in order to render such Real Estate Rights Agreement enforceable against any third party in interest in respect of the Rights of Way conveyed to such Loan Party under such Real Estate Rights Agreement (subject to Permitted Liens) and (F) such Loan Party and each other Person party to each Real Estate Rights Agreement delivered pursuant to this Section 4.02(c)(iv) has complied with all conditions precedent to its obligations under such Real Estate Rights Agreement required to be performed or complied with by any such Person on or before the Initial Funding Date;

(v) copies of each Project Approval listed on Part I of Schedule 5.01(c) and each Agreement Approval necessary or required under the terms of the Transaction Documents, Applicable Law or the Development Plan to be obtained as of the Initial Funding Date, including any amendments and supplements thereto, accompanied by an Officer’s Certificate of each Loan Party certifying that (A) the copies of each of the Project Approvals and Agreement Approvals delivered pursuant to this Section 4.02(c)(v) are true, correct and complete copies of such Project Approval or Agreement Approval, as the case may be, (B) no term or condition of any such Project Approval or Agreement Approval has been amended from the form thereof delivered pursuant to this Section 4.02(c)(v) or form thereof, if any, previously delivered to the Administrative Agent or the Arranger, (C) each Project Approval and Agreement Approval delivered pursuant to this Section 4.02(c)(v) is final and non‑appealable, is in full force and effect and is free from conditions or requirements required to be satisfied as of the Initial Funding Date that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof and (D) the applicable waiting periods and judicial review periods prescribed by statute in connection with any Mining Concession have expired without any action having been taken or threatened by any Person that, in the opinion of the Majority Lenders, acting reasonably, could reasonably be expected to result in the suspension, cancellation, revocation or loss thereof or any material and adverse change thereto, and there is no other challenge,

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outstanding or threatened, to any such items that, in the opinion of the Majority Lenders, acting reasonably, could reasonably be expected to result in the suspension, cancellation, revocation or loss thereof or any material and adverse change thereto and as such the Mining Concessions are final and non‑appealable;

(vi) a copy of the Development Plan (updated to reflect actual Project Costs incurred and any revisions to the Project Costs, in each case on or prior to the Initial Funding Date), accompanied by an Officer’s Certificate of the Borrower stating that the Development Plan (including the Proposed Loan Disbursement Schedule  updated as of the Initial Funding Date)  (1) was prepared in good faith by the Borrower, (2) is based upon assumptions that are consistent with the requirements of the Transaction Documents, the Agreement Approvals, the Project Approvals and Applicable Law and that the Borrower considers to be reasonable in light of the conditions existing as of the Initial Funding Date, and (3) represents the Borrower’s best estimate of the information set forth therein as of the Initial Funding Date;

(vii) a copy of the Financial Model (updated to reflect actual Project Costs incurred and any revisions to the Project Costs, in each case on or prior to the Initial Funding Date), which shall meet the requirements set forth in Section 4.01(a)(xvii)(A)-(I); accompanied by an Officer’s Certificate of the Borrower stating that the Financial Model and its underlying models and assumptions (x) were prepared in good faith by the Borrower, (y) are based on assumptions that are consistent with the requirements of the Development Plan, the Transaction Documents, the Agreement Approvals, the Project Approvals and Applicable Law and that the Borrower considers to be reasonable in light of the conditions existing as of the Closing Date and (z) represent the Borrower’s best estimate of the information set forth therein as of the Initial Funding Date;

(viii) a Consent and Agreement for each Material Project Agreement (other than the Closing Surety Bonding Contracts and the documents described in clause (vii) of the definition of “Project Agreements”) in effect as of the Initial Funding Date, to the extent not delivered to the Administrative Agent on or prior to the Closing Date;

(ix) an Officer’s Certificate of the Borrower substantially in the form of Exhibit L‑1, which certificate shall, among other things, confirm compliance with the conditions set forth in Section 4.02(a),  (b) and (d) and Section 4.03(a),  (b),  (c),  (d),  (g)(i) through (g)(iv) (to the best of its knowledge), (i) and (j); and

(x) an Officer’s Certificate of each Guarantor substantially in the form of Exhibit L‑2 confirming compliance with the condition set forth in Section 4.03(a) and Section 4.03(b) (as it relates to such Guarantor).

(o) Account Funding.  (i) The conditions contemplated by Section 4.01(a)(xxx) shall have been satisfied (to the extent not satisfied on or prior to the Closing Date), (ii) all Depositary Accounts shall have been funded to the levels required pursuant to ARTICLE XIV or as otherwise required pursuant to the Loan Documents and (iii) the Administrative Agent shall

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have received evidence reasonably satisfactory to it that the Bullion Account has been established.
(p) Intercreditor Agreement. The Administrative Agent’s receipt of the Intercreditor Agreement, duly executed and delivered by each of the parties thereto.
Section 4.03 Conditions Precedent to All Borrowings

 The obligations of each Lender to make any Loan is subject to the fulfillment of the following conditions precedent (each in form and substance satisfactory to the Lenders) prior to the related Borrowing Date:

(q) Taxes, Etc.  All Taxes and Other Taxes due and payable on or prior to the Borrowing Date (i) in connection with the execution, delivery, filing, recording or admissibility in evidence of any Transaction Document or to ensure the legality, validity, enforceability, perfection or admissibility in evidence of the Transaction Documents, and (ii) in connection with the consummation of the transactions contemplated by, and the performance of, the Transaction Documents, shall have been duly paid in full or an appropriate exemption therefrom shall have been obtained.

(r) Representations and Warranties.  The representations and warranties of each Loan Party contained in any Transaction Document, or which are contained in any document furnished at any time under or pursuant to any Transaction Document, shall be true and correct in all material respects (except for representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) on and as of the Borrowing Date with the same force and effect as if made on and as of such date (or, if any such representation and warranty expressly relates to an earlier date, such representation and warranty shall have been true and correct in all material respects (except for representations and warranties qualified with respect to materiality, which shall have been true and correct in all respects) on and as of such earlier date).

(s) Absence of Defaults. No Prospective Event of Default or Event of Default shall have occurred and be Continuing or would result from such Borrowing or from the application of proceeds therefrom.

(t) Material Adverse Effect.  Since the Closing Date, there shall not have occurred any event or exist any circumstance which has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(u) Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements set forth in this Agreement.

(v) Borrower Officer’s Certificate.  For each Borrowing other than the initial Borrowing, the Administrative Agent shall have received at least eight (8) Business Days prior to the proposed date of Borrowing an Officer’s Certificate of the Borrower substantially in the form of Exhibit M‑1, which certificate shall, among other things, confirm compliance with the conditions set forth in Section 4.03(a),  (b),  (c),  (d),  (g)(i) through (g)(iv) (to the best of its knowledge), (h)(iii),  (i),  (j) and (with respect to a Borrowing of Loans under the Cost Overrun Facility) (k) and provide (i) invoices (or other evidence reasonably acceptable to the

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Administrative Agent) in respect of any Project Cost in excess of U.S.$50,000 (including any invoices in excess of U.S.$50,000 attached to any invoice issued by the Construction Contractor) which the Borrower intends to pay with the proceeds of such Loan and (ii) evidence of satisfaction of the Cost to Complete Test as of the date of such certificate.

(w) Independent Engineer Certificate.  The Administrative Agent and the Technical Agent shall have received from the Independent Engineer a certificate in the form of Exhibit M‑2 dated no more than five (5) Business Days prior to proposed date of Borrowing in the relevant Loan Notice, pursuant to which the Independent Engineer shall certify, among other things, to the best of its knowledge that:

(i) construction, including the percentage of works completed, of the Mine is progressing substantially in accordance with the Development Plan and the costs associated therewith are in accordance in all material respects with the Development Plan;

(ii) Economic Completion can reasonably be expected to occur by the Anticipated Economic Completion Date;
(iii) the Cost to Complete Test and the Time to Complete Test have been satisfied as of the date of the certificate; and

(iv) the Borrowing requested in the Loan Notice is necessary to pay invoices then due and payable with respect to Project Costs contemplated by the Development Plan and incurred on or prior to the date of the Borrowing or to pay Project Costs contemplated by the Development Plan as such Project Costs become due and payable within thirty (30) days of the date of the Borrowing.

(x) Evidence of Project Costs; Application of Additional Equity.  The Lenders and the Independent Engineer shall have received (i) a copy of all invoices (or other evidence reasonably acceptable to the Administrative Agent) and related documentation in respect of any Project Costs in excess of U.S.$50,000 (including any invoices in excess of U.S.$50,000 attached to any invoice issued by the Construction Contractor) which the Borrower intends to pay with the proceeds of such Loan, (ii) a summary of all invoices which the Borrower intends to pay with the proceeds of such Loan and (iii) evidence reasonably satisfactory to the Administrative Agent that any Additional Equity has been applied to Project Costs.

(y) Fees and Expenses.  The Borrower shall have paid all reasonable, documented and accrued expenses of the Arranger and the Secured Parties (including all reasonable and documented fees and expenses of the Consultants, advisors and, subject to Section 15.04(a)(i), counsel to any of the Secured Parties) and any fees due to the Arranger or any Secured Party as of the Borrowing Date.

(z) Compliance with Risk Management Program.  The Administrative Agent shall have received evidence satisfactory to it that the Borrower is in compliance in all material respects with the Risk Management Program (including the Gold Price Protection Program).

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(a) Borrowings Under the Cost Overrun Facility. With respect to a Borrowing of Loans under the Cost Overrun Facility, the PFF Commitments shall have been disbursed in full.
Section 4.04 Conditions Precedent to Mechanical Completion

(aa) Occurrence of Mechanical Completion Date.  “Mechanical Completion” shall occur on the first date on which all of the following conditions precedent shall have been satisfied and the Technical Agent shall have delivered the confirmation contemplated in Section 4.04(b):

(i) The Mine (without regard to the status of the First Leach Pad Expansion) shall have been constructed and become available for normal, safe and continuous operation in compliance in all material respects with all of the requirements and specifications of the Development Plan, the Environmental Management Plan, Applicable Law, Environmental Law, the Equator Principles, all Project Approvals and Prudent Industry Practices.

(ii) The Borrower shall have delivered to the Administrative Agent (A) a certificate in form and substance satisfactory to the Administrative Agent certifying that Substantial Completion (as defined in the Construction Management Contract) has occurred, (B) a copy of the notice of acceptance provided by the Borrower to the Construction Contractor in accordance with Section 2.3 of the Construction Management Contract with the consent of the Majority Lenders, acting reasonably and in consultation with the Independent Engineer and (C) to the extent applicable, substantial completion (or such similar milestone) has occurred under each other Material Project Agreement then in effect.

(iii) All equipment and infrastructure necessary for the complete, safe and reliable operation of the Mine, as specified in Schedule 4.04(a)(iii), has been properly constructed, installed and tested as an integrated and completed operating system and all of the services and utilities necessary for the continuous operation of the Mine shall have been obtained in accordance with the Development Plan.  No defects or deficiencies exist in respect of the equipment and infrastructure of, and the services and utilities for, the Mine that could adversely affect in any material respect the performance of the Mine under the performance standards contemplated by the Development Plan and the Environmental Management Plan and in accordance with Applicable Law, Environmental Law, the Equator Principles, all Project Approvals and Prudent Industry Practices.

(iv) The Borrower has sufficient operational spare parts inventory and special tools, including such spare parts inventory, special tools and consumables stored as specified in Schedule 4.04(a)(iv), necessary for the operation and maintenance of the Mine in accordance in all material respects with the requirements and specifications of the Development Plan, the Environmental Management Plan, Applicable Law,

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Environmental Law, the Equator Principles, all Project Approvals and Prudent Industry Practices.

(v) All material operation and maintenance manuals have been produced and all management and staffing arrangements are in place, in each case consistent with Prudent Industry Practices and the Development Plan.

(vi) All payments required to be made under the Construction Management Contract, any other Material Project Agreement and any other agreement, contract or subcontract entered into in connection with the development and construction of the Mine shall have been paid in full or the Borrower shall have established adequate reserves with respect to such payments in accordance with GAAP, and there shall be no outstanding mechanic’s Liens on the Project related to any such agreements, contracts and subcontracts, other than those subject to a Contest and as to which the Borrower shall have established adequate reserves in accordance with GAAP.

(vii) The Borrower shall have delivered to the Administrative Agent duly executed acknowledgments of payments and releases of Liens from the Construction Contractor and each subcontractor for all work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished for the construction of the Mine.

(viii) All Taxes and Other Taxes payable on or prior to Mechanical Completion (A) in connection with the execution, delivery, filing, recording or admissibility in evidence of any Transaction Document or to ensure the legality, validity enforceability, perfection or admissibility in evidence of the Transaction Documents, and (B) in connection with the consummation of the transactions contemplated by, and the performance of, the Transaction Documents shall have been duly paid in full or an appropriate exemption therefrom shall have been obtained.

(ix) All of the Required Insurance (including with respect to the operational phase of the Project) shall be in full force and effect in accordance with the terms of this Agreement and the Lenders shall have received an Officer’s Certificate of the Borrower, countersigned by the Insurance Consultant, confirming the same.

(x) All liquidated damages, if any, payable under any construction contract shall have been paid to the Borrower by each applicable construction contractor.

(xi) The Sponsor has provided a corporate budget for the Guarantors setting forth all planned expenditures for the period from the Mechanical Completion Date until the Economic Completion Longstop Date and demonstrating that such expenditures are fully funded from the Guarantors’ unrestricted cash on hand (excluding any amounts in the Depositary Accounts) (the “Updated Corporate Budget”).

(xii) No Prospective Event of Default or Event of Default shall have occurred and be Continuing.

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(xiii) Since the Closing Date, there shall not have occurred any event(s) and no circumstance exists which has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(xiv) The representations and warranties of each Loan Party contained in any Transaction Document, or which are contained in any document furnished at any time under or pursuant to any Transaction Document, shall be true and correct in all material respects (except for representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) on and as of such date with the same force and effect as if made on and as of such date (or, if any such representation and warranty expressly relates to an earlier date, such representation and warranty shall have been true and correct in all material respects (except for representations and warranties qualified with respect to materiality, which shall have been true and correct in all respects) on and as of such earlier date).

(xv) Certificates. Each of the Administrative Agent and the Technical Agent shall have received the following certificates:
(A) A certificate of the Independent Engineer in substantially the form attached hereto as Exhibit N‑1; and
(B) A certificate of a Responsible Officer of the Borrower in substantially the form attached hereto as Exhibit N‑2.

(bb) Confirmation of Occurrence of Mechanical Completion Date.  Promptly upon its receipt of the certificates referred to in Section 4.04(a)(xv) and its delivery to the Lenders of such certificates together with such other evidence as reasonably requested by the Technical Agent in satisfaction of items (i) through (xv) of Section 4.04(a), the Technical Agent shall deliver a notice to the Borrower confirming the date on which Mechanical Completion has occurred.

Section 4.05 Conditions Precedent to Economic Completion

  Occurrence of Economic Completion Date.  “Economic Completion” shall occur on the first date on which all of the following conditions precedent shall have been satisfied following the end of the Completion Test Period and the Technical Agent shall have delivered the confirmation contemplated in Section 4.05(b):

(i) Mechanical Completion shall have occurred and the tests and conditions set forth in Part II of Schedule IV hereto (the “Economic Completion Tests”) shall have been conducted in accordance with the Agreed Test Protocols and satisfied in full during the Completion Test Period.

(ii) No Prospective Event of Default or Event of Default shall have occurred and be Continuing.

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(iii) Since the Closing Date, there shall not have occurred any event(s) and no circumstance exists which has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iv) The representations and warranties of each Loan Party contained in any Transaction Document, or which are contained in any document furnished at any time under or pursuant to any Transaction Document, shall be true and correct in all material respects (except for representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) on and as of such date with the same force and effect as if made on and as of such date (or, if any such representation and warranty expressly relates to an earlier date, such representation and warranty shall have been true and correct in all material respects (except for representations and warranties qualified with respect to materiality, which shall have been true and correct in all respects) on and as of such earlier date).

(v) All Depositary Accounts shall have been funded to the levels required as of Economic Completion pursuant to Article XIV and as otherwise required pursuant to the Loan Documents.

(vi) Each Material Project Agreement delivered to the Administrative Agent prior to the Economic Completion Date that is reasonably necessary or advisable in connection with the operation and maintenance of the Mine in accordance in all material respects with the requirements and specifications of the Development Plan is in full force and effect.

(vii) Since commencement of the operations (including throughout the Completion Test Period), the Project shall have been in compliance in all material respects with Environmental Laws and the Equator Principles and managed in accordance with Prudent Industry Practices and the Development Plan.

(viii) The First Leach Pad Expansion Costs are projected to be no greater than U.S.$3,500,000.
(ix) For each Calculation Date through to the Maturity Date, the Prospective Debt Service Coverage Ratio is at least 1.50:1.00.
(x) For each Calculation Date through to the Maturity Date, the Loan Life Coverage Ratio is at least 1.70:1.00.
(xi) For each Calculation Date through to the Maturity Date, the Project Life Coverage Ratio is at least 2.00:1.00.
(xii) The Reserve Tail is not less than 30%.
(xiii) Certificates. Each of the Administrative Agent (with sufficient copies thereof for each Lender) and the Technical Agent shall have received the following certificates:

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(A) A certificate of the Independent Engineer in substantially the form attached hereto as Exhibit O‑1; and
(B) A certificate of a Responsible Officer of the Borrower in substantially the form attached hereto as Exhibit O‑2.

(b) Confirmation of Occurrence of Economic Completion Date.  Promptly upon its receipt of the certificates referred to in Section 4.05(a)(xiii) and its delivery to the Lenders of such certificates together with such other evidence as reasonably requested by the Technical Agent in satisfaction of items (i) through (xiii) of Section 4.05(a), the Technical Agent shall deliver a notice to the Borrower confirming the date on which Economic Completion has occurred.

ARTICLE I REPRESENTATIONS AND WARRANTIES
Section 5.01 Representations and Warranties of the Loan Parties

 The Borrower represents and warrants to each Lender and each Agent as of the Closing Date and each Borrowing Date that:

(a) Organization, Authority and Ownership.     The Borrower (A) is duly formed and validly existing and in good standing under the laws of the State of Delaware,  (B) has all requisite power and authority to (x) own or lease and operate its property and to carry out the development, construction, completion, ownership and operation of the Mine and (y) execute, deliver and perform its obligations under each Transaction Document to which it is a party and (C) is duly qualified and is licensed and in good standing under the laws of each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.  The Borrower does not own, and has never owned, any properties or assets other than those relating to the Project and the Borrower has not engaged in any business or activity other than in connection with the development, construction, completion, ownership and operation of the Project.  All of the outstanding Equity Interests in the Borrower have been validly issued in compliance with the Constituent Documents of the Borrower and Applicable Law and are fully paid, non‑assessable and free and clear of all Liens, except for Liens created in favor of the Secured Parties under the Loan Documents.

(i) As of the date hereof, the authorized Equity Interests in the Borrower consist of 1,443,880 partnership units, which are owned as follows:
(A) MDW Pan Holding owns 1,263,880 partnership units in the Borrower, representing approximately 87.53% of the authorized and outstanding Equity Interests in the Borrower;
(B) the Sponsor owns 179,900 partnership units in the Borrower, representing approximately 12.46% of the authorized and outstanding Equity Interests in the Borrower; and

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(C) MDW Mine owns 100 partnership units in the Borrower, representing approximately 0.01% of the authorized and outstanding Equity Interests in the Borrower.

(b) Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Transaction Document to which it is or is to be a party are within its corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of such its Constituent Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which it is a party or affecting it or its properties or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (iii) violate any Applicable Law.  The Borrower is not in default under or with respect to, any Contractual Obligation that has or could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Consents and Approvals for Project, Etc.   There are no (A) authorizations, franchises, licenses, approvals, permits, exemptions and consents or other action by, or notice to, or filing with, any Governmental Authority or any other Person, (B) Mining Concessions, water rights, easements, leases, surface rights, rights of way, property rights and other consents between the Borrower and third parties or (C) licenses or other rights to use technology, in each case of (A), (B) and (C) necessary for the development, construction and operation of the Project in all material respects as contemplated by the Development Plan, the performance by the Borrower of its obligations under the Material Project Agreements and the export and sale of Saleable Product other than those listed or referred to in on Schedule 5.01(c) hereto (the ”Project Approvals”).

(i) All Project Approvals have been issued to or made by the Borrower, other than those Project Approvals which are routine in nature and operating permits which are not currently necessary or required for the development, construction or operation of the Mine as contemplated by the Development Plan or otherwise required to be in effect under the terms of Applicable Law, this Agreement or the other Transaction Documents as indicated in Schedule 5.01(c).

(ii) The Borrower is in compliance in all material respects with all Project Approvals held by it.  The Project Approvals issued to or made by the Borrower (A) are sufficient to permit the development, construction and operation of the Project in all material respects as contemplated by the Development Plan, the performance by the Borrower of its obligations under the Material Project Agreements and the export and sale of Saleable Product, (B) have been duly obtained, taken, given or made, (C) are valid and in full force and effect and (D) are free from conditions or requirements that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof.

(iii) The Borrower has no reason to believe that any of the Project Approvals which have not been obtained as of the date this representation or warranty is made or deemed to be made, but which will be required in the future, will not be obtained

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in the ordinary course as and when required under the terms of the Transaction Documents, the Development Plan and Applicable Law or will be subject to any conditions or requirements that cannot be met or complied with.

(iv) As of the Initial Funding Date, all applicable waiting periods and judicial review periods prescribed by statute in connection with any Project Approval or Mining Concession required to be in effect as of the Initial Funding Date for the development, construction or operation of the Mine as contemplated by the Development Plan or pursuant to the terms of Applicable Law, this Agreement or the other Transaction Documents have expired without any action having been taken or threatened by any party seeking the suspension, cancellation, termination, revocation or loss of such Project Approval or Mining Concession or any material and adverse change thereto, and there is no other challenge outstanding or threatened to any such Project Approval or Mining Concession seeking its suspension, cancellation, termination, revocation or loss thereof or any material and adverse challenge thereto.  The grant of each of the Project Approvals or Mining Concessions to the Borrower is final and non‑appealable.

(v) At every time after the Initial Funding Date on which the representation in this Section 5.01(c)(vi) is made or deemed to be made, to the Borrower’s knowledge, there is no challenge to the validity of any Project Approval or Mining Concession seeking that such Project Approval or Mining Concession be suspended, cancelled, terminated, revoked or materially and adversely modified, and the Borrower has not received any written notification of the threat of any such challenge.

(c) Binding Agreement.  This Agreement has been, and each other Transaction Document to which the Borrower is or will become a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Transaction Document to which the Borrower is a party when delivered hereunder will constitute, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d) Consents and Approvals for Agreements.   No approval, consent, exemption or authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary for (A) the execution, delivery and performance by, or enforcement against, the Borrower of each of the Transaction Documents to which it is a party, (B) the grant by the Borrower of the Liens created under the Collateral Documents, (C) the perfection and maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (D) the exercise by any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the approvals, consents, exemptions, authorizations, actions, notices and filings listed on Schedule 5.01(e) (the “Agreement Approvals”), all of which (I) have been duly obtained, taken, given or made, (II) are in full force and effect, (III) are not subject to appeal, intervention or similar proceeding and (IV) are free from conditions or requirements that have not been met or complied with, other than (1) the filings referred to in Section 5.01(dd), (2) consents, authorizations, filings and notices required by Applicable Laws or the Loan Parties’ Constituent Documents in connection with an exercise of remedies, and (3) those Agreement Approvals

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which are not currently necessary or required to be in effect under the terms of Applicable Law, this Agreement or the other Transaction Documents as indicated in Schedule 5.01(e).

(i) The Borrower has no reason to believe that any of the Agreement Approvals which have not been obtained as of the date of this representation or warranty is made or deemed to be made, but which will be required in the future, will not be obtained in due course as and when required under the terms of the Transaction Documents, the Development Plan and Applicable Law or will be subject to conditions or requirements that cannot be met or complied with.

(ii) All applicable waiting periods in connection with any Agreement Approval required to be in effect as of the date this representation or warranty is made or deemed to be pursuant to the terms of Applicable Law, this Agreement or any other Transaction Document have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon any such Agreement Approval and no event has occurred that could reasonably be expected to result in the revocation, termination or adverse modification of any such Agreement Approval.

(c) Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing at law, in equity, in arbitration or before any Governmental Authority by or against any Loan Party or against any of its properties, assets or revenues (including (i) any actions, suits, proceedings, claims or disputes related to Environmental Laws that purport to affect or pertain to this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby or the Project and (ii) the Goshute Challenge) that could reasonably be expected to have a Material Adverse Effect.

(e) Financial Statements.  The Historical Financial Statements of the Borrower (i) were prepared in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower as of the date thereof and its results of operations for the period covered thereby, subject in the case of any such unaudited financial statements and related statements of income or operations, shareholders’ equity and cash flows, to the absence of footnotes and to normal year‑end adjustments; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(f) No Material Adverse Effect.  Since March 31, 2014, no event has occurred and no circumstance exists, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(g) Project Information.     The Borrower has disclosed to each Lender and each Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to

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any Lender or any Agent in connection with the Project and the negotiation of this Agreement or any other Transaction Document delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading.

(i) The forecasted balance sheets, income statements and cash flow statements as well as other projections and other forward‑looking statements and forecasts with respect to the Borrower and the Project (including those contained in the Financial Model, the Development Plan, any Annual Budget and Operating Plan or any Construction Progress Report) delivered to any Lender or any Agent are a fair and reasonable description of what they purport to describe and were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the light of the conditions existing at the time of delivery of such projections, statements or forecasts and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(ii) The assessment of the Mining Reserves contained in the Development Plan is fair and reasonable and determined in compliance in all material respects with the standards applicable to NI43-101.

(h) No Immunity.  Neither the Borrower nor any of its properties has any immunity from jurisdiction of any court otherwise having valid subject matter and personal jurisdiction or from set‑off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(i) Real Property Interests.    Set forth on Part I of Schedule 5.01(k) hereto is a complete and accurate list as of the date hereof of all the Mining Concessions and all other real property interests owned by the Borrower and showing as of such date the status thereof and the information required under such Schedule.  The Borrower owns an undivided 100% interest in each Mining Concession and other real property interest held by it.

(i) Set forth on Part II of Schedule 5.01(k) hereto is a complete and accurate list as of the date hereof of all leases of real property under which the Borrower is the lessee, showing as of such date the information required under such Schedule.  The Borrower holds an undivided 100% leasehold interest in the property covered by each such lease.

(ii) Set forth on Part III of Schedule 5.01(k) is a complete and accurate list as of the date hereof of all licenses or rights of use of real property under which the Borrower is the licensee or the party having such right to the use of real property, showing as of such date the information required under such Schedule.  None of the licenses or rights of use listed on such Schedule have been terminated or suspended, and all conditions precedent to effectiveness for each such license and right of use have been satisfied in all material respects.  The Borrower owns an undivided 100% interest in any license or right of use of real property held by it.

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(iii) Set forth on Part IV of Schedule 5.01(k) hereto is a complete and accurate list as of the date hereof of all rights of way and easements appurtenant to the Mine and for use in connection with the Mine, showing as of such date the information required under such Schedule.  The Borrower owns an undivided 100% interest in any right of way or easement held by it.

(j) Title to Properties, Etc.  Subject to the qualifications and exceptions listed in the Title Report, the Borrower has good registered and beneficial title in fee simple to, or a valid leasehold interest in, or other valid title interest to (as the case may be) all Mining Concessions held by it, all real property rights, including all Rights of Way, necessary for the development, construction and operation of the Mine in accordance in all material respects with Applicable Law, the Project Approvals and the Transaction Documents and as otherwise contemplated by the Development Plan, free and clear of any Liens, other than Permitted Liens.  The Mining Concessions and any other Real Estate Rights Agreement relating to any Right of Way necessary for the development, construction and operation of the Mine in accordance with Applicable Law, the Project Approvals and the Transaction Documents and as otherwise contemplated by the Development Plan have been validly granted to and registered in the name of the Loan Party holding such Mining Concession or party to such Real Estate Rights Agreement, are in good standing, with no disputes thereunder, and are in full force and effect.

(i) The Borrower has good, legal and valid title to all of its personal property and assets, free and clear of any Liens, other than Permitted Liens.

(ii) No mortgage, pledge, financing statement or other instrument or recordation similar in effect covering all or any part of the Collateral purported to be covered by the Collateral Documents or listing the Borrower or any trade name of the Borrower as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent, in each case, on behalf of and for the benefit of the Secured Parties or in respect of any other Permitted Lien.

(iii) All of the services, utilities, equipment and materials or supplies necessary for the Borrower to develop, construct, operate and maintain the Mine in accordance in all material respects with Applicable Law, the Project Approvals and the Transaction Documents and as otherwise contemplated by the Development Plan are available or will be made available to the Borrower under the Material Project Agreements, substantially as contemplated in the Development Plan and Financial Model.

(iv) The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties to be used in the conduct of the business of the Borrower are in reasonable condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are now used and for the Borrower’s planned exploration, development, construction and operation of the Project.

(v) The Mine, if built and operated in accordance with the plans and specifications contained in the Development Plan, is reasonably expected to conform to

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and comply in all material respects with all covenants, conditions, restrictions and reservations in Applicable Law, the Project Approvals and the Transaction Documents.

(vi) The real property and Mining Concessions listed on Schedule 5.01(k) are sufficient in duration, scope, content and effect to permit the Borrower to conduct all activities contemplated in the Development Plan and the Project Approvals, over the time periods specified therein.

(k) Royalties.  There are no royalties or other similar burdens on production affecting the Mine other than those set forth on Schedule 5.01(m) and there are no material disputes among the Borrower or between the Borrower and any other Person with respect to the calculation of such royalties.

(d) Development Plan; Economic Completion.

(i) The Borrower’s good faith estimate and belief is that construction, including the percentage of works completed, of the Mine is progressing in accordance with the most recently approved Development Plan and the costs associated therewith are in accordance in all material respects with the Development Plan.

(ii) The Borrower believes in good faith that it is technically feasible for the Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Development Plan.

(iii) The Borrower’s good faith estimate and belief is that Mechanical Completion and Economic Completion will occur prior to the Mechanical Completion Longstop Date and the Economic Completion Longstop Date, respectively.

(l) Payment of Taxes.    The Borrower has filed or caused to be filed all tax returns and reports required to be filed and has paid all Taxes, assessments, fees and other governmental charges levied or imposed upon the Borrower or its properties, income or assets otherwise due and payable (including all installments with respect to the current period) and has made appropriate provision for Taxes for the current period, except those which are being Contested.

(i) There is no proposed Tax assessment against the Borrower, including any Tax liability in respect of withholding Taxes, in connection with the Project or the other transactions contemplated by the Transaction Documents or the Development Plan, which is not specifically reflected in the Financial Model.  The Financial Model accurately reflects all material Taxes that will be due and payable by the Borrower assuming that the Borrower has the income and expenses reflected in the Financial Model.

(ii) The Borrower is not party to any Tax sharing agreement.

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(m) Taxes, Fees and Duties.    All applicable Other Taxes have been paid in full (except as may be required for the registration of the Collateral Documents which will be paid (or have been paid) in full on or prior to the Closing Date).

(i) No Taxes are required to be paid in connection with the execution, delivery, filing, recording, perfection, priority, validity, enforceability or admissibility in evidence of the Transaction Documents except as may be required for the registration of the Collateral Documents which will be paid (or have been paid) in full on or prior to the Initial Funding Date.

(n) Ranking.  The Secured Obligations are direct, unconditional, and unsubordinated senior secured obligations of the Borrower, and such Secured Obligations rank, in right of payment, upon the bankruptcy or insolvency of the Borrower, senior in right of payment and collateral security to all other obligations or Indebtedness of the Borrower, other than those obligations or Indebtedness secured by a Permitted Lien.

(o) Contracts with Affiliates.  Each agreement, arrangement, understanding or dealing entered into by the Borrower with any of its Affiliates (the “Affiliate Contracts”) on or prior to the Closing Date is listed in Schedule 5.01(r) or has otherwise been entered into after the Closing Date in accordance with the terms of this Agreement and has been disclosed to the Lenders.

(p) Material Project Agreements, Etc.  (i) A copy of each Material Project Agreement, Support Instrument related thereto, Real Estate Rights Agreement, Secured Hedge Agreement, Agreement Approval, Project Approval and Partnership Agreement presently in effect has been furnished to the Administrative Agent, and each such copy is true, correct, current and complete.

(i) Except as otherwise expressly permitted hereunder, none of the Material Project Agreements, Support Instruments related thereto, Real Estate Rights Agreements or the Partnership Agreement has been amended, modified or supplemented or has been rescinded, terminated, invalidated, suspended or otherwise impaired.

(ii) Each Material Project Agreement, each Support Instrument related thereto, each Real Estate Rights Agreement and the Partnership Agreement is in full force and effect.

(iii) No default has occurred and is continuing or would result from the consummation of the transactions contemplated under the Loan Documents under any of the Material Project Agreements, Support Instruments related thereto, Real Estate Rights Agreements, Affiliate Contracts, Agreement Approvals, Project Approvals or Partnership Agreement in effect as of the date on which this representation is made or deemed to be made has occurred and is continuing.

(iv) The Borrower is not in default in any material respect under any Material Project Agreement, Support Instrument related thereto, Real Estate Rights Agreement, Secured Hedge Agreement, Agreement Approval, Project Approval or the Partnership Agreement.

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(v) To the Borrower’s knowledge, no Person (other than the Borrower) party to any Material Project Agreement, Support Instrument related thereto, Real Estate Rights Agreement, Secured Hedge Agreement, Agreement Approval, Project Approval or the Partnership Agreement is in default in any material respect thereunder.

(vi) No Person party to any Material Project Agreement, Support Instrument related thereto, Real Estate Rights Agreement, Secured Hedge Agreement, Agreement Approval, Project Approval or Partnership Agreement has stated that any such agreement, instrument or approval is no longer in effect or expressly repudiated, or persistently failed to perform, its material obligations thereunder.

(q) Compliance.  The Borrower is in compliance in all material respects with the requirements of all Applicable Laws, Agreement Approvals held by it, Project Approvals held by it and all orders, writs, injunctions and decrees applicable to it or to its properties.

(r) Environmental Compliance.    The facilities and properties owned, leased or operated by the Borrower for the Project (the “Properties”) and all operations at the Properties comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non‑compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could reasonably be likely to (A) result in a material liability or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.  To the knowledge of the Borrower, there is no contamination at, under or about the Properties in violation of any Environmental Law or that could reasonably be expected to give rise to material liability of the Borrower under any applicable Environmental Laws or otherwise result in material costs to the Borrower.

(i) The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law with respect to the Mine, and as a result thereof it has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to result in a material liability.

(ii) There are no and, to the Borrower’s knowledge, never have been any underground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property owned or operated by the Borrower.

(iii) There has been no release or, to the Borrower’s knowledge, threat of release of Hazardous Materials at or from the Properties, arising from or related to the Borrower’s operations in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably give rise to material liability under Environmental Laws.

(iv) The Borrower is not undertaking, or has not completed, either individually or together with other potentially responsible parties, any investigation or

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assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that could be reasonably expected to result in a material liability; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated by the Borrower have been disposed of in a manner consistent with any applicable Environmental Laws and not reasonably expected to result in a material liability to the Borrower.

(v) The Borrower has not received and is not aware of any written notice of violation, alleged violation, non‑compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of its Properties or the business operated by it (the “Business”), nor does the Borrower have knowledge that any such written notice will be received or is being threatened by any Governmental Authority, that could reasonably be expected to result in a material liability.

(vi) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which the Borrower is or is expected to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(vii) The Borrower has not assumed pursuant to a written contract or otherwise any liability of any other Person under Environmental Laws with respect to the Projects.
(s) Investment Company. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

(t) Employment Agreements.  There are no employment agreements covering management of the Borrower other than those on customary terms, and there are no collective bargaining agreements or other labor agreements covering any employees of the Borrower.

(u) ERISA, Etc.  (i)  Each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans.  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.  As of the most recent valuation date for any Pension Plan, the Insufficiency, individually or in the aggregate for all Pension Plans (except for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could not reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Loan Party and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a

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complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 101(l) of ERISA, could not reasonably be expected to have a Material Adverse Effect.  Neither the execution of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will involve a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(i) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Borrower (a “Foreign Plan”):

(A)Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(B)The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(C)Each Foreign Plan has been established, registered, funded, invested and administered in accordance with all Applicable Laws and its terms, and, where applicable, has been maintained in good standing with applicable regulatory authorities.

(D)No Foreign Plan maintained in Canada is a “registered pension plan” that contains a “defined benefit provision”, both as defined in the Income Tax Act (Canada).

(v) Use of Proceeds.  The proceeds of the Loans will be used solely to pay Project Costs contemplated by the Development Plan; provided that, if the Availability Period of the Project Finance Facility does not end prior to the Economic Completion Date, on the Economic Completion Date the Borrower may borrow the undrawn balance of the PFF Commitments and use the proceeds of such Loan to reimburse the Sponsor or any other Guarantor for any Additional Equity contributions of such Guarantors if the Goshute Challenge Resolution Date has occurred by such date.

(w) Indebtedness of the Borrower. Set forth on Schedule 5.01(z) is a complete and accurate list and description of all Indebtedness owed by the Borrower as of the date of this Agreement.
(x) Subsidiaries. (i) The Borrower has no Subsidiaries and is not a general or limited partner in any general or limited partnership or party to any joint venture.

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(i) The Borrower has not engaged in any business other than entering into the Transaction Documents to which it is a party and participating in the transactions contemplated thereby, and such other business as may be reasonably incidental in the ordinary course to the development, construction, financing, ownership, maintenance, management and operation of the Mine in accordance with the Transaction Documents.

(viii) The Borrower has no liabilities other than those incurred under the Transaction Documents or permitted under this Agreement and the Borrower is not a party to or bound by any Contractual Obligation other than as contemplated by the Transaction Documents to which it is a party or those Contractual Obligations permitted under this Agreement.

(y) Margin Regulations.  The Borrower is not engaged and will not engage, principally or as one of its important activities in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(z) Intellectual Property.  The Borrower owns, or possesses the right to use, all Intellectual Property necessary for the operation of its business.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon any Intellectual Property rights held by any other Person.  The Borrower has not received from any third party a claim in writing that it is infringing in any material respect the Intellectual Property of such third party.  The use of Intellectual Property by the Borrower does not infringe on the rights of any Person in any manner that could be reasonably expected to have a Material Adverse Effect.

(aa) Perfection, Etc.

(i) The Security Agreement and other Collateral Documents to which the Borrower is a party are each effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Collateral described in any Collateral Document, when certificates and promissory notes, as applicable, representing such Collateral are delivered to the Collateral Agent, the respective Collateral Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof, as security for the Secured Obligations, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 5.01(dd) in appropriate form are filed in the offices specified on Schedule 5.01(dd), each Lien granted by the Borrower under the Security Agreement and the other Collateral Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral,

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Permitted Liens that pursuant to Applicable Law are entitled to a higher priority than the Liens created by the Collateral Documents).

(ii) On and after the Closing Date, each Mortgage is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and the proceeds thereof, and when each Mortgage is filed in the office specified on Schedule 5.01(dd), such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in the Mortgaged Properties and the proceeds thereof, as security for the Secured Obligations (as defined in the Mortgage), in each case, prior and superior in right to any other Person except Permitted Liens.

(bb) Events of Default, Etc.  No Prospective Event of Default or Event of Default has occurred and is Continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(cc) Patriot Act, OFAC and Other Governmental Regulations.

(i) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates or respective officers, directors, brokers or agents of it or its Affiliates (i) has violated any Anti‑Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co‑operation and Development’s Financial Action Task Force on Money Laundering.

(ii) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates or respective officers, directors, brokers or agents of it or its Affiliates that is acting or benefiting in any capacity in connection with the Loans is a Prohibited Person.

(iii) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates or respective officers, directors, brokers or agents of it or its Affiliates, acting or benefiting in any capacity in connection with the Loans (A) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Prohibited Person, (B) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti‑Terrorism Law or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law.

(dd) Solvency; Insolvency Proceedings.
(i) The Borrower is Solvent.
(ii) The Borrower is not subject of any pending or, to the best knowledge of the Borrower, threatened Insolvency Proceedings.

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(ee) Insurance. All Required Insurance has been obtained and is in full force and effect.
ARTICLE V AFFIRMATIVE COVENANTS
Section 6.01 Affirmative Covenants of the Borrower

 So long as any Lender shall have any Commitment hereunder or any Loan or other Secured Obligation hereunder or under any other Loan Document shall be outstanding, the Borrower shall:

(a) Compliance with Laws, Etc.  Comply in all material respects with all Applicable Laws (including compliance with Anti‑Terrorism Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Applicable Law or order, writ, injunction or decree is subject to Contest.

(b) Payment of Obligations.  Pay and discharge as the same shall become due and payable all of its obligations and liabilities, including (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Contested; (ii) all lawful claims that, if unpaid, would by law become a Lien upon its properties; and (iii) all Indebtedness as and when due and payable, except where failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

(c) Compliance with Environmental Laws, Etc.  (i) Comply in all material respects, and cause each other Person operating or occupying its properties to comply in all material respects, with all applicable Environmental Laws (including any such Environmental Laws relating to the disposal and cleanup of Hazardous Materials), Environmental Permits, the Environmental Management Plan and the Equator Principles (assuming that the United States is and will remain a “Designated Country” as defined in the Equator Principles); (ii) obtain, maintain and renew all Environmental Permits necessary for its operations and the Mine; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws and the Environmental Management Plan; provided,  however, that the Borrower shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is subject to Contest.

(d) Preservation of Existence, Etc.  Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the State of Delaware.  The Borrower shall preserve or renew all of its registered patents, trademarks, trade names and service marks as are reasonably necessary for the development, operation and maintenance of the Mine.

(e) Accounting and Cost Control Systems.    Maintain adequate accounting, management information and cost accounting systems for the Project and shall employ independent auditors of recognized international standing to audit annually its financial

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statements.  The accounting and cost control systems of the Borrower shall include, at the time of Economic Completion and thereafter until repayment in full of all Secured Obligations and the termination or expiry of all Commitments, records of capitalized assets, including (a) asset description, (b) asset cost, (c) asset book lives, (d) cumulative depreciation and (e) net book value, all in sufficient detail to enable the Secured Parties to exercise the right to direct the Collateral Agent to take action pursuant to the Security Agreement and the Depositary Agreement;  provided that the recorded capitalized cost of any asset listed in the records may differ from the asset’s capitalized purchase cost as a result of the allocation of indirect costs.

(f) Books and Records.  (i) Maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.

(g) Inspection Rights.  Permit representatives of each Agent and Lender and their independent contractors, including the Independent Engineer, to visit and inspect the Site and any of its properties (subject to reasonable Site safety requirements), to examine its corporate, financial and operating records and any other information reasonably requested by such representatives, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, other management personnel and independent public accountants all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to it.  If no Event of Default or Prospective Event of Default has occurred and is continuing, (i) the Independent Engineer may visit the Site at least quarterly prior to Economic Completion and may make annual visits to the Site after Economic Completion, and the associated reasonable and documented fees and out‑of‑pocket expenses of such site visits shall be for the account of the Borrower and (ii) the Agents and any Lender (or their respective designees) may accompany the Independent Engineer on such site visits.  The Borrower shall reimburse each Agent and Lender for the associated reasonable and documented fees and out‑of‑pocket expenses of two (2) site visits by each Agent (or its designee) and each Lender in each Fiscal Year.  The Independent Engineer and representatives of each Agent or Lender shall be entitled to make an unlimited number of site visits at any time when an Event of Default or Prospective Event of Default has occurred and is continuing, and in each case the associated fees and out‑of‑pocket expenses of the Independent Engineer, each Agent and each Lender in connection with such visits shall be for the account of the Borrower.

(h) Maintenance of Properties, Etc.  (i) Maintain, preserve and protect all its properties and equipment necessary in the operation of the Mine in good working order and condition, ordinary wear and tear excepted, in accordance with Prudent Industry Practices and in a manner that ensures that the conditions set forth in the warranty provisions of the Construction Management Contract or by any construction contractor, manufacturing supplier or vendor of any equipment incorporated into the Mine are not violated in any respect that could reasonably be expected to void such warranty; and (ii) make all necessary repairs thereto and renewals and replacements thereof.  The Borrower shall (x) maintain, preserve and protect all its properties constituting any part of the Collateral; and (y) ensure that its properties constituting any part of

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the Collateral are used solely for the purposes of the Project in accordance with the Transaction Documents.

(i) Title to Properties and Validity and Priority of Lien of Mortgage.  Maintain, warrant and defend (a) its title and interest in and to its properties constituting any part of the Collateral and every material part thereof, (b) the validity and priority of the Lien on the Collateral (including the Lien of the Mortgage on the Mortgaged Properties), subject to Permitted Liens, for so long as any Secured Obligations are outstanding and will warrant and defend the same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than Permitted Liens and (c) good and valid title to all of its other properties and assets constituting any part of the Collateral that are, individually or in the aggregate, material, subject to only to Permitted Liens, in each case, other than those properties and assets disposed of in accordance with the terms of this Agreement or any other Loan Document.

(j) Perfection of Security.

(i) From time to time and at all times, make, do, execute and deliver or cause to be made, done, executed and delivered all such acts, deeds, assurances, filings, registrations and things in all relevant jurisdictions as may be necessary for more effectually perfecting the Liens created under the Collateral Documents and implementing and carrying out the true intent and meaning of the Collateral Documents to which it is a party or any agreement delivered pursuant thereto and such additional Collateral Documents, in form and substance satisfactory to the Collateral Agent, as the Collateral Agent may from time to time reasonably request, to ensure (A) all of the assets then constituting the Collateral are subject to a Lien in favor of the Collateral Agent pursuant to one or more Collateral Documents to the extent provided in the Collateral Documents, (B) that such Lien is perfected in all appropriate jurisdictions and (C) the intended first ranking priority of such Lien (subject to any Permitted Lien that may have priority).  Without limiting the generality of the foregoing, the Borrower shall provide the Collateral Agent with satisfactory evidence of completion of all filings, recordings, registrations and transfers which are necessary to give effect to the foregoing.

(ii) Execute and deliver to the Secured Parties all such documents, instruments and agreements and do all such other acts and things as may be reasonably required to enable the Secured Parties to exercise and enforce their respective rights in connection with the Collateral provided for in the Collateral Documents.

(k) Material Project Agreements and Real Estate Rights Agreements.  The Borrower shall  perform and observe all material terms and provisions of each Material Project Agreement and Real Estate Rights Agreement to be performed or observed by it, (ii) maintain each Material Project Agreement and any Support Instrument relating thereto and each Real Estate Rights Agreement to which it is a party in full force and effect, (iii) exercise all its rights, discretion and remedies under each Material Project Agreement, related Support Instrument and each Real Estate Rights Agreement to which it is a party, in accordance with its terms and in a manner consistent with (and subject to) the Loan Parties’ obligations under the Loan Documents, (iv) take all such actions to such end as may be from time to time requested by the

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Administrative Agent, (v) upon request of the Administrative Agent, make to each Material Project Party such demands and requests for information and reports or for action as the Borrower is entitled to make under such Material Project Agreement or Support Instrument, as the case may be, and (vi) notify the Collateral Agent and the Administrative Agent of any proposed amendment, termination, modification or waiver of any Material Project Agreement or Real Estate Rights Agreement to which it is a party.

(l) Approvals and Mining Concessions.  Obtain, maintain in full force and effect, renew and comply in all material respects with the Agreement Approvals, Project Approvals (including the Mining Concessions), the Rights of Way and all other rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, necessary for the construction, development and operation of the Project, necessary to comply with its obligations under the Transaction Documents, necessary to derive all material benefits from the Material Project Agreements and necessary to sell Saleable Product.  The Borrower shall, with due diligence and in a reasonable and prudent manner, enforce the material rights granted to it under and in connection with all such Agreement Approvals, Project Approvals and Rights of Way.  The Borrower shall timely pay all Taxes, assessments and fees required to be paid to maintain the Mining Concessions and Rights of Way.  Specifically with respect to the Mining Concessions, the Borrower shall timely and properly pay the annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the annual mining claim maintenance or rental fees and of the Borrower’s intention to hold the present Mining Concessions and any future Mining Concessions with respect to the Site.  The Borrower shall pay such fees and complete such filings and recording as are required under Applicable Law not less than thirty (30) days before the time required for completion of such acts (or, to the extent any payment, filing or recording is not permitted to be completed at such time, as early as practicable thereafter), and shall deliver to the Collateral Agent proof of performance of such acts not less than fifteen (15) days (or, to the extent any payment, filing or recording is not permitted to be completed at such time, as early as practicable thereafter) before the time required for performance of such acts.  The Collateral Agent shall have the right to make payments of maintenance fees on behalf of the Borrower if not paid as provided above and to treat such amounts as a Secured Obligation for which the Borrower is liable under this Agreement and the other Loan Documents.

(m) Use of Proceeds.  Use the proceeds of the Loans solely to pay Project Costs contemplated by the Development Plan; provided that, if the Availability Period of the Project Finance Facility does not end prior to the Economic Completion Date, on the Economic Completion Date the Borrower may borrow the undrawn balance of the PFF Commitments and use the proceeds of such Loan to reimburse the Sponsor or any other Guarantor for any Additional Equity contributions of such Guarantors if the Goshute Challenge Resolution Date has occurred by such date.

(n) Ranking.  Undertake that its Secured Obligations shall at all times rank in right of payment and collateral security senior to all of its other obligations or Indebtedness, other than those obligations or Indebtedness secured by a Permitted Lien.

(o) Construction, Completion and Operation of the Project.  The Borrower shall cause the design, development, construction, completion and operation of the Project to be

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carried out and completed with due diligence and continuity and in accordance in all material respects with Applicable Law, sound, generally accepted construction, engineering and operating practices, the plans and specifications set forth in the Development Plan, the Environmental Management Plan and Prudent Industry Practices.

(p) Covenant to Give Security.  Upon the acquisition of any property by such Person that constitutes Collateral and is not already subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, shall, at its own expense, (i) within ten (10) days of such acquisition, furnish to the Administrative Agent and the Collateral Agent a description of the property so acquired, (ii) within twenty (20) days of such acquisition, duly execute and deliver a mortgage, pledge, assignment and other security agreements, as specified by and in form and substance satisfactory to the Administrative Agent and the Collateral Agent, securing payment of all of the Secured Obligations and constituting Liens on all such properties, (iii) within thirty (30) days (or in the case of mortgages, forty‑five (45) days) of such acquisition, take whatever action including the recording of mortgages, the filing of financing statements, the giving of notices and the endorsement of notices on title documents that may be necessary or advisable in the opinion of the Administrative Agent and the Collateral Agent to vest in the Collateral Agent valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments and security agreements delivered pursuant to this Section 6.01(p), enforceable against all third parties in accordance with their terms, and (iv) within sixty (60) days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, as to such mortgages, pledges, assignments and security agreements being legal, valid and binding obligations of such Person enforceable in accordance with their terms, as to the matters contained in clause (iii) above, and to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent may reasonably request.

(q) Accounts.  Shall maintain and have available the Depositary Accounts and the Bullion Account set forth in ARTICLE XIV and comply with the terms of the Loan Documents with respect to the Depositary Accounts and the Bullion Account, in particular (but without limitation) the Cash Flow Waterfall.

(r) Maintenance of Supplies.  Shall maintain at all times in full force and effect contracts providing for an adequate supply of all inputs necessary for the Project, including spare parts, except to the extent such inputs are readily available on commercially reasonable terms.

(s) Sale of Saleable Product. Shall ensure that:

(i) all gold doré from the Mine is transported to the Nominated Refinery for refining to the London Good Delivery standard pursuant to the Refining Agreement, which Nominated Refinery shall at all times (A) be listed on the then-current “Good Delivery List” maintained by the LBMA and (B) comply with the LBMA’s then-current “Responsible Gold Guidance” framework;

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(ii) all Refined Gold refined at the Nominated Refinery (including amounts transferred from the exercise of any early settlement or advance compensation option under the Refining Agreement, which early settlement or advance compensation option shall not be exercised without the prior written consent of the Administrative Agent) is credited or settled to the Bullion Account; provided that the Borrower shall not permit the balance of the Bullion Account to exceed 5,000 ounces of Refined Gold; provided,  further, that any amounts in excess of such 5,000 ounce limit shall be credited or settled to an External Metal Account (as defined in the Refining Agreement) approved by the Administrative Agent in writing; and

(iii) Refined Gold in the Bullion Account may be used for spot sales (with Lenders or their respective Affiliates only) and to comply with delivery obligations under Secured Hedge Agreements entered into in conformance with the Risk Management Program.

(t) Separateness.

(i) Maintain bank accounts separate from those of the Sponsor or any other Affiliate of the Sponsor with commercial banking institutions and not commingle its funds with those of the Sponsor or any other Affiliate of the Sponsor;

(ii) Act solely in its name and through its duly authorized officers, managers, managing partner, representatives or agents in the conduct of its businesses;

(iii) Conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(iv) Obtain proper authorization from partner(s), member(s), director(s) and manager(s) as required by its Constituent Documents for all of its corporate actions;
(v) Comply in all material respects with the governance and other terms of the Partnership Agreement; and
(vi) Cause its liabilities to be readily distinguishable from the liabilities of the Sponsor or any other Affiliate of the Sponsor.
(u) Risk Management Program. Comply in all material respects with the Risk Management Program (including the Gold Price Protection Program).

(v) Further Assurances.  Cooperate with any reasonable request of a Secured Party in connection with the exercise of any of its rights under this Agreement or any other Loan Document and agrees, promptly upon reasonable request by any Agent, or any Lender through the Administrative Agent, to execute, acknowledge and deliver all further instruments, documents and other information, and take all such further acts as any Agent, or any Lender through the Administrative Agent, reasonably requests from time to time in order to carry out the

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purposes of this Agreement or any other Loan Document to enable any Secured Party to exercise and enforce its rights and remedies hereunder or thereunder.
ARTICLE VI NEGATIVE COVENANTS
Section 7.01 Negative Covenants of the Borrower

 So long as any Lender shall have any Commitment hereunder or any Loan or other Secured Obligation hereunder or under any other Loan Document shall be outstanding, the Borrower shall not:

(a) Limitation on Liens.  (i) Create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, (ii) sign or file or suffer to exist, under the Applicable Laws of any jurisdiction (including the Uniform Commercial Code), a financing statement that the Borrower as debtor or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, (iii) sign, file or suffer to exist any agreement in respect of its properties, assets or revenues on file in the United States of America or (iv) assign any accounts or other right to receive income, other than, in each case, Permitted Liens.

(b) Limitation on Indebtedness. Directly or indirectly, create, incur, assume or suffer to exist any Indebtedness other than the following Indebtedness (“Permitted Indebtedness”):
(i) Indebtedness under the Loan Documents;

(ii) obligations (contingent or otherwise) of the Borrower existing or arising under any Hedge Agreement; provided that (A) such obligations are (or were) entered into by the Borrower in accordance with the Risk Management Program in the ordinary course of business for the purpose of directly mitigating risks associated with the business of the Borrower and not for the purposes of speculation or taking a “market view”) and (B) such Hedge Agreement does not contain any provision exonerating the non‑defaulting party from its obligations to make payments on outstanding transactions to the defaulting party;

(iii) Indebtedness arising under (A) the Closing Surety Bonding Contracts and (B) the U.S.$2,500,000 bond provided by or on behalf of the Borrower pursuant to Section 5.10 of the Contract Mining Agreement;

(iv) (A) surety and similar bonds (other than in connection with the Closing Surety Bonding Contracts) and other obligations of like nature to secure bids, contracts (other than contracts for the payment of money), leases, statutory obligations and similar obligations arising in the ordinary course of business and (B) purchase money obligations (including Capitalized Leases and loans with respect to trucks and other vehicles) of the Borrower within the limitations set forth in clause (iv) of the definition of “Permitted Liens”, in the case of clauses (A) and (B), not exceeding U.S.$1,000,000 in aggregate at any one time outstanding;

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(v) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days;

(vi) Indebtedness arising from netting services, overdraft protection, cash management obligations and otherwise in connection with deposit and securities accounts in the ordinary course of business;

(vii) Indebtedness arising from insurance premium financing with respect to any Required Insurance; provided that the term of such Indebtedness shall not extend beyond the term of the policy to which the premium relates; and

(viii) Permitted Affiliate Debt.

(c) Change in Nature of Business or Project.  Directly or indirectly, (A) engage in any business other than the business of the Project or cease such business or (B) change the purpose, nature or scope of the Project from that described in the Development Plan.

(d) Place of Business.  Change its principal place of business, except within the United States upon thirty (30) days’ prior written notice to the Administrative Agent.  The Borrower shall not, directly or indirectly, establish any place of business in any location that would result, at the time such place of business is established, in any Lender’s failure to comply with all Applicable Laws and policies governing such Lender.

(e) Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into any Person or otherwise Dispose of (whether in one transaction or a series of transactions) all or substantially all of its properties or assets (whether now or hereafter acquired) to or in favor of any Person.

(f) Dispositions. Directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:
(i) Dispositions of Refined Gold or other Saleable Product produced at the Mine in accordance with the Development Plan in the ordinary course of business;
(ii) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(iii) Dispositions of equipment or real property in the ordinary course of business to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are applied to the purchase price of such replacement property within forty‑five (45) days after receipt of such proceeds; and

(iv) Dispositions of immaterial assets on an arm’s length basis for cash in the ordinary course of business; provided that (a) the fair market value of such Dispositions shall not exceed U.S.$500,000 in the aggregate in any Fiscal Year and

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(b) no such Disposition could reasonably be expected to adversely affect the construction, operation or maintenance of the Project.
(g) Investments. Directly or indirectly, make any Investments except for:
(i) Cash Equivalents;

(ii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(iii) Investments by the Borrower in Hedge Agreements permitted to be entered into under the definition of “Risk Management Plan”.

(h) Affiliate Contracts.  Directly or indirectly, enter into any transaction or series of transactions with or for the benefit of one of its Affiliates (including any dispositions of Saleable Product), except for (a) transactions in the ordinary course of business on fair and reasonable terms no less favorable to it than would be included in an arm’s‑length transaction with a non‑Affiliate, (b) Permitted Affiliate Debt and (c) Restricted Payments permitted pursuant to Article XI.

(i) Amendments of Constituent Documents.  Directly or indirectly, amend or otherwise modify any of its Constituent Documents to the extent any such amendment or modification could reasonably be expected to adversely affect any of the Secured Parties or change its jurisdiction of incorporation (except within the United States upon thirty (30) days’ prior written notice to the Administrative Agent).

(j) Accounting Changes, Stock Exchange, Etc.  Directly or indirectly, make any change in (i) accounting policies or reporting practices, except as required by GAAP, (ii) its Fiscal Year or (iii) its Independent Auditor (unless a new auditor is appointed that constitutes an Independent Auditor), in each case without the prior written consent of the Majority Lenders.

(k) Prepayments, Etc., of Indebtedness.  Directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms (including the terms of the Guaranty and the Acknowledgment Agreement) of, any Indebtedness, other than pursuant to the terms of the Loan Documents; provided that the foregoing shall not apply to any reimbursement to ServiceCo for Operating Costs incurred by ServiceCo under an Additional Project Agreement relating solely to the Project or the Borrower if such costs are passed through at cost with no markup applied.

(l) Material Project Agreements, Etc.  Directly or indirectly, (i) suspend, cancel, terminate or rescind any Material Project Agreement, Project Approval or Real Estate Rights Agreement or consent to or accept any suspension, cancellation, termination or recession thereof (except to the extent the Borrower enters into a Replacement Project Agreement or replacement Project Approval or Real Estate Rights Agreement within sixty (60) days of such suspension,

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cancellation, termination or recession), (ii) amend, modify or change in any manner (other than change orders under the Construction Management Contract and the Contract Mining Agreement not exceeding U.S.$500,000 individually or U.S.$5,000,000 in the aggregate per annum) in any material respect any Material Project Agreement, any Support Instrument related thereto or any Real Estate Rights Agreement or give any consent, waiver or approval with respect to any material term thereunder without the prior written consent of the Majority Lenders (not to be unreasonably withheld, conditioned or delayed), (iii) waive any material defaults under or any breach of any material term or condition of any Material Project Agreement, any Support Instrument related thereto, any Project Approval or any Real Estate Rights Agreement, (iv) consent to any assignment or transfer of rights under any Material Project Agreement, any material Support Instrument related thereto or any material Real Estate Rights Agreement, Project Approval or Agreement Approval (other than as required by the Collateral Documents) without the prior written consent of the Majority Lenders, or (v) take any other action in connection with any Material Project Agreement or any Support Instrument related thereto that would, in each case, materially impair the value of the interest or rights of the Borrower thereunder or that would impair the rights or interests of any Lender.

(m) Formation of Subsidiaries. Directly or indirectly, organize or invest in any Subsidiary.
(n) Partnerships, Etc. Directly or indirectly, become a general or limited partner in any general or limited partnership or party to any joint venture.
(o) Hedge Agreements. Directly or indirectly, enter into any Hedge Agreement not permitted by the definition of “Risk Management Plan”.

(p) Capital Expenditures.  Following the Economic Completion Date, directly or indirectly, make any Capital Expenditures other than Sustaining Capital Expenditures and Capital Expenditures made from amounts transferred to the Distribution Account pursuant to Section 14.11.

(q) Additional Contracts.  Directly or indirectly, enter into or permit to exist any Contractual Obligation other than (i) the Loan Documents, (ii) the Material Project Agreements, (iii) agreements, arrangements, understandings or dealings entered into in the ordinary course of business and which could not reasonably be expected to result in liability or cost to the Borrower of more than U.S.$2,000,000 in the aggregate in any year, or (iv) to the extent expressly provided for in the Development Plan or any Annual Budget and Operating Plan which is effective in accordance with the provisions of Section 9.01(c);  provided that (A) to the extent that any such Contractual Obligation constitutes an Additional Project Agreement, the Borrower shall have complied with its obligations under Section 6.01(p) and entered into a Consent and Agreement with respect thereto,  (B) any such Contractual Obligation that is entered into with or for the benefit of any Affiliate complies with Section 7.01(h), and (C) no such Contractual Obligation (other than this Agreement or any other Loan Document) shall (1) limit the ability of the Borrower to create, incur, assume or suffer to exist Liens on its property or assets, or (2) require the grant of a Lien by the Borrower to secure such Contractual Obligation.

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(r) Hazardous Materials.  Directly or indirectly, discharge, dispense, release, emit, deposit or allow to release, emit, deposit, discharge, escape or migrate on, in, under or from the Mine any Hazardous Materials or transport Hazardous Materials from the Mine in violation in any material respect of any applicable Environmental Law or Environmental Permit or in a manner that would be reasonably expected to result in a material liability.

(s) Equity Interests. Directly or indirectly:
(i) Issue or sell any additional Equity Interests in the Borrower other than to the Equity Pledgors;
(ii) Issue or authorize to be issued any certificates representing any of its Equity Interests other than to the Equity Pledgors; or
(iii) Permit any Person other than the Equity Pledgors to become, after the date hereof, a holder of any Equity Interests in the Borrower;

provided that any such additional Equity Interests holder shall within five (5) Business Days of becoming an Equity Interest holder enter into a pledge agreement substantially in the form of the Pledge Agreement to which the Guarantor transferring such Equity Interests is party or otherwise on terms acceptable to the Lenders.

(t) Defined Benefit Provision.  Directly or indirectly, maintain or contribute to (or have any obligation to contribute to) a “registered pension plan” that contains a “defined benefit provision”, both as defined in the Income Tax Act (Canada).

(u) Accounts.  Directly or indirectly, (i) maintain any deposit or security accounts other than the Depositary Accounts, the Distribution Account and the Bullion Account, (ii) (subject to Section 14.02) change the name or account number of any Depositary Accounts or the Bullion Account or (iii) instruct or otherwise cause any transfer of funds other than in compliance with the terms and conditions of Article XIV and the Depositary Agreement.

(v) Sales of Receivables. Directly or indirectly, sell to any Person its right to be paid in respect of any receivables due or to become due to the Borrower at any time for Saleable Product.

(w) Amendments to Plans.  Directly or indirectly, amend or otherwise modify in any material respect the Development Plan, the Financial Model or the Environmental Management Plan without the prior consent of the Majority Lenders.

(x) Abandonment or Suspension of Project.  Directly or indirectly, (1) abandon, suspend, agree to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, construction or operation of the Project, or take any action that could be deemed an “abandonment” or “suspension” of the Project, (ii) permit any unscheduled stoppage or disruption to construction, operation or maintenance of the Project for more than ten (10) days within any thirty (30)  day period (other than due to a Force Majeure) or (iii) place the Project on care and maintenance (except where necessary in an emergency).

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(y) Cost to Complete Test; Time to Complete Test. Directly or indirectly, fail to satisfy the Cost to Complete Test or the Time to Complete Test for more than thirty (30) consecutive days.

(z) Key Material Project Parties and Consultants.  Directly or indirectly, permit the removal or replacement of, or assignment by, the Construction Contractor, the Mining Contractor or the Refiner, without the prior written consent of the Majority Lenders.

(aa) Acquisitions by Construction Contractor.  Directly or indirectly, authorize or permit any acquisition by the Construction Contractor in its capacity as agent of the Borrower under Section 9.3(b) of the Construction Contract that is not consistent with the Development Plan.

(bb) Infill Drilling Program. Directly or indirectly, undertake or permit an Infill Drilling Program, except:
(i) Prior to Economic Completion, if:
(A) The Project has achieved Mechanical Completion;
(B) Aggregate expenditures on the Infill Drilling Program do not exceed U.S.$2,500,000;

(C) Any expenditures on the Infill Drilling Program are funded by (I) additional cash constituting equity contributed by the Sponsor or any other Guarantor and not comprising Additional Equity or (II) cash deposited into the Proceeds Account in excess of the pro forma cash flow projections for the Project in the Financial Model, to the extent such excess cash is the result of realized gold prices on gold production not subject to any Hedge Agreement being higher than the prices forecasted in the Financial Model; and

(D) The Cost to Complete Test and the Time to Complete Test will be satisfied after accounting for any Infill Drilling Program expenditures; or
(ii) On and after the Economic Completion Date, from any amounts on deposit in or credited to the Distribution Account.
ARTICLE VII FINANCIAL COVENANTS
Section 8.01 Financial Covenants

 So long as any Lender shall have any Commitment or any Loan or other Secured Obligations hereunder or under any other Loan Document shall be outstanding, the Borrower shall:

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(a) Historical Debt Service Coverage Ratio.  Maintain, as of the initial Principal Repayment Date and each Quarterly Date thereafter, a Historical Debt Service Coverage Ratio of not less than 1.25:1.00.

(b) Prospective Debt Service Coverage Ratio.  Maintain, as of each Calculation Date, a Prospective Debt Service Coverage Ratio for each Calculation Date through to the Maturity Date of not less than 1.25:1.00.

(c) Loan Life Coverage Ratio. Maintain, as of each Calculation Date, a Loan Life Coverage Ratio for each Calculation Date through to the Maturity Date of at least 1.30:1.00.
(d) Project Life Coverage Ratio. Maintain, as of each Calculation Date, a Project Life Coverage Ratio for each Calculation Date through to the Maturity Date of at least 1.80:1.00.
(e) Reserve Tail. Maintain, as of any date of determination, a Reserve Tail of at least 25%.

(f) Cumulative Recovery Ratio.  Achieve, as of each Quarterly Date between September 30, 2015 and June 30, 2016, a Cumulative Recovery Ratio equal to at least 90% of the cumulative recovery ratio projected in the Development Plan as of such Quarterly Date.

ARTICLE VIII REPORTING, NOTICE AND CALCULATION REQUIREMENTS
Section 9.01 Reporting Requirements

 So long as any Lender shall have any Commitment hereunder or any Loan or other Secured Obligations hereunder or under any other Loan Document shall be outstanding, the Borrower shall:

(a) Construction Progress Reports.  Deliver to the Administrative Agent and the Technical Agent and each Lender, no later than twenty (20) days after the end of each calendar month prior to Economic Completion, in form and substance satisfactory to the Independent Engineer and the Technical Agent, a summary of construction of the Mine during such month (each, a “Construction Progress Report”), describing (i) physical, financial and managerial (including staffing, safety and environmental) progress during such month, (ii) total expenditures for the current month and cumulative construction related expenditures to date, together with a comparison of the same against the Development Plan and the Proposed Loan Disbursement Schedule and a detailed explanation of any material deviations therefrom, (iii) the Borrower’s then‑current estimate of construction‑related expenditures and total Project Costs by month anticipated to be incurred prior to Economic Completion, and any projected Cost Overruns, (iv) evidence in detail of the Cost to Complete Test and the Time to Complete Test, (v) the Anticipated Mechanical Completion Date and the Anticipated Economic Completion Date and the anticipated timing of achievement of the milestones set forth in the Development Plan, (vi) compliance with the Environmental Management Plan, (vii) any Mine production during such period, (viii) any fact or occurrence of which the Borrower is aware that could reasonably be expected to (A) materially increase the total Project Costs of the Project above those set forth in the Development Plan, (B) materially delay Mechanical Completion beyond the Anticipated Mechanical Completion Date or Economic Completion beyond the Anticipated Economic

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Completion Date or (C) have, either individually or in the aggregate, a Material Adverse Effect, (ix) a description of change orders (with copies provided at the request of the Administrative Agent) approved under the Construction Management Contract and each other construction contract and the reason therefor and (x) the status of any pending material Project Approvals.  Each such report shall be accompanied by an Officer’s Certificate of the Borrower certifying that such report is correct and complete.

(b) Operating Reports.  Deliver to the Administrative Agent and the Technical Agent, as soon as available, but in any event no later than twenty (20) days after the end of each calendar month occurring after the Economic Completion Date, in form and substance satisfactory to the Independent Engineer and the Technical Agent, a summary of operations for each such calendar month and a summary of the calendar year‑to‑date operations, in each case including comparisons to the Development Plan and any then‑applicable Annual Budget and Operating Plan, as appropriate, including information in reasonable detail concerning:  (i) Mine production during such month, (ii) Hedge Agreements in effect during such month and any deliveries or payments made thereunder, (iii) any adjustments made to any pricing formula or component thereof in any Hedge Agreement during such month, (iv) the Borrower’s inventory of Refined Gold and other Saleable Product at the end of such month, (v) Project Revenues generated during such month, (vi) Operating Costs during such month, (vii) any Capital Expenditures during such month, (viii) the Borrower’s most recent cash planning forecast by month covering at least the next six (6) months, (ix) any material developments during such month in Mine operations which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (x) a description of compliance and noncompliance with Project Approvals and Agreement Approvals, (xi) without duplication of any of the foregoing, a description of any material defects or material malfunctions at the Mine and factors affecting actual or expected Operating Costs and Project Revenues, (xii) any material deviation in the production of Saleable Product from projections for such month contained in the Financial Model, (xiii) estimates of Operating Costs and Capital Expenditures for the remainder of the Fiscal Year and an explanation of any material variation from the Operating Costs and Capital Expenditures contained in the Annual Budget and Operating Plan and (xiv) the managerial (including staffing, safety and environmental) performance of the Project during such month.

(c) Annual Budget and Operating Plan.    Deliver to the Administrative Agent and the Technical Agent an annual budget and operating plan, including a statement of projected Project Revenues and Operating Costs on an individual line item basis and Debt Service for the Fiscal Year to which it relates (the “Annual Budget and Operating Plan”), no later than thirty (30) days after the commencement of the Fiscal Year to which it relates.  Each Annual Budget and Operating Plan shall be accompanied by an Officer’s Certificate of the Borrower stating that the budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 9.01(c).

(i) No later than sixty (60) days after the receipt of any Annual Budget and Operating Plan, the Majority Lenders, acting reasonably and in consultation with the Independent Engineer, shall approve such Annual Budget and Operating Plan or shall advise the Borrower of any changes thereto necessary for approval by the Majority Lenders.

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(ii) If any item of a proposed Annual Budget and Operating Plan is not approved by the Majority Lenders pursuant to clause (ii) above, the Borrower shall comply with all approved items (if any) of such Annual Budget and Operating Plan.  With respect to those items (if any) of an Annual Budget and Operating Plan that are disapproved, the Borrower and the Lenders shall continue to discuss such items; provided that if the Borrower and the Lenders are unable to agree with respect to such item, the amount set forth for such item in the Annual Budget and Operating Plan for the preceding Fiscal Year relating to such disapproved items shall be applicable (and shall for all purposes hereof be deemed to be part of the approved Annual Budget and Operating Plan for the current Fiscal Year until such time as such items of the Annual Budget and Operating Plan for the current Fiscal Year have been approved by the Majority Lenders); provided that until so approved, the budgeted amounts of such disputed items shall be escalated by an amount equal to the US Producers Price Index – Commodities (Series ID: WPUFD4131).

(iii) Each Annual Budget and Operating Plan shall (A) be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower and written assumptions stated therein which the Borrower believes to be reasonable as to all factual and legal matters material to such estimates, and reflect the Borrower’s best estimate of the future results of the Borrower and the Project and (B) be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, previous years.  Each Annual Budget and Operating Plan shall include (1) fair and good faith reasonable estimates of Project Revenues and Operating Costs on an individual line item basis and Debt Service and pro forma cash flow projections for each month covered by the Annual Budget and Operating Plan, (2) a summary of the Mine’s major maintenance schedule to the end of the then current long‑term major maintenance cycle (and related scheduled outages), (3) the Borrower’s fair and good faith reasonable estimates of the costs of such maintenance and its envisioned effect on the Mine’s operations, (4) the Project’s program for spare parts (including the proposed suppliers thereof and prices therefor, inventory management and fuel supply management) and (5) such other information as may be reasonably requested by any Lender.  Any proposed amendment to an Annual Budget and Operating Plan shall be delivered by the Borrower promptly to the Administrative Agent and the Technical Agent and shall become effective on the date on which it is approved by the Majority Lenders.  At the time the Borrower submits such proposed amendment, the Borrower shall certify the purpose of such amendment and that such amendment is reasonably necessary or advisable for the operation and maintenance of the Mine.  Within thirty (30) Business Days after the receipt of any amendment pursuant to this clause (iv) and all information needed by the Lenders and the Independent Engineer to evaluate the requested amendment, the Majority Lenders shall approve such amendment or shall advise the Borrower of the items which are disapproved and the reason for such disapproval.  If all or any part of a proposed amendment is disapproved, the Borrower shall comply with the approved Annual Budget and Operating Plan.

(iv) Notwithstanding anything in this clause (c) to the contrary, no Annual Budget and Operating Plan or amendment thereto shall become effective until approved by the Majority Lenders in accordance with this clause (c).

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(d) Updated Development Plan.    Promptly and in any event within thirty (30) days of the end of each Fiscal Year and within thirty (30) days of any proposed material change to the then-existing Development Plan, deliver to the Administrative Agent and the Technical Agent an updated Development Plan.  Each updated Development Plan delivered pursuant to this Section 9.01(d) shall be accompanied by an Officer’s Certificate of the Borrower stating that the updated Development Plan (including, to the extent applicable, the Proposed Loan Disbursement Schedule)  (A) was prepared in good faith by the Borrower, (B) is based on assumptions that are consistent with the requirements of the Transaction Documents, the Agreement Approvals, the Project Approvals and Applicable Law and that the Borrower considers to be reasonable in light of the conditions existing as of the delivery of such updated Development Plan and (C) represents the Borrower’s best estimate of the information set forth therein as of the date of such delivery.

(i) No later than sixty (60) days after receipt of the updated Development Plan and all information needed by the Lenders and the Independent Engineer to evaluate such updated Development Plan, the Majority Lenders, acting reasonably and in consultation with the Independent Engineer, shall approve such Development Plan or shall advise the Borrower of any changes thereto necessary for approval by the Majority Lenders.  Until such time as the Majority Lenders have approved the updated Development Plan, the then‑existing Development Plan shall continue to apply for all purposes of this Agreement and the other Loan Documents.

(e) Updated Financial Model.    Promptly and in any event within twenty (20) days of the end of each fiscal quarter and within twenty (20) days of any proposed material change to the then‑existing Financial Model, deliver to the Administrative Agent and the Technical Agent an updated Financial Model based on the most recently approved Development Plan and updated to reflect actual Project Costs incurred, amounts payable under the Debt Facilities and the Risk Management Program, and the assumptions set forth in Section 4.01(a)(xvii)(A)-(I) (as such assumptions may be updated from time to time in accordance with this Agreement).  Each updated Financial Model delivered pursuant to this Section 9.01(e) shall be accompanied by an Officer’s Certificate of the Borrower stating that the updated Financial Model and its underlying models and assumptions (A) were prepared in good faith by the Borrower, (B) are based on assumptions that are consistent with the requirements of the Transaction Documents, the Agreement Approvals, the Project Approvals and Applicable Law and that the Borrower considers to be reasonable in light of the conditions existing as of the delivery of such updated Financial Model and (C) represent the Borrower’s best estimate of the information set forth therein as of the date of such delivery.

(i) No later than twenty (20) days after receipt of the updated Financial Model and all information needed by the Lenders and the Independent Engineer to evaluate such updated Financial Model, the Majority Lenders, acting reasonably and in consultation with the Independent Engineer, shall approve such Financial Model or shall advise the Borrower of any changes thereto necessary for approval by the Majority Lenders.  Until such time as the Majority Lenders have approved the updated Financial Model, the then‑existing Financial Model shall continue to apply for all purposes of this Agreement and the other Loan Documents.

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(f) Updated Environmental Management Plan.  Promptly and in any event within thirty (30) days of any material change to the then‑existing Environmental Management Plan, deliver to the Administrative Agent and the Technical Agent an updated Environmental Management Plan.

(g) Risk Management Program Report.  No later than forty‑five (45) days after the end of each fiscal quarter of the Borrower, deliver to the Administrative Agent a report summarizing any activity under any Hedge Agreements during such fiscal quarter and confirming compliance with the Risk Management Program (including the Gold Price Protection Program).

(h) Updated Mining Reserve Statements.  Promptly and in any event within twenty (20) days of any material change to the estimated Mining Reserves, and no less frequently than annually, deliver to the Administrative Agent, the Technical Agent and each Lender an updated Mining Reserves estimate.

(i) Financial Statements.   Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders, as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, a balance sheet for the Borrower as at the close of such fiscal quarter period, and the related statements of income or operations for such fiscal quarter and for the portion of the Fiscal Year then ended, and the related statement of changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes; and

(i) Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders, as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Borrower as of the end of such Fiscal Year, and the related statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of the Independent Auditor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with an Officer’s Certificate of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the financial statements of the Borrower.

(j) Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

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(i) concurrently with the delivery of the financial statements referred to in Section 9.01(i)(ii), a certificate from the Independent Auditor certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Prospective Event of Default or Event of Default, or if any such Prospective Event of Default or Event of Default shall exist, stating the nature and status of such event;

(ii) concurrently with the delivery of the financial statements referred to in Section 9.01(i) to the extent reasonably requested by any Lender, a Solvency certificate substantially in the form of Exhibit J signed by a Responsible Officer of the Borrower confirming that the Borrower is Solvent;

(iii) as soon as available, but in any event within forty-five (45) days after each Calculation Date, a duly completed Compliance Certificate signed by two Responsible Officers of the Borrower;

(iv) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or other similar corporate supervisory body (or the audit committee of the board of directors or other similar corporate supervisory body) of the Borrower by the Independent Auditors in connection with the accounts or books of the Borrower, or any audit of the Borrower;

(v) promptly and in any event within ten (10) Business Days after receipt thereof by, copies of each material notice or other material correspondence received from any Governmental Authority regarding any Loan Party or the Mine;

(vi) promptly upon receipt thereof, copies of all material notices, requests and other documents received by any Loan Party under or pursuant to any Material Project Agreement, any Support Instrument related to any Material Project Agreement, Real Estate Rights Agreement, Affiliate Contract or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto, any demand for additional collateral in support of any surety bonding contracts or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Material Project Agreement, any Support Instrument related to any Material Project Agreement, Real Estate Rights Agreement, Affiliate Contract or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and documents regarding the Material Project Agreements, the Support Instruments related to any such Material Project Agreements, Real Estate Rights Agreement, Affiliate Contracts or instrument, indenture, loan or credit or similar agreement as the Administrative Agent may reasonably request;

(vii) promptly after the assertion or occurrence thereof, notice of any material action, suit, demand, demand letter, claim, notice of non‑compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order

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or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (A) by any Governmental Authority for enforcement, cleanup, removal, response, remedial, investigative or other actions or damages and (B) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief, against or of any non‑compliance by any Loan Party with any Environmental Law or Environmental Permit;

(viii) promptly after delivery thereof to the applicable third party, a copy of any annual reports or annual filings delivered to the Nevada Division of Environmental Protection, the United States Bureau of Land Management or the United States Environmental Protection Agency; and

(ix) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

(k) Independent Engineer Reports.  (i) Cooperate with the Independent Engineer so that the Independent Engineer may review and provide comments to the Lenders on, no later than forty-five (45) days after the end of each of the Borrower’s fiscal quarters, the summary of operations prepared by the Borrower pursuant to Section 9.01(b), and (ii) from time to time, deliver to the Independent Engineer any information or documentation that the Independent Engineer may reasonably request.

(l) Additional Project Agreements, Etc.  Promptly after the execution and delivery thereof, but in any event within ten (10) Business Days, deliver to each Agent and Lender copies of any Additional Project Agreement, any Support Instrument related to any Material Project Agreement, Real Estate Rights Agreement or Hedge Agreement or any amendment or other modification to any Material Project Agreement entered into from time to time, accompanied in the case of any Additional Project Agreement, any Support Instrument related to any Material Project Agreement or any Real Estate Rights Agreement or any material amendment or other modification of any Material Project Agreement by an Officer’s Certificate of the Borrower to a similar effect to the Officer’s Certificate delivered pursuant to Section 4.01(a)(x) and 4.01(a)(xi), together with a duly executed Consent and Agreement in respect of such Additional Project Agreement or Hedge Agreement, as the case may be.

(m) Agreement Approvals, Project Approvals Etc.  Promptly upon receipt thereof, but in any event within ten (10) Business Days, deliver to each Agent and Lender copies of any material Agreement Approvals or Project Approvals or other approvals, franchises, licenses, permits, approvals, consents, easements, leases, rights of way, other real property rights and other rights, including any material amendments or supplements thereto or modifications thereof, accompanied by an Officer’s Certificate of the Borrower to a similar effect to the Officer’s Certificate delivered pursuant to Section 4.02(c)(v).

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(n) Reconciliation of Depositary Accounts.  Deliver to the Administrative Agent and the Collateral Agent, no less than monthly, a reconciliation of Depositary Accounts evidencing, among other things, compliance with the Cash Flow Waterfall.

(o) Real Property Interests.  Deliver to the Administrative Agent, the Collateral Agent and the Technical Agent, no later than forty-five (45) days after the end of each fiscal quarter of the Borrower, an updated Schedule 5.01(k) listing all real property and Mining Concessions of the Borrower as of the end of such quarter.

(p) Notices.  Promptly upon the latest of occurrence, knowledge and (if applicable) receipt, notify the Administrative Agent of (in each case describing the nature thereof and the action(s) proposed to be taken by the applicable Loan Parties with respect thereto):

(i) the occurrence of any Prospective Event of Default or Event of Default;
(ii) any material default (including any payment default) under, any dispute under, or any amendment or termination of, any Material Project Agreement;

(iii) any action, suit, investigation, litigation or proceeding that is instituted or, to its best knowledge, threatened against any Loan Party (including (x) pursuant to any applicable Environmental Laws and (y) any material development, correspondence, filing or decision in connection with the Goshute Challenge (attaching copies of any applicable correspondence, filings or decisions to the respective notice)) or any Material Project Party or in respect to the Project that (A) could be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, (B) purports to affect the Project or the ability of the Borrower or any Material Project Party to perform its respective obligations under any of the Transaction Documents, or (C) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated hereby or thereby;

(iv) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Transaction Document, or in any document delivered in connection herewith or therewith, being incorrect or misleading when made or deemed to be made in any respect;

(v) the occurrence of any Casualty Event;
(vi) the receipt of any Insurance Proceeds;
(vii) the occurrence of any Expropriatory Event;
(viii) any material change in accounting policies or financial reporting practices of any Loan Party;

(ix) the occurrence of any event which could reasonably be likely to delay (A) the Mechanical Completion Date from occurring on or prior to the Anticipated

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Mechanical Completion Date or the Mechanical Completion Longstop Date or (B) the Economic Completion Date from occurring on or prior to the Anticipated Economic Completion Date or the Economic Completion Longstop Date;

(x) of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (A) breach or non‑performance of, or any default under, a Contractual Obligation of any Loan Party, and (B) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority (including with respect to any Taxes imposed by any such Government Authority);

(xi) the occurrence of any event of Force Majeure;
(xii) the occurrence of any unscheduled stoppage or disruption to construction, operation or maintenance of the Project occurring for a period exceeding three (3) days;
(xiii) the occurrence of any Change of Control or change in the corporate structure of any Loan Party;
(xiv) any change in the Responsible Officers or other senior management of the Borrower or the Sponsor;

(xv) any material notification or other communication in respect of any claim, application, proceeding or other action challenging, amending or otherwise potentially adversely affecting the validity, duration, quantity, exercise, use or any other term or condition of any Mining Concession or Project Approval;

(xvi) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(xvii) any material non‑compliance with the Environmental Management Plan, any Environmental Law, any Environmental Permit or any condition of any Environmental Permit; and

(xviii) any other development, event or circumstance in the construction or operation of the Project which could reasonably be expected to materially and adversely affect (A) the security interests granted or purported to be granted by or pursuant to the Collateral Documents, taken as a whole, (B) the ability of the Borrower to repay its Secured Obligations when due, (C) the total capital cost of the Project or the performance or operations of the Project or (D) the Borrower’s rights in the Project, taken as a whole.

Section 9.02 Preparation of Environmental Reports

 The Borrower shall, by March 31 of each Fiscal Year, at the expense of the Borrower, provide to the Lenders an environmental report for its Properties, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent which shall (a) contain an assessment of the

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Borrower’s compliance with the Environmental Management Plan, Environmental Laws and Environmental Permits, (b) contain details regarding emissions levels during the operating phase of the Project to the extent required by the Equator Principles, (c) indicate the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; and (iii) have been verified by the Independent Engineer.

ARTICLE IX INSURANCE
Section 10.01 Maintenance of Insurance

 The Borrower shall at all times carry or cause to be carried insurance with insurers and re‑insurers maintaining a rating of either an A.M. Best rating of “A‑“ or better and a financial size category of “VIII” or higher or a financial strength rating of “BBB” or higher by S&P.  The Borrower shall ensure that such insurance shall be denominated in Dollars.    The insurance cover shall also be sufficient to satisfy the requirements set forth in the Material Project Agreements, but in no event less than the limits and coverage provisions set forth herein.  Borrower agrees to deliver to the Administrative Agent insurance policies and endorsements thereof in such condition reasonably acceptable to the Administrative Agent.

Section 10.02 Minimum Insurance, Adjustments to Required Insurance

(a) The Borrower shall at all times maintain or cause to be maintained in effect, at a minimum, the type and levels of insurance coverage set forth in Schedule 10.02(a)  hereto, together with such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as the Administrative Agent in consultation with the Insurance Consultant may reasonably request from time to time; provided that such other or additional insurance and amounts are then commonly insured against with respect to similar properties in similar regions with similar exposures (collectively, the “Required Insurance”).  The requirements set forth in Schedule 10.02(a) are minimum requirements and in no way relieve the Borrower from providing insurance coverages sufficient to protect the Project from the risks present.  In the event, physical conditions change at the Project site, the Administrative Agent on behalf of the Secured Parties and in consultation with the Insurance Consultant shall have the right but not the obligation to increase or change the requirements set forth in Schedule 10.02(a).

(b) No premium financing arrangements with respect to the Required Insurance shall be permitted without the prior consent of the Majority Lenders, except as permitted pursuant to Section 7.01(b)(vii).

(c) If at any time the Borrower fails to maintain the Required Insurance, the Administrative Agent, acting upon the recommendation of the Insurance Consultant and the instructions of the Majority Lenders, may give notice thereof to the Borrower and the Collateral Agent and, if such insurance is not obtained by the Borrower within fifteen (15) Business Days following such notice (unless the aforementioned insurance would lapse within such period or has already lapsed, in which event notice shall not be required), direct the Collateral Agent to reimburse the Administrative Agent for the cost of obtaining such insurance coverage from funds

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in the Proceeds Account or otherwise provided to the Collateral Agent.  All expenses associated with obtaining such insurance shall be for the account of the Borrower and all amounts advanced therefor by the Agents or Lenders shall become an additional obligation of the Borrower to the Agents and the Lenders, and the Borrower shall forthwith pay such amounts to the Collateral Agent, together with interest thereon at the Default Rate from the date so advanced.

(d) In the event that liability for loss or damage is denied by the underwriter(s), in full or in part, because of breach of said insurance policies by the Borrower, or if the Borrower fails to maintain any of the insurance herein required, the Borrower shall hold harmless and indemnify the Lenders and Agents against all claims, demands, costs and expenses, including reasonable legal fees, which would otherwise be covered by said insurance.  The Borrower’s indemnification obligations under this Agreement (express or implied) shall not be limited to the amount or scope of coverage provided by insurance which is required under this Article X.

(e) No provision of this Agreement, any other Loan Document or any Material Project Agreement shall impose on any Agent or any Lender any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower.  Neither the Agents nor the Lenders shall be responsible for the representations and warranties made by or on behalf of the Borrower to any insurance company or underwriter.

(f) If any element of the Required Insurance, other than insurance required to be maintained by Applicable Law, shall not be available on commercially reasonable terms in the commercial insurance market, the Borrower shall promptly inform the Administrative Agent of such unavailability.  The Borrower shall seek a written waiver from the Majority Lenders in relation to such unavailability and the Majority Lenders shall not unreasonably withhold their agreement to waive such requirement to the extent the maintenance thereof is not so available.  Any such waiver request shall be accompanied by written reports prepared by the Borrower and its insurance broker certifying that such insurance is not available on commercially reasonable terms in the commercial insurance market for projects of similar type and capacity (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions in reports in form and substance reasonably acceptable to the Majority Lenders.  As part of such waiver the Majority Lenders may require a report from the Insurance Consultant confirming such unavailability and may require that the Borrower obtain the best available insurance comparable to the requirements of the Required Insurance on commercially reasonable terms then available in the commercial insurance market.  Any additional insurance required to be obtained by the Borrower as a consequence of such adjustment must be obtained and be effective within sixty (60) days of such notice.  As a condition to granting any such waiver the Majority Lenders may require modifications to the terms of this Article X that the Majority Lenders determine are reasonably necessary.  At any time after the granting of any such waiver, the Administrative Agent may request, and the Borrower shall furnish to the Administrative Agent within fifteen (15) days after such request, a supplemental report of the Insurance Consultant reasonably acceptable to the Administrative Agent updating its prior reports and reaffirming the conclusions therein.  Any such waiver shall be effective only so long as such insurance shall not be available on commercially reasonable terms in the commercial insurance market (as determined by the Insurance Consultant), it being understood that the failure of the Borrower to furnish in a timely manner the supplemental reports described above shall be conclusive evidence that such waiver

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is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non‑existence.
Section 10.03 Loss Payee and Additional Insured Provisions

 The Borrower shall cause:

(g) each insurance policy required by this Article X (other than those described in Section 10.03(b) below) to name the Collateral Agent and the Secured Parties as sole loss payee under such policies and name the Collateral Agent and the Secured Parties as additional insured; and

(h) each third party liability insurance policy required by this Article X to name the Collateral Agent and the Secured Parties as additional insured.
Section 10.04 Other Lender Provisions in Policies

 The Borrower shall include in each insurance policy required by this Article X provisions (a) that the policy be non‑cancellable except for non‑payment of premium, (b) that require the insurer to give at least ten (10) days’ notice to the Administrative Agent of a default in the payment of a premium when due and (c) in which the insurer waives all rights of subrogation it may have against the Borrower and any insured including any additional insured.  In addition, the Borrower shall use commercially reasonable efforts to include in each insurance policy required pursuant to Section 1.1 of Schedule 10.02(a) (x) a standard mortgage clause (or similar clause) that insures (up to the limits of such policy) the interest of the Secured Parties regardless of any act or neglect, or error or omission of the Borrower or any breach or non‑fulfillment by the Borrower of any provision contained in such policy (other than non‑payment of premium) and (y) solely with respect to property policies, a requirement that the insurer settle within thirty (30) days of proof of loss.

Section 10.05 Payment of Premiums

 The Borrower shall pay when due all premiums and other sums payable in respect of their insurance.

Section 10.06 Collection

 In the event that the Borrower fails to respond in a timely and appropriate manner (as reasonably determined by the Collateral Agent) and to take any steps necessary or reasonably requested by the Collateral Agent to collect from any insurer for any loss covered by any insurance required to be maintained hereunder, the Collateral Agent shall have the right to make all proofs of loss, adjust all claims and receive all or any part of the proceeds of such insurance, either in its own name or in the name of the Borrower; provided,  however, that the Borrower shall, upon the Collateral Agent’s reasonable request and at the Borrower’s own cost and expense, make all proofs of loss and take all other steps necessary or reasonably requested by the Collateral Agent to collect from insurers for any loss covered by any insurance required to be maintained hereunder.

Section 10.07 Information

(i) As soon as possible prior to the renewal of any policy required by this Article X, the Borrower shall deliver to the Administrative Agent (i) an Insurance Broker’s Certificate  substantially in the form of Exhibit F (or such other form as may be reasonably acceptable to the Administrative Agent) and (ii) certificates from insurers providing evidence

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reasonably satisfactory to the Administrative Agent that the Required Insurance will be in full force and effect with no premium overdue for at least a further twelve (12) months from the date of renewal or inception of such policy.  Evidence of payment of all premiums shall be provided to the Administrative Agent promptly after such payment.  The Administrative Agent shall have the right to review copies of all policies providing the coverage required by this Article X and, upon the request of the Administrative Agent, copies of such policies shall be forwarded to the Administrative Agent as soon as reasonably possible after they become available from each insurer.

(j) The Borrower shall promptly notify the Administrative Agent of (i) any material dispute with an insurer that might adversely affect the payment of a claim under any policy of insurance required to be maintained under this Article X or the ability of the Borrower to maintain in effect any such required policy, (ii) the cancellation (or notification concerning a proposed cancellation) of any policy prior to its stated term, (iii) the non‑payment of any premium when due, (iv) the failure by the Borrower, for any reason, to maintain in full force and effect any insurance required by this Article X, (v) any material change (other than increases in coverage) in any insurance coverage maintained by the Borrower, (vi) any actual or, upon obtaining knowledge thereof, potential event of loss covered by such insurance in excess of U.S.$250,000, and (vii) any other information relating to the insurance required by this Article X that may be reasonably requested by any Lender or any Agent.

Section 10.08 Assignment of Policies

 All property policies including builder’s all risk, delay in start‑up, all risk property, business interruption and delay in start‑up shall include the Borrower as first named insured and shall be capable of being assigned to the Collateral Agent on behalf of the Secured Parties.

Section 10.09 Continuity of Terms

 All policy terms, cover, deductibles and endorsements contained in policies taken out for or at the beginning of the operational phase of the Project (whether at Economic Completion or otherwise) shall be, mutatis mutandis, the same in all material respects as those provided in the corresponding construction phase policy.  Furthermore, all policy terms, cover and endorsements shall remain unchanged in all material respects on policy renewal, unless otherwise provided hereunder.

ARTICLE X RESTRICTED PAYMENTS
Section 11.01 Restricted Payments

(a) Conditions to Restricted Payments. The Borrower shall not make any Restricted Payment unless:
(i) such Restricted Payment is made on or after the Economic Completion Date;
(ii) such Restricted Payment is made after the Borrower has made its first scheduled principal repayment in accordance with Section 2.05(a);

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(iii) such Restricted Payment is made on a Calculation Date, or up to forty-five (45) days after a Calculation Date but with respect to clause (v) and clause (vi) based on the conditions that prevailed on the immediately preceding Calculation Date (the date of the making of any such Restricted Payment being a “Restricted Payment Date”);

(iv) at the time of the making of such Restricted Payment, and immediately after giving effect to such Restricted Payment, no Prospective Event of Default or Event of Default shall have occurred and be Continuing;

(v) on the Calculation Date corresponding to the Restricted Payment Date, after giving effect to such Restricted Payment, and on the immediately preceding Calculation Date (if applicable), (A) the Historical Debt Service Coverage Ratio is at least 1.50:1.00, (B) the Prospective Debt Service Coverage Ratio for each Calculation Date through to the Maturity Date is at least 1.50:1.00, (C) the Loan Life Coverage Ratio for each Calculation Date through to the Maturity Date is at least 1.50:1.00 and (D) the Project Life Coverage Ratio for each Calculation Date through to the Maturity Date is at least 2.00:1.00, in each case, as calculated in accordance with the Financial Model submitted to Lenders after such Calculation Date and approved by Lenders and certified in the most recent Compliance Certificate;

(vi) on the Calculation Date corresponding with the making of such Restricted Payment, and on the immediately preceding Calculation Date (if applicable), the Reserve Tail shall be at least 30%;
(vii) the amount of such Restricted Payment shall not exceed the amount on deposit in or credited to the Distribution Account as of the Restricted Payment Date; and
(viii) all payments higher in priority than clause (xiv) of the Cash Flow Waterfall shall have been made as of such Restricted Payment Date.
(b) Notice. If the Borrower intends to make a Restricted Payment, it shall, not less than five (5) Business Days prior to the Restricted Payment Date, give the Administrative Agent notice thereof.
ARTICLE XI EVENTS OF DEFAULT, REMEDIES AND CERTAIN INTERCREDITOR MATTERS
Section 12.01 Events of Default

.  Any of the following shall constitute an “Event of Default”:

(a) Nonpayment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal or interest of any Loan or any amount under a Secured Hedge Agreement (provided that late interest payments shall be subject to a three (3) day cure period solely to the extent that payments are delayed by administrative error) or (ii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

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(b) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed to be made in any material respect (or in any respect for such representation, warranty, certification or statement of fact qualified with respect to materiality); or

(c) Specific Covenants.  (i)  The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01(d),  6.01(m),  6.01(n),  6.01(p),  Article VII, Article VIII,  Section 9.01(p)(i) and Section 9.01(p)(ii), Article XI or Article XIV; (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in the Depositary Agreement; (iii) any Guarantor shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(b), 5.01(g), 5.01(h) or 5.01(i) or Article VI of the Guaranty; (iv) a Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 1 of an Affiliate Subordination Agreement to which such Loan Party is party; or

(d) Other Defaults.  Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (not specified in Section 12.01(a) or 12.01(c)), and such default shall continue unremedied for a period of thirty (30) days after (i) any Responsible Officer of such Loan Party becomes aware of such default or (ii) notice thereof has been given to such Loan Party by any Secured Party;  provided that (A) if such default is not susceptible of cure within thirty (30) days,  (B) such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and (C) the extension of such cure period could not reasonably be expected to have a Material Adverse Effect, such thirty (30)  day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period); or

(e) Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f) Insolvency Proceedings. Any Insolvency Proceeding occurs with respect to any Loan Party; or

(g) Cross‑Default.  Any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than U.S.$2,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition or circumstance exists, the effect of which default or other event, condition or circumstance is to cause, or to permit the holder or holders of

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such Indebtedness or the beneficiary to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or

(h) Judgments.  There is entered against any Loan Party (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding U.S.$2,000,000 (to the extent not covered by independent third‑party insurance as to which the insurer maintains an A.M. Best rating of “A” or better and has acknowledged full coverage or to the extent not paid in full within sixty (60) days), or (ii) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (to the extent the application of which is not stayed within sixty (60) days of entry thereof); or

(i) Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents; Security Interests.  Any Collateral Document after delivery thereof pursuant to Section 4.01(a)(i) through (vii) or Section 6.01(p) shall for any reason (other than pursuant to the terms thereof) fail in any material respect to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including a first priority Lien (subject to Section 7.01(a)) on and security interest in the Collateral purported to be covered thereby) or such Liens shall fail to have the priority contemplated therefor in such Collateral Documents, or any such Collateral Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of the Borrower, another Loan Party or any other Person party thereto (other than any Secured Party); or

(l) Material Project Agreements and Real Estate Rights Agreements.  Any Material Project Agreement or Real Estate Rights Agreement is declared in a judgment to be void, invalid or unenforceable against any counterparty of the Borrower or any other Loan Party party thereto, (ii) any Material Project Agreement or Real Estate Rights Agreement is suspended, cancelled or terminated, (iii) any Material Project Party or any counterparty of any Loan Party party to a Real Estate Rights Agreement shall either have expressly repudiated its material obligations under or persistently failed to perform its obligations under any Material Project Agreement or any Real Estate Rights Agreement, respectively, and such persistent failure could reasonably be expected to have a Material Adverse Effect on the Borrower or the Project, and such termination, repudiation, or failure is not remedied, or any breached Material Project

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Agreement is not replaced with a Replacement Project Agreement within thirty  (30) days after written notice to the Loan Parties by the Administrative Agent (provided that such thirty (30)-day cure period will be extended by up to thirty (30) additional days to the extent the Borrower or any other applicable Loan Party is diligently undertaking to remedy the situation to the reasonable satisfaction of the Administrative Agent) or (iv) an Insolvency Proceeding occurs with respect to any Material Project Party, or the relevant Material Project Agreement is not continued on terms and conditions, or otherwise replaced with a Replacement Project Agreement within thirty (30) days after written notice to the Loan Parties by the Administrative Agent; or

(m) Subordination.  (i)  The subordination provisions of the Affiliate Subordination Agreement and the subordination provisions referred to in the Acknowledgment Agreement (collectively, the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party or any Series A Preferred Shareholder (or other holder of Series A Preferred Shares) shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Agents and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or any applicable amount payable on the Series A Preferred Shares, shall be subject to any of the Subordination Provisions; or

(n) Breach of Material Project Agreement or Real Estate Rights Agreement.  Subject to Section 12.01(l), any Loan Party shall breach or be in default under any material term, condition, provision, covenant, representation or warranty contained in any Material Project Agreement or Real Estate Rights Agreement (including, for the avoidance of doubt, warranty obligations) and the effect of such breach or default could be reasonably expected to have a Material Adverse Effect on such Loan Party or the Project and such breach or default shall continue unremedied for thirty (30) days after such Loan Party obtains knowledge of such breach or default; provided that if (i) such breach or default cannot be cured within such thirty (30) day period, (ii) such breach or default is susceptible to cure within sixty (60) days, (iii) such breach or default has not resulted, and could not, with the additional cure time contemplated by this proviso, be reasonably expected to result in a Material Adverse Effect, and (iv) such Loan Party is proceeding with all requisite diligence and in good faith to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) days after the end of the initial thirty (30) day period, as shall be necessary for such party diligently to cure such failure; or

(o) Project Approvals.  Any Project Approval necessary for the construction or operation of any Project shall be modified in an adverse manner, revoked, suspended, terminated, not renewed, or cancelled by the issuing agency or other Governmental Authority having jurisdiction or any Loan Party shall fail to obtain, renew, maintain or comply in all respects with any Project Approval held by it, as applicable; provided that an Event of Default with respect to a Project Approval shall not be deemed to have occurred if such Project Approval has been renewed, issued or replaced within thirty (30) days of the occurrence of a Prospective Event of Default under this Section 12.01(o) by a replacement Project Approval in form and substance reasonably acceptable to the Majority Lenders, so long as no Material Adverse Effect shall have occurred during such thirty (30) day period; or

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(p) Failure to Achieve Completion.  The Project shall fail to achieve Mechanical Completion by the Mechanical Completion Longstop Date or Economic Completion by the Economic Completion Longstop Date; or

(q) Expropriation; Casualty Event; Total Loss.  An Expropriatory Event shall have occurred, or a Casualty Event or a Total Loss shall have occurred with respect to all or any substantial portion of the Borrower’s assets; or

(r) Insurance.  Any insurance policy required to be in effect under Article X shall lapse or be cancelled or revoked and such insurance policy is not renewed or replaced within fifteen (15) days of the occurrence of such lapse, cancellation or revocation; or

(s) Material Adverse Effect.  There shall have occurred one or more events or any condition or circumstance shall exist which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(t) Failure to Satisfy Debt Service Reserve Requirement or Operating Reserve Requirement.  The balance in the Debt Service Reserve Account (including Cash Equivalents therein) does not equal or exceed the Debt Service Reserve Requirement or the balance in the Operating Reserve Account (including Cash Equivalents therein) does not equal or exceed the Operating Reserve Requirement, in either case on two consecutive Calculation Dates; or

(u) Force Majeure.  Prior to the Economic Completion Date, construction and development activities in respect of the Project shall have been suspended, whether as a result of the occurrence of Force Majeure or otherwise for a period of thirty (30) or more consecutive days, or from and after the Economic Completion Date, the Project ceases to operate, whether as a result of the occurrence of Force Majeure or otherwise, for a period of sixty (60) or more consecutive days (except to the extent covered by independent third-party insurance as to which the insurer maintains an A.M. Best rating of “A” or better and has acknowledged full coverage to the reasonable satisfaction of the Administrative Agent); or

(v) Stock Exchange Delisting. The Sponsor’s listed stock on the NYSE MKT stock exchange or any successor stock exchange is delisted or the trading thereof is suspended; or

(w) Material Environmental Non‑Compliance.  (i) Any material action, suit, investigation by a Governmental Authority or proceeding, related to the Project relating  to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment has been instituted against the Borrower or the Project or, prior to Economic Completion, the Sponsor or (ii) any material judgment related to the Project or against the Borrower or, prior to Economic Completion, the Sponsor has been issued relating to any Environmental Law, Environmental Permit or Hazardous Material; or

(x) Risk Management Program.  Any material non-compliance with the Risk Management Program (including the Gold Price Protection Program) shall have occurred without the consent of the Majority Lenders; or

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(y) ERISA.  An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount in excess of U.S.$2,000,000,  or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of U.S.$2,000,000.

Section 12.02 Remedies upon Event of Default

(z) Acceleration, Etc.  Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs and is Continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

(i) declare the Commitments of each Lender to make Loans to be terminated, whereupon such Commitments and obligations shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

provided, however, that upon the occurrence of any Insolvency Proceeding with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable.

(aa) Actions with Respect to the Depositary Accounts.  Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs and is Continuing, the Collateral Agent, at the direction of the Majority Lenders (or such Person or Persons as the Majority Lenders may designate), shall take the actions in respect of the Depositary Accounts required by the Security Agreement and the Depositary Agreement.

(bb) Operation and Maintenance.  The Majority Lenders shall have the right (but not the obligation) to allow the management of the Borrower to continue performing their respective duties or to require the Borrower to appoint a manager on terms and conditions acceptable to the Majority Lenders, for the purpose of performing such services for, and rendering such assistance on behalf of, the Borrower as is required by a committee or other group of representatives of the Lenders.  In the latter case, the manager may be a Person who shall become an employee of, or consultant to, the Borrower or may be another Person which enters into a management or operations contract with the Borrower;

Section 12.03 Enforcement Action

   Subject to the terms of the Intercreditor Agreement, upon receipt of any direction of the Majority Lenders, the Collateral Agent shall, as promptly as practicable, take the Enforcement Action indicated in such direction.

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Section 12.04 Right of Setoff

 The Borrower hereby authorizes each Lender and each Agent, if and to the extent payment owed to such Lender or Agent is not made when due hereunder or under any other Loan Document, to charge from time to time against any or all of the Borrower’s accounts held with such Lender or Agent any amount so due.

ARTICLE XII AGENTS
Section 13.10 Appointment and Authority

(a) Each of the Lenders hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents, the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) CBA shall act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes CBA to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, CBA, as “collateral agent” and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Collateral Agent pursuant to Section 13.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent shall be entitled to the benefits of all provisions of this Article XIII and Article XV (including Section 15.04(b), as though such co‑agents, sub‑agents and attorneys‑in‑fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 13.02 Rights as a Lender

 Each Person serving as Agent hereunder or under any other Loan Document shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender,” “Lenders,” “Majority Lender,” or “Majority Lenders,” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Each such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

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Section 13.03 Exculpatory Provisions

 No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents and each Agent’s duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent:

(c) shall be subject to any fiduciary or other implied duties, regardless of whether a Prospective Event of Default or Event of Default has occurred and is Continuing;

(d) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(e) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall any Agent be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity;

(f) shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.01 and 12.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.  Each Agent shall be deemed not to have knowledge of any Prospective Event of Default or Event of Default unless and until notice describing such Prospective Event of Default or Event of Default is given to such Agent by the Borrower or a Lender; and

(g) shall be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or Continuance of any Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.

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Section 13.04 Reliance by Agents

 Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.05 Delegation of Duties

 Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by such Agent.  Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article XIII shall apply to any such sub‑agent and to the Related Parties of such Agent and any such sub‑agent, and shall apply to their respective activities in connection with their acting as Agent.  No Agent shall be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and non‑appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 13.06 Indemnification

  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in accordance with their Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the termination of the Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 13.06 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the Secured Obligations.

Section 13.07 Resignation of Agents

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(h) Any Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be, in the case of each Agent, a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(i) If the Person serving as Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(j) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent, as the case may be, on behalf of the Secured Parties under any of the Loan Documents, the Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above in this Section 13.07.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agents as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 13.07).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XIII and Section 15.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 13.08 Non‑Reliance on Agents and Other Lenders

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(k) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance upon the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (A) entering into this Agreement, (B) making Loans hereunder and under the other Loan Documents and (C) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans hereunder and under the other Loan Documents is suitable and appropriate for it.

(l) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(A)the financial condition, status and capitalization of the Loan Parties;

(B)the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(C)determining compliance or non‑compliance with any condition hereunder to the making of an Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(D)the adequacy, accuracy or completeness of any information delivered by any Agent, any other Lender or any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 13.09 No Other Duties, Etc.

   Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Technical Agent, the Collateral Agent or a Lender hereunder.

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Section 13.10 Collateral Agent May File Proofs of Claim

(m) In case of the pendency of any Insolvency Proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Secured Party shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.03(b),  2.07 and 15.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.07 and 15.04.

(n) Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 13.11 Collateral Matters

.  The Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion:

(o) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the aggregate unused Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 15.01, if approved, authorized or ratified in writing by the Majority Lenders; and

(p) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (iv) and (xii) of the definition of “Permitted Liens”.

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(q) Upon request by the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 13.11.  In each case as specified in this Section 13.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and this Section 13.11.

(r) Notwithstanding the foregoing or anything in the Loan Documents to the contrary, at the direction of the Majority Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Borrower’s assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a bankruptcy proceeding, enter into a settlement agreement on behalf of all Lenders.

(s) No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of such Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 13.12 Intercreditor Agreement

.  The Lenders and the Collateral Agent agree that, upon entry into the Intercreditor Agreement, to the extent of any conflict between the agency provisions relating to the Collateral Agent set forth in this Article XIII and the agency provisions relating to the Collateral Agent set forth in Section 7 of the Intercreditor Agreement, the provisions in the Intercreditor Agreement shall prevail.

ARTICLE XIII DEPOSITORY ACCOUNTS
Section 14.01 Accounts

   On or prior to the date hereof, the Borrower shall establish, and shall thereafter maintain, the following segregated Dollar-denominated collateral accounts with the Depositary Agent for deposit of the Project Revenues and other moneys and proceeds:

(a) Account No. __________ entitled “Proceeds Account” (the “Proceeds Account”);
(b) Account No. __________ entitled “Operating Reserve Account” (the “Operating Reserve Account”);
(c) Account No. __________ entitled “Capex Reserve Account” (the “Capex Reserve Account”);
(d) Account No. __________ entitled “Compensation Account” (the “Compensation Account”); and

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(e) Account No. __________ entitled “Debt Service Reserve Account” (the “Debt Service Reserve Account”).
Section 14.02 Additional Accounts

 The Borrower shall establish, and shall thereafter maintain, (a) prior to the Initial Funding Date, an account entitled “Distribution Account” with the Depositary Agent and (b) promptly upon entry into the Refining Agreement and, in any event, prior to the Initial Funding Date, the Supplier Metal Account (as defined in the Refining Agreement) with the Refiner (the “Bullion Account”); provided that such accounts may be replaced by the Borrower with new accounts reasonably acceptable to the Administrative Agent.

Section 14.03 [Reserved]

Section 14.04 Proceeds Account

(f) Prior to the Economic Completion Date, there shall be deposited into the Proceeds Account the following amounts:
(i) all cash equity contributions to the Borrower, including all Base Equity and Additional Equity;
(ii) all interest earned on any Depositary Account;
(iii) all proceeds of the Loans not otherwise transferred to the Construction Contractor or the Mining Contractor in accordance with Section 2.02;
(iv) all amounts transferred from the Compensation Account in accordance with Section 14.09;
(v) all proceeds from any amounts paid under the Guaranty;
(vi) all proceeds from the sale of any Saleable Product (including from the Bullion Account); and
(vii) all proceeds from hedge settlements under the Secured Hedge Agreements.

(g) Prior to Economic Completion, the Borrower shall direct the transfer of funds deposited in or credited to the Proceeds Account in accordance with Section 14.12 and the Depositary Agreement and solely to fund the following amounts:

(i) initial funding of Debt Service Reserve Account in accordance with Section 14.10;
(ii) Project Costs;
(iii) Sustaining Capital Expenditures;

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(iv) Taxes;
(v) amounts due and payable under the Secured Hedge Agreements;
(vi) amounts due and payable with respect to the Infill Drilling Program, as permitted pursuant to Section 7.01(bb)(i);
(vii) to the extent funded from the Compensation Account, amounts necessary to repair or replace damaged or lost Project property; and
(viii) so long as no Event of Default has occurred and is continuing, on a quarterly basis, amounts expected to be payable by the Sponsor for any Theoretical Income Tax.

(h) On the Economic Completion Date, any amounts remaining on deposit in, or credited to, the Proceeds Account shall be transferred (i) first, to the Debt Service Reserve Account to the extent needed to fund the Debt Service Reserve Requirement and (ii) second, to the Operating Reserve Account to the extent needed to fund the Operating Reserve Requirement.  Excess funds shall remain in the Proceeds Account for application in accordance with this Section 14.04.  In addition to the foregoing, on and after the Economic Completion Date, there shall be deposited into the Proceeds Account the following amounts:

(i) all proceeds from the sale of any Saleable Product (including from the Bullion Account);
(ii) all interest earned on any Depositary Account;
(iii) all proceeds from hedge settlements under the Secured Hedge Agreements;
(iv) all proceeds from any Dispositions by the Borrower in accordance with this Agreement;
(v) all proceeds from any amounts paid under the Guaranty;

(vi) any amounts transferred to the Proceeds Account from the Operating Reserve Account, Debt Service Reserve Account, the Capex Reserve Account or Compensation Account, in each case, as permitted by this Agreement; and

(vii) all other amounts received by the Borrower and not otherwise required to be paid into the Compensation Account pursuant to Section 14.09.

(i) Subject to clause (c) above, on and after the Economic Completion Date, the Borrower shall direct the transfer of funds deposited in or credited to the Proceeds Account, on each Calculation Date (and as otherwise required to comply with the terms and conditions of the Loan Documents), in accordance with Section 14.12 and the Depositary Agreement and solely

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for application in the order of priority set forth below, in each case, to the extent of available funds:
(i) first, to pay any and all Operating Costs then due and payable;
(ii) second, after the application of funds as provided in clause (i) above, to pay any and all Taxes then due and payable by the Borrower;
(iii) third, after the application of funds as provided in clauses (i) and (ii) above, to pay Sustaining Capital Expenditures then due and payable by the Borrower;

(iv) fourth, after the application of funds as provided in clauses (i) through (iii) above, to pay for the repair or replacement of damaged or lost Project property (to the extent funded from the Compensation Account);

(v) fifth, after the application of funds as provided in clauses (i) through (iv) above, to pay (pro rata to the extent of insufficient funds) any and all Secured Obligations comprising any fees, costs, indemnities and expenses due and payable to the Administrative Agent, Collateral Agent, Technical Agent and Depositary Agent;

(vi) sixth, after the application of funds as provided in clauses (i) through (v) above and solely to the extent not otherwise paid pursuant to clause (v) above, to pay (pro rata to the extent of insufficient funds) any and all Secured Obligations due and payable to any Secured Party by the Borrower under and in accordance with the Loan Documents;

(vii) seventh, after the application of funds as provided in clauses (i) through (vi) above, to transfer to the Debt Service Reserve Account the amount necessary to cause amounts deposited in or credited to the Debt Service Reserve Account to equal the Debt Service Reserve Requirement;

(viii) eighth, after the application of funds as provided in clauses (i) through (vii) above, to transfer to the Operating Reserve Account the amount necessary to cause amounts deposited in or credited to the Operating Reserve Account to equal the Operating Reserve Requirement;

(ix) ninth, after the application of funds as provided in clauses (i) through (vii) above, to transfer to the Capex Reserve Account an amount equal to fifty percent (50%) of amounts remaining in the Proceeds Account until amounts deposited in or credited to the Capex Reserve Account equal the Capex Reserve Amount;

(x) tenth, after the application of funds as provided in clauses (i) through (ix) above, at any time that principal amounts under the Cost Overrun Facility are outstanding, (A) one hundred percent (100%) of amounts remaining in the Proceeds Account shall be applied as a mandatory prepayment in

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accordance with Section 2.03(b) if the principal amount outstanding under the Cost Overrun Facility is U.S.$5,000,000 or greater and (B) seventy-five percent (75%) of amounts remaining in the Proceeds Account shall be applied as a mandatory prepayment in accordance with Section 2.03(b) if the principal amount outstanding under the Cost Overrun Facility is less than U.S.$5,000,000;

(xi) eleventh, after the application of funds as provided in clauses (i) through (x) above, during any period when the principal amount required to be repaid pursuant to Section 2.05 is U.S.$1,000,000 or less, fifty percent (50%) of amounts remaining in the Proceeds Account shall be applied as a mandatory prepayment in accordance with Section 2.03(b);

(xii) twelfth, after the application of funds as provided in clauses (i) through (xi) above, upon receipt by the Sponsor of any redemption notice with respect to the Series A Preferred Shares (delivered pursuant to Section 26.7 of the Articles of Incorporation of the Sponsor or otherwise), one hundred percent (100%) of amounts remaining in the Proceeds Account shall be applied as a mandatory prepayment in accordance with Section 2.03(b); and

(xiii) thirteenth, after the application of funds as provided in clauses (i) through (xii) above, solely to the extent that Restricted Payments would be permitted with respect to amounts remaining in the Proceeds Account pursuant to Section 11.01 and not more than once per Quarterly Period, the Borrower may direct the transfer of such remaining funds to the Distribution Account;

Section 14.05 Bullion Account

 Subject to Section 6.01(s)(ii), all Saleable Product shall be credited or settled to the Bullion Account and the Borrower shall give the Refiner such instructions as may be required under the Refining Agreement to cause all Saleable Product to be credited or settled to the Bullion Account.  The Borrower shall have the right to use amounts credited to the Bullion Account to make spot gold sales in accordance with this Agreement and to comply with delivery obligations under the Secured Hedge Agreements.

Section 14.06 [Reserved]

Section 14.07 Operating Reserve Account

 On and after the Economic Completion Date, the Borrower shall maintain an operating reserve in the Operating Reserve Account equal to the Operating Reserve Requirement, which Operating Reserve Requirement will be funded and refunded in accordance with Section 14.04(c) and the Cash Flow Waterfall.  The Borrower shall direct the transfer of funds deposited in or credited to the Operating Reserve Account to the Proceeds Account by delivering a Transfer Certificate to the Administrative Agent in accordance with Section 14.12, together with (a) evidence showing that amounts deposited in or credited to the Proceeds Account are not sufficient to pay Operating Costs, Taxes or Sustaining Capital Expenditures due and payable by the Borrower and (b) a thirteen (13) week cash flow forecast indicating how applicable funds will be applied and evidencing that amounts deposited in or credited to the Proceeds Account are not sufficient to make applicable payments.

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Section 14.08 Capex Reserve Account

 On and after the Economic Completion Date, the Borrower will accumulate a capex reserve in the Capex Reserve Account in accordance with the Cash Flow Waterfall, which capex reserve shall not exceed the Capex Reserve Amount.  The Borrower shall direct the transfer of funds deposited in or credited to the Capex Reserve Account by delivering a Transfer Certificate to the Administrative Agent in accordance with Section 14.12, together with evidence showing that such funds to be transferred and remaining in the Capex Reserve Account are sufficient in aggregate, on a cost to complete basis, to meet the First Leach Pad Expansion Costs.

Section 14.09 Compensation Account

(j) At all times, there shall be deposited into the Compensation Account the following amounts:
(i) all Insurance Proceeds;
(ii) all Performance Damages;
(iii) all Expropriation Compensation;
(iv) all Termination Payments; and
(v) all payments under any Secured Hedge Agreement as a result of any “Early Termination Date” (as defined in such Secured Hedge Agreement) thereunder.

(k) The Borrower shall direct the transfer of funds deposited in or credited to the Compensation Account to be applied as mandatory prepayments in accordance with Section 2.03(b) by delivering a Transfer Certificate to the Administrative Agent in accordance with Section 14.12;  provided that if the Borrower shall have suffered a loss or series of losses to the Project that the Borrower reasonably expects to cost less than U.S.$5,000,000 to repair or replace, or if the Borrower receives Insurance Proceeds, Performance Damages or Expropriation Compensation in an amount less than U.S.$5,000,000, then the Borrower shall have the right to direct (in accordance with Section 14.12) the transfer of such Insurance Proceeds, Performance Damages and Expropriation Compensation to the Proceeds Account to be applied to repair or replace the damaged or lost Project property (with any excess amounts being applied in accordance with Section 2.03(b)).

Section 14.10 Debt Service Reserve Account

(l) On or prior to the Mechanical Completion Date, there shall be deposited into the Debt Service Reserve Account from the Proceeds Account an amount equal to fifty percent (50%) of the Debt Service Reserve Requirement calculated at the Anticipated Economic Completion Date.  On the Economic Completion Date, there shall be deposited into the Debt Service Reserve Account from the Proceeds Account (to the extent of available funds) the amount necessary to cause amounts deposited in or credited to the Debt Service Reserve Account to equal the Debt Service Reserve Requirement.  On and after the Economic Completion Date,

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the Debt Service Reserve Requirement will be funded and refunded in accordance with the Cash Flow Waterfall.

(m) The Borrower shall direct the transfer of funds deposited in or credited to the Debt Service Reserve Account to the Proceeds Account by delivering a Transfer Certificate to the Administrative Agent in accordance with Section 14.12 solely to the extent that amounts deposited in or credited to the Proceeds Account are not sufficient to pay Debt Service due and payable by the Borrower with respect to the Debt Facilities.

Section 14.11 Distribution Account

 On and after the Economic Completion Date, amounts may be transferred to the Distribution Account in accordance with the Cash Flow Waterfall.  The Borrower may direct the transfer of funds deposited in or credited to the Distribution Account at the Borrower’s discretion for purposes of (a) discretionary capital expenditures (including with respect to the Infill Drilling Program and exploration), (b) voluntary prepayment of the Debt Facilities in accordance with Section 2.03, (c) the payment to the Sponsor of the Theoretical Income Tax and (d) making Restricted Payments.

Section 14.12 Payment Mechanics

(c) In order to effect a transfer from any of the Operating Reserve Account, Capex Reserve Account, Compensation Account or Debt Service Reserve Account, the Borrower shall deliver to the Administrative Agent a Transfer Certificate together with any necessary supporting documentation as required by Sections 14.07 through 14.10.  The Administrative Agent will promptly review any Transfer Certificate and supporting documentation and, upon its approval thereof (which approval shall not be unreasonably withheld or delayed), the Administrative Agent will direct the Depositary Agent to transfer the applicable amounts set forth in such Transfer Certificate to the Administrative Agent’s Account.  Upon the receipt of applicable funds in the Administrative Agent’s Account, the Administrative Agent will, (i) if received not later than 11:00 a.m. (New York time) on any Business Day, on the same Business Day or (ii) if received after 11:00 a.m. (New York time), on the next succeeding Business Day, cause such amounts to be transferred or applied as set forth in the Transfer Certificate and as required by Sections 14.07 through 14.10.

(d) Without limitation to Section 9.01(n), to the extent that any amount in excess of (i) prior to the Economic Completion Date, U.S.$50,000 or (ii) on or after the Economic Completion Date, U.S.$150,000 is required to be paid from the Proceeds Account to any recipient, the Borrower will deliver to the Administrative Agent and the Collateral Agent, within one (1) Business Day following the transfer of such amount from the Proceeds Account, evidence reasonably acceptable to the Administrative Agent and the Collateral Agent of payment of such amount to the appropriate recipient.

ARTICLE XIV MISCELLANEOUS
Section 15.01 Amendments, Etc.

   No amendment or waiver of any provision of this Agreement or any other Loan Document (other than any Secured Hedge Agreement), and no consent to any departure by the Borrower or any other Loan Party

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therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,  however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, or, in the case of the initial Borrowing, Section 4.02 or 4.03, without the written consent of each Lender;
(b) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document (other than any Secured Hedge Agreement) for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 15.01 or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) other than as expressly permitted under the Loan Documents, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the obligations owing to the Agents and the Lenders under the Guarantee) without the written consent of each Lender; or

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that specifically provides for an effect on any

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Defaulting Lender disproportionately adverse to a Defaulting Lender relative to other Lenders shall require the consent of such Defaulting Lender.

Section 15.02 Notices; Effectiveness; Electronic Communication

(i) Notices Generally.  Except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i) if to the Borrower or any other Loan Party or any Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 15.02; and
(ii) if to any Lender, to the address, facsimile number or electronic mail address specified for its Lending Office.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except if not given during normal business hours of the recipient, in which case they shall be deemed to have been given at the opening of business on the next Business Day of the recipient).  Notices and other communications delivered through electronic communications, to the extent provided in Section 15.02(b) below, shall be effective as provided in such Section 15.02(b).

(j) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B), if such notice, email or other communication is not sent

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during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(k) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s  transmission of Borrower Materials through the Internet.

(l) Change of Address, Etc.  Each Loan Party and the Administrative Agent may change its address, electronic mail address or facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, electronic mail address or facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(m) Reliance by Lenders.    The Lenders shall be entitled to rely and act upon any notices (including electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Loan Party, jointly and severally, shall indemnify each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Loan Parties.  All telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

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Section 15.03 No Waiver; Cumulative Remedies

(n) No failure by any Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(o) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 12.02 for the benefit of all the Lenders; provided,  however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 15.08 (subject to the terms of Section 2.13), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided,  further, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 12.02 and  (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

Section 15.04 Expenses; Indemnity; Damage Waiver

(p) Costs and Expenses.  The Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Lenders and their Affiliates (including the reasonable and documented fees, charges and disbursements of legal counsel for the Arranger, the Agents and the Lenders; provided that the Loan Parties will not be responsible for the payment of legal costs of more than one legal counsel in each of New York, Nevada and any other applicable jurisdiction), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out‑of‑pocket expenses incurred by any Lender or any Agent (including the fees, charges and disbursements of any legal counsel for any Lender or any Agent), and shall pay all fees and time charges for attorneys who may be employees of any Lender or any Agent, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 15.04, or (B) in connection with the Loans made, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

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(q) Indemnification by the Borrower.  The Loan Parties, jointly and severally, shall indemnify each Agent (and any sub‑agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any legal counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of each Agent (and any sub‑agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non‑appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non‑appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 15.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non‑Tax claim.

(r) Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 15.04 to be paid by it to any Agent (or any sub‑agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub‑agent), or such Related Party, as the case may be, such Lender’s  Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub‑agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub‑agent thereof) in connection with such capacity.  The

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obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(s) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, neither any Loan Party nor any Secured Party shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or Loan Party, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non‑appealable judgment of a court of competent jurisdiction.

(t) Payments. All amounts due under this Section 15.04 shall be payable not later than ten (10) Business Days after demand therefor.

(u) Survival.  The agreements in this Section 15.04 and the indemnity provisions of Section 15.02(e) shall survive the resignation of the Administrative Agent, the replacement of or transfer by any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Secured Obligations.

Section 15.05 Payments Set Aside

 To the extent that any payment by or on behalf of the Borrower is made to any Lender or Agent, or any Lender or Agent exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender or Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

Section 15.06 Successors and Assigns

(v) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent

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of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 15.06(b), (ii) by way of participation in accordance with the provisions of Section 15.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 15.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(w) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.  In the case of assignments of any amount other than the entire remaining amount of the assigning Lender’s Commitments or the Loans under the Debt Facilities at the time owing to it, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$3,000,000 with respect to the Project Finance Facility or U.S.$1,000,000 with respect to the Cost Overrun Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is Continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned under the Debt Facilities (which shall consist of a pro rata portion of each Debt Facility).

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 15.06(b)(i) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is made prior to the occurrence of an Event of Default to (1) a private equity fund or a hedge fund or (2) a Person for which a Loan Party is required to withhold or deduct any Taxes from any payment pursuant to Section 3.01(a); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

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(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S.$3,500; provided,  however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Certain Additional Payments.  (A)  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(A) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 15.06 from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01,  3.04,  3.05 and 15.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will

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constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.06(d).

(x) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at its address referred to in Section 15.02 a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(y) Participations.  (i)  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates, or a private equity fund or a hedge fund (provided that participations may be sold to a private equity fund or a hedge fund if such sale is made during the Continuance of an Event of Default or with the Borrower’s consent, which consent shall not be unreasonably withheld or delayed)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(i) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 15.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01,  3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation);  provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 15.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01

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or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, unless the sale of the Participation is made with the Borrower’s prior written consent.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(z) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 15.07 Treatment of Certain Information; Confidentiality

(aa) Each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent  required by Applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing

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provisions substantially the same as those of this Section 15.07, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 15.07 or (y) becomes available to any Secured Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, any Secured Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Secured Parties in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings.  For the purposes of this Section 15.07, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to any Lender on a non‑confidential basis prior to disclosure by any Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section 15.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(bb) Each of the Lenders acknowledges that (i) the Information may include material non‑public information concerning a Loan Party, (ii) it has developed compliance procedures regarding the use of material non‑public information and (iii) it will handle such material non‑public information in accordance with Applicable Law, including United States Federal and state securities laws.

Section 15.08 Right of Setoff

 If an Event of Default shall have occurred and be Continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender

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shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.    The rights of each Lender and their respective Affiliates under this Section 15.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower, the Administrative Agent and the Collateral Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 15.09 Interest Rate Limitation

 Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by Applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loans hereunder.

Section 15.10 Counterparts; Effectiveness

 This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 15.11 Survival of Representations and Warranties

 All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Lender, regardless of any investigation made by any Lender or on their behalf and notwithstanding that any Lender may have had notice or knowledge of any Prospective Event of Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Secured Obligation hereunder or under any other Loan Document shall remain unpaid or unsatisfied.

Section 15.12 Severability

 If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other

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Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 15.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent,  then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 15.13 Replacement of Lenders

 If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06(b), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 15.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 15.14 Consultants

(cc) Removal of Consultants.  The Majority Lenders may, in their sole discretion, remove any of the Consultants.  If any of the Consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Loan Documents, the Majority Lenders shall, within thirty (30) days of such removal or resignation, designate a replacement firm (each, a “Replacement Consultant”) and notify the Agents and the Borrower of such designation.

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(dd) Consultants’ Fees and Expenses.  The Borrower shall reimburse each of the Consultants for the reasonable fees and documented expenses of such Consultant retained on behalf of the Lenders pursuant to this Section 15.14, including the reports to be provided by any of the Consultants as contemplated by Section 9.01.

(ee) Certifications by Consultants.  In all cases in which this Agreement provides for any Consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such Consultant may make the determinations and evaluations required in connection therewith based upon information provided by the Borrower or other sources reasonably believed by such Consultant to be knowledgeable and responsible without independently verifying such information; provided that, notwithstanding the foregoing, such Consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.

Section 15.15 USA PATRIOT Act Notice

   Each Secured Party that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 15.16 Anti‑Money Laundering

(ff) Each Loan Party acknowledges that, pursuant to the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti‑money laundering, anti‑terrorist financing, government sanction and “know your customer” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby.  Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(gg) If the Administrative Agent has ascertained the identity of a Loan Party or any authorized signatories of such Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

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(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Loan Party or any authorized signatories of any Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from a Loan Party or any such authorized signatory in doing so.

Section 15.17 Governing Law; Jurisdiction; Etc.

(hh) GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(ii) SUBMISSION TO JURISDICTION.  EACH LOAN PARTY  IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(jj) WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 15.17.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(kk) Immunity.  To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Loan Party hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Loan Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 15.17(d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 15.18 WAIVER OF JURY TRIAL

 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.18.

Section 15.19 No Advisory or Fiduciary Responsibility

   In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its and its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s‑length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been

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acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.20 Electronic Execution of Assignments and Certain Other Documents

 The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MDW PAN LLP, as Borrower

By: MDW Pan Holding Corp., its Managing Partner

By:  _____________________________________

Name: Bradley Blacketor

Title:   Treasurer

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COMMONWEALTH BANK OF AUSTRALIA,

as Administrative Agent, Collateral Agent, Technical Agent and Initial Lender

By:  __________________________________

Name: Nicholas Rees

Title:   Director

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